UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Alfa Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Alfa Corporation common stock, par value $1.00 per share

(2)	Aggregate number of securities to which transaction applies:

(a) 37,226,062 shares of common stock outstanding as of October 31, 2007 proposed to be acquired in the merger for the per share merger consideration of $22.00, (b) 3,465,631 shares of common stock issuable pursuant to outstanding options as of October 31, 2007 with exercise prices below the per share merger consideration of $22.00 and (c) 328,378 shares of common stock representing phantom shares and restricted stock awards entitled to receive the per share merger consideration of $22.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for purposes of determining the filing fee. The transaction value was determined by adding (a) the product of 37,226,062 shares of common stock that are proposed to be acquired in the merger multiplied by the merger consideration of $22.00 per share, plus (b) $30,187,441.09, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $22.00 per share, plus (c) $7,224,316.00, the amount expected to be paid to holders of phantom shares and restricted stock awards entitled to receive the per share merger consideration of $22.00 for each such right.

(4)	Proposed maximum aggregate value of transaction:

$856,385,121.09

(5)	Total fee paid:

$26,291.02

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALFA CORPORATION

P.O. BOX 11000

Montgomery, Alabama 36191-0001

[•]

To the stockholders of Alfa Corporation:

You are cordially invited to attend a special meeting of the stockholders of Alfa Corporation (“Alfa Corp.”) to be held at the Executive Offices of Alfa Corp., 2108 East South Boulevard, Montgomery, Alabama 36116, on [•], at 10:00 a.m. local time.

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 4, 2007, by and among Alfa Corp., Alfa Mutual Insurance Company (“AMI”), Alfa Mutual Fire Insurance Company (“AMF,” and together with AMI, the “Mutual Group”), and Alfa Delaware Merger Sub, Inc. (“Merger Sub”).

The merger agreement provides for the merger of Merger Sub with and into Alfa Corp., with Alfa Corp. continuing as the surviving corporation in the merger.

If the merger is completed, each share of Alfa Corp. common stock outstanding at the effective time of the merger (other than shares owned by the Mutual Group, Merger Sub, Alfa Corp. and its wholly owned subsidiaries, holders of shares subject to certain company awards, and holders who have perfected and not withdrawn a demand for appraisal rights, which are collectively referred to in this proxy statement as “excluded shares”) will be cancelled and converted into the right to receive $22.00 in cash, without interest. As a result of the merger, Alfa Corp. will be wholly owned by the Mutual Group.

To evaluate the proposed acquisition by the Mutual Group of all of the outstanding shares of Alfa Corp. common stock not already owned by it, the board of directors of Alfa Corp. formed an independent special committee consisting of Boyd E. Christenberry, Larry E. Newman, B. Phil Richardson and John R. Thomas (the “Corp. Special Committee”). Alfa Corp.’s board of directors, acting on the recommendation of the Corp. Special Committee, has approved a resolution adopting the merger agreement.

Both the Corp. Special Committee and Alfa Corp.’s board of directors have determined that the merger and the merger agreement are fair to, advisable to and in the best interests of Alfa Corp.’s unaffiliated stockholders (by which we mean, for purposes of this proxy statement, the holders of shares of Alfa Corp.’s common stock, other than the holders of excluded shares). Therefore, acting on the recommendation of the Corp. Special Committee, the board of directors of Alfa Corp. recommends that you vote “FOR” the approval of the merger agreement.

The merger cannot occur unless the merger agreement is approved by the affirmative vote of at least a majority of Alfa Corp.’s outstanding common stock entitled to vote on the merger. The Mutual Group has agreed to vote, or cause to be voted, all shares of Alfa Corp. common stock owned by the Mutual Group in favor of the proposal to adopt and approve the merger agreement. This agreement by the Mutual Group ensures that the merger agreement will be adopted and approved by the holders of a majority of Alfa Corp.’s outstanding common stock entitled to vote on the merger, as required by Delaware law.

Regardless of the number of shares you own, and whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of Alfa Corp., by giving notice at the special meeting, or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. The failure to vote will have the same effect as a vote against the merger agreement. If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements, which are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including information incorporated by reference and included in annexes.

Jerry A. Newby

Chairman of the Board, President and Chief

Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated [•] and is first being mailed to stockholders on or about [•].

ALFA CORPORATION

P.O. BOX 11000

Montgomery, Alabama 36191-0001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•]

To the stockholders of Alfa Corporation:

We will hold a special meeting of stockholders of Alfa Corporation (“Alfa Corp.”) on [•] at 10:00 a.m., local time, at Alfa Corp.’s Executive Offices, located at 2108 East South Boulevard, Montgomery, Alabama 36116. The purpose of the meeting is:

1.	to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 4, 2007, among Alfa Corp., Alfa Mutual Insurance Company (“AMI”), Alfa Mutual Fire Insurance Company (“AMF,” and together with AMI, the “Mutual Group”), and Alfa Delaware Merger Sub, Inc. (“Merger Sub”); and

2.	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the special meeting is [•]. Only holders of Alfa Corp. common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

To make sure your shares are represented at the special meeting, you should, as soon as possible, complete, sign, date and return the enclosed proxy card (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of Alfa Corp., by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. The failure to vote will have the same effect as a vote against the merger agreement. If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements, which are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

BY ORDER OF THE BOARD OF DIRECTORS,

H. Al Scott
Secretary
Montgomery, Alabama
[•]

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

Page
SUMMARY TERM SHEET	1

Parties Involved in the Proposed Transaction	1
The Special Meeting	2
Structure of the Transaction	2
Purpose and Reasons for the Merger	3
Certain Effects of the Merger	3
Alfa Corp.’s Position as to the Fairness of the Merger; Recommendations of the Corp. Special Committee and the Board of Directors	4
Opinion of Financial Advisor to the Corp. Special Committee	4
Position of the Mutual Group and Merger Sub as to the Fairness of the Merger	4
Interests of Certain Persons in the Merger	5
No Solicitation of Transactions	6
Conditions to the Merger	7
Termination of the Merger Agreement	7
Litigation Related to the Merger	8
Federal Income Tax Consequences	9
Appraisal Rights	9

QUESTIONS AND ANSWERS ABOUT THE MERGER	10

SPECIAL FACTORS	15

Structure of the Transaction	15
Purpose and Reasons for the Merger	16
Background of the Merger	17
Recommendations of Alfa Corp., the Corp. Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement	29
Position of the Mutual Group and Merger Sub as to the Fairness of the Merger to Alfa Corp.’s Unaffiliated Stockholders	34
Financial Projections	37
Opinion of the Financial Advisor to the Corp. Special Committee	38
Alternatives to the Merger	48
Certain Effects of the Merger	48
Interests of Certain Persons in the Merger	50
Plans for Alfa Corp. if the Merger is Not Completed	55
Estimated Fees and Expenses of the Merger	56
Financing of the Merger	56
Regulatory Approvals and Requirements	58
Litigation Related to the Merger	58
Federal Income Tax Consequences	60
Anticipated Accounting Treatment of Merger	62
Appraisal Rights	62

FORWARD-LOOKING STATEMENTS	66

i

ii

Annexes

Page
Annex A – Agreement and Plan of Merger	A–1
Annex B – Opinion of Lazard Frères & Co. LLC	B–1
Annex C – Section 262 of the General Corporation Law of the State of Delaware	C–1

iii

SUMMARY TERM SHEET

You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 4, 2007, by and among Alfa Corporation (“Alfa Corp.”), Alfa Mutual Insurance Company (“AMI”), Alfa Mutual Fire Insurance Company (“AMF,” and together with AMI, the “Mutual Group”), and Alfa Delaware Merger Sub, Inc. (“Merger Sub”), which is referred to in this proxy statement as the merger agreement. The merger agreement provides for the merger of Merger Sub with and into Alfa Corp. Alfa Corp. would be the surviving corporation in the merger, and, immediately following the merger, the Mutual Group would have direct ownership of all of the outstanding capital stock of Alfa Corp. This summary term sheet briefly describes the material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page 100. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

Parties Involved in the Proposed Transaction (page 70)

•	Alfa Corp. Alfa Corp. is a financial services holding company that offers property casualty insurance, life insurance and financial services products through its wholly owned subsidiaries:

•	Alfa Insurance Corporation

•	Alfa General Insurance Corporation

•	Alfa Vision Insurance Corporation

•	Alfa Alliance Insurance Corporation

•	Alfa Life Insurance Corporation

•	Alfa Financial Corporation

•	The Vision Insurance Group, LLC

•	Alfa Agency Mississippi, Inc.

•	Alfa Agency Georgia, Inc.

•	Alfa Benefits Corporation

Alfa Corp.’s insurance subsidiaries include direct writers of life insurance in Alabama, Georgia and Mississippi and property casualty insurance in Arkansas, Florida, Georgia, Indiana, Kentucky, Mississippi, Missouri, Ohio, Tennessee and Virginia. Certain of the subsidiaries also conduct business as reinsurers in Texas. Alfa Corp.’s property casualty business is pooled with that of the Mutual Group and Alfa Mutual General Insurance Company (“AMG”), which write property casualty business in Alabama, and with that of Alfa Specialty Insurance Corporation (“ASIC”), a subsidiary of AMI, which writes property casualty business in Alabama, Georgia, Mississippi and Virginia.

•

The Mutual Group. AMI and AMF are mutual insurance companies organized in the State of Alabama. The Mutual Group owns approximately 53.9% of Alfa Corp.’s common stock. As a result of the merger, the Mutual Group will collectively hold 100% ownership of Alfa Corp. The Mutual Group is a direct writer primarily of personal lines property casualty insurance in Alabama. ASIC, a subsidiary of AMI, is a direct writer in Alabama, Georgia, Mississippi and Virginia.

•

Merger Sub. Merger Sub, a newly formed Delaware corporation and a wholly owned subsidiary of the Mutual Group, has been organized by the Mutual Group for the sole purpose of facilitating the merger. Merger Sub’s corporate existence will terminate upon consummation of the merger.

The Special Meetin g (page 67)

•	Matters to be Considered (page 67). At the special meeting, Alfa Corp. stockholders will consider and vote upon a proposal to adopt and approve the merger agreement.

•	Date, Time, Place (page 67). The special meeting will be held on [•] at 10:00 a.m., local time, at Alfa Corp.’s Executive Offices located at 2108 East South Boulevard, Montgomery, Alabama 36116.

•

Record Date and Quorum (page 67). Alfa Corp. has fixed [•] as the record date for the special meeting. Only holders of record of Alfa Corp.’s common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting Alfa Corp. to conduct its business at the special meeting.

•

Required Vote and Voting Rights (page 67). Stockholder adoption and approval of the merger agreement requires the affirmative vote of at least a majority of Alfa Corp.’s outstanding common stock entitled to vote on the merger. Each share of Alfa Corp.’s common stock is entitled to one vote. The Mutual Group has agreed to vote, or cause to be voted, all shares of Alfa Corp. common stock owned by the Mutual Group in favor of the proposal to adopt and approve the merger agreement. Since the Mutual Group owns approximately 53.9% of Alfa Corp.’s common stock, this agreement ensures that the merger agreement will be adopted and approved by the holders of a majority of Alfa Corp.’s outstanding common stock entitled to vote on the merger, as required by Delaware law.

•

How Shares are Voted (page 68). You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the self-addressed postage pre-paid envelope provided. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

•

Revocation of Proxies (page 68). You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Alfa Corp., by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Structure of the Transaction (page 15)

The proposed transaction is a merger of Merger Sub with and into Alfa Corp., with Alfa Corp. continuing as the surviving corporation in the merger.

The Merger. Following the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•	all shares of Alfa Corp. common stock that are held by Merger Sub, Alfa Corp. or any wholly owned subsidiary of Alfa Corp. will be cancelled and retired without any consideration payable therefor;

•	all shares of Alfa Corp. common stock that are held by the Mutual Group will remain outstanding with no consideration payable therefor;

•

each outstanding unexercised option to purchase shares of Alfa Corp. common stock (whether vested or unvested) at the effective time of the merger will be cancelled, and each holder thereof will be entitled to receive, at or as soon as practicable after the effective time of the merger, an amount in cash equal to the product of (1) the number of shares subject to such stock option, multiplied by (2) the excess of the per share merger consideration of $22.00 over the per share exercise price of such stock option, less applicable taxes required to be withheld with respect to such payment;

•

each outstanding restricted stock award of Alfa Corp. common stock at the effective time of the merger will vest, and each holder thereof shall be entitled to receive the per share merger consideration of $22.00 with respect to such award, less applicable taxes required to be withheld with respect to such vesting;

•

each other share of Alfa Corp. common stock issued and outstanding immediately before the effective time of the merger (other than any share as to which a dissenting stockholder has perfected and not withdrawn appraisal rights under Delaware law) will be converted into the right to receive $22.00 in cash without interest;

•	each share of Merger Sub common stock will be converted into one million shares of common stock of Alfa Corp., as the surviving corporation in the merger; and

•

each share of Alfa Corp. common stock the holders of which perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), will be cancelled and the holders of such shares will be entitled to receive payment of the fair value as determined pursuant to court appraisal proceedings of their shares in cash from Alfa Corp., as the surviving corporation of the merger.

For the purposes of this proxy statement, shares of common stock of Alfa Corp. owned by the Mutual Group, Merger Sub, Alfa Corp. and its wholly owned subsidiaries, holders of shares subject to certain company awards and holders who have perfected and not withdrawn a demand for appraisal rights are collectively referred to as “excluded shares.”

Purpose and Re asons for the Merger (page 16)

Alfa Corp.’s purpose in undertaking the merger is to allow its stockholders (other than the Mutual Group and its affiliates, including Merger Sub) to realize the value of their investment in Alfa Corp. in cash at a price that represents a 44.7% premium to the closing market price of the common stock on July 17, 2007, the last trading day before the Mutual Group’s initial acquisition proposal was announced, and a 25% premium to the Mutual Group’s initial acquisition proposal of $17.60 per share.

The Mutual Group’s and Merger Sub’s purpose for engaging in the merger is to increase the Mutual Group’s ownership of Alfa Corp. common stock from their current position of approximately 53.9% of the outstanding shares to 100%. Upon completion of the merger, Alfa Corp. will become a privately held company wholly owned by the Mutual Group.

Certain Effects of the Merger (page 48)

Among other results of the merger, the stockholders of Alfa Corp. (other than the Mutual Group) will no longer have any interest in, and will no longer be stockholders of, Alfa Corp. and will not participate in any future earnings or growth of Alfa Corp., and the Mutual Group will own all of the outstanding shares of Alfa Corp. Following the merger, Alfa Corp. common stock will no longer be publicly traded, and Alfa Corp. will no longer file periodic reports with the Securities and Exchange Commission (“SEC”).

Alfa Corp.’s Positi on as to the Fairness of the Merger; Recommendations of the Corp. Special Committee and the Board of Directors (page 34)

Because certain members of Alfa Corp.’s board of directors have conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors, consisting of Boyd E. Christenberry, Larry E. Newman, B. Phil Richardson and John R. Thomas (the “Corp. Special Committee”), to negotiate and evaluate a potential transaction with the Mutual Group and recommend to the board of directors only a transaction with the Mutual Group that is fair to and in the best interests of Alfa Corp.’s public stockholders, which could include rejecting any transaction proposed by the Mutual Group.

Both the Corp. Special Committee and the board of directors of Alfa Corp., after careful consideration of numerous factors, have determined that the merger agreement and the merger are fair to, advisable to and in the best interests of Alfa Corp.’s unaffiliated stockholders (by which we mean, for purposes of this proxy statement, the holders of common stock of Alfa Corp. other than holders of excluded shares).

Acting on the recommendation of the Corp. Special Committee, the board of directors has adopted a resolution approving the merger agreement and approved the merger. The board of directors, based in part on the recommendation of the Corp. Special Committee, recommends that Alfa Corp.’s stockholders vote for the approval of the merger agreement.

Opinion of Financial Advisor to the Corp. Special Committee (page 38)

In connection with the merger, Lazard Frères & Co. LLC (“Lazard”), rendered its opinion on November 4, 2007 to the Corp. Special Committee, that, subject to the qualifications and limitations set forth therein, as of that date, the per share merger consideration of $22.00 in cash to be paid to holders of Alfa Corp. common stock (other than holders of excluded shares and affiliates of the Mutual Group) in the merger was fair to such holders from a financial point of view.

The full text of the Lazard opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read Lazard’s opinion carefully in its entirety. Lazard’s opinion was provided to the Corp. Special Committee in connection with its evaluation of the per share merger consideration to be paid in the merger, did not address any other aspect of the merger and did not constitute a recommendation to any holder of Alfa Corp. common stock as to how such holder should vote or act with respect to any matters relating to the merger.

Position of the Mutual Group and Merger Sub as to the Fairness of the Merger (page 34)

The Mutual Group and Merger Sub believe that the merger is fair to the unaffiliated stockholders of Alfa Corp. In arriving at their position as to the fairness of the merger, the Mutual Group and Merger Sub considered the factors discussed in the section entitled “SPECIAL FACTORS-Position of the Mutual Group and Merger Sub as to the Fairness of the Merger to Alfa Corp.’s Unaffiliated Stockholders.”

Interests of Certain Persons in the Merger (page 50)

In considering the recommendation of the board of directors, you should be aware that certain of Alfa Corp.’s executive officers and directors, the Mutual Group and Merger Sub have interests in the transaction that are different from, or are in addition to, the interests of Alfa Corp.’s unaffiliated stockholders generally. The Corp. Special Committee and the board of directors were aware of these conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS-Interests of Certain Persons in the Merger,” include the following:

•

The following members of the board of directors of Alfa Corp. are affiliated with AMI, AMF and Merger Sub and have conflicts of interest in evaluating the merger. Jerry A. Newby is a director, Chairman of the Board, President and Chief Executive Officer of AMI and AMF and a director and President of Merger Sub; C. Lee Ellis is the Executive Vice President, Operations of AMI and AMF and a director and Vice President of Merger Sub; and each of Hal F. Lee, Russell R. Wiggins, Dean Wysner, Steve Dunn and Jacob C. Harper is a director and officer of AMI and AMF.

•

Each executive officer of Alfa Corp., including Messrs. Newby, Ellis, Rutledge and Scott, also serves in the same role as an executive officer of AMI and AMF. In addition, Jerry A. Newby is a director and President of Merger Sub, C. Lee Ellis is a director and Vice President of Merger Sub, Stephen G. Rutledge is a director, Vice President and Treasurer of Merger Sub, and H. Al Scott is a director, Vice President and Secretary of Merger Sub.

•

The directors and executive officers of Alfa Corp. will be entitled to receive the merger consideration of $22.00 per share for Alfa Corp. common stock held by them at the effective time of the merger.

•

Each executive officer of Alfa Corp. who holds a stock account under the Alfa Mutual Insurance Company Savings and Profit Sharing Plan (401K Plan) will have his or her stock account converted into a cash account at a value equal to the product of (1) the number of shares of Alfa Corp. common stock subject to such stock account multiplied by (2) the merger consideration of $22.00 per share, and the officer may redirect such cash account to any other investment alternative offered under such plan.

•

Each executive officer of Alfa Corp. holding Alfa Corp. stock options (whether vested or unvested) will be entitled to receive an amount in cash equal to the excess of the per share merger consideration of $22.00 over the applicable exercise price per share of Alfa Corp. common stock subject to such Alfa Corp. stock option, and such stock options will be canceled.

•

Each outstanding restricted stock award of Alfa Corp. common stock held by an executive officer of Alfa Corp. at the effective time of the merger will vest, and the executive officer holding such award will be entitled to receive the merger consideration of $22.00 per share.

•

Each stock account with respect to Alfa Corp. common stock held by an executive officer of Alfa Corp. under the Alabama Farmers Federation and Affiliated Companies Deferred Compensation Plan (dated June 1, 1994) (“Deferred Compensation Plan”) and the Alfa Mutual Insurance Company Restricted Stock Bonus Plan (dated January 17, 2000) (“Restricted Stock Bonus Plan”) will be converted into a cash account at a value equal to the product of (1) the number of shares of Alfa Corp. common stock subject to such stock account multiplied by (2) the merger consideration of $22.00 per share, and the officer may redirect such cash account to any other investment alternative offered under such plan. The amounts in such cash accounts will be distributed to officers pursuant to their existing payout elections. As of the date the merger agreement was signed, shares of Alfa Corp. stock were no longer available as an investment option under the plans.

•

Each director holding phantom shares under the Amended and Restated Deferred Compensation Plan for Directors of Alfa Mutual Insurance Company and Affiliated Companies (dated May 2, 1994) will have his or her phantom shares converted into a cash account at a value equal to the product of (1) the number of phantom shares held immediately prior to the effective time of the merger under such plan multiplied by (2) the per share merger consideration of $22.00 per share, and the director may redirect such cash account to any other investment alternative offered under such plan. The amounts in such cash accounts will be distributed to directors pursuant to their existing payout elections. As of the date the merger agreement was signed, shares of Alfa Corp. stock were no longer available as an investment option under the plan.

•

It is expected that the persons serving as executive officers of Alfa Corp. immediately prior to the effective time of the merger will remain executive officers of the surviving corporation and will be eligible to continue to participate in the applicable employee benefit plans of AMI.

•	The merger agreement provides that following the merger, indemnification and insurance arrangements will be maintained for the persons serving as Alfa Corp.’s directors and officers.

•

Each member of the Corp. Special Committee received a one-time fee of $40,000 (with the exception of the Chairman of the Corp. Special Committee who received $60,000). Such fees are being paid in three one-third increments, two of which have already been paid, and without regard to whether the Corp. Special Committee ultimately recommended approval of the merger agreement or whether the merger is completed. In addition, the members of the Corp. Special Committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Corp. Special Committee.

•

Each member of the board of directors of Alfa Corp. who is neither a member of the Corp. Special Committee nor an employee of Alfa Corp. received a one-time fee of $25,000, paid in three one-third increments, two of which have already been paid, and without regard to whether the Corp. Special Committee or the board of directors of Alfa Corp. recommended approval of the merger agreement or whether the merger is completed.

No Solicitation of Transacti ons (page 77)

The merger agreement contains restrictions on Alfa Corp.’s and the Corp. Special Committee’s ability to (1) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined in the merger agreement), (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to, any acquisition proposal (except solely to provide written notice of the existence of these provisions), or (3) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Alfa Corp. (at the direction of the Corp. Special Committee) may, however, if specified conditions are satisfied and the Corp. Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law, engage in negotiations or discussions with, and provide information about Alfa Corp. to, any third party that makes an unsolicited bona fide written acquisition proposal that the Corp. Special Committee in good faith determines constitutes a superior proposal (as defined in the merger agreement) or is reasonably likely to result in a superior proposal. However, nothing in the merger agreement obligates the Mutual Group in any way to vote in favor of a superior proposal.

The merger agreement also provides that the Corp. Special Committee shall not directly or indirectly withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to the Mutual Group, its recommendation with respect to the merger or approve, adopt or recommend (or propose to approve, adopt or recommend) any acquisition proposal other than the merger, except that before the stockholders approve the merger, the Corp. Special Committee may withhold or withdraw its recommendation if the Corp. Special Committee determines in good faith, after consultation with its legal and financial advisors, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law, provided that in the event of a change of recommendation due to the existence of a superior proposal, the Corp. Special Committee shall give the Mutual Group written notice of its intention to change its recommendation at least two business days prior to making a change of recommendation. During the two business day period prior to making a change of recommendation on the basis of a superior proposal, the Mutual Group will be permitted to propose to the Corp. Special Committee revisions to the terms of the transactions contemplated by the merger agreement, and the Corp. Special Committee will, if requested by the Mutual Group, negotiate in good faith regarding any such revisions, and the Corp. Special Committee may withhold or withdraw its recommendation on the basis of the superior proposal only in the event that it continues to be a superior proposal in light of any revisions to the terms of the transaction contemplated by the merger agreement to which the Mutual Group and the Corp. Special Committee have agreed prior to the expiration of such two business day period.

Conditio ns to the Merger (page 80)

The obligations of Alfa Corp. and/or the Mutual Group to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including conditions relating to, among other things:

•	approval of the merger agreement by vote of at least a majority of Alfa Corp.’s outstanding common stock entitled to vote on the merger;

•

the absence of any court or governmental entity enacting, issuing, promulgating, enforcing or entering any order or law that is in effect which restrains, enjoins or otherwise prohibits consummation of the merger;

•	obtaining necessary governmental consents and approvals for the transactions contemplated under the merger agreement;

•

the absence of any suit, action or proceeding in which a governmental entity is seeking an adverse condition (as defined in the merger agreement), or any law deemed applicable to the merger that is reasonably likely to result in an adverse condition;

•	the absence of any event or circumstance that has or is reasonably likely to have a material adverse effect (as defined in the merger agreement) on the Mutual Group;

•	performance by the parties of their obligations under the merger agreement; and

•	the accuracy of the parties’ representations and warranties under the merger agreement.

Termination of the Merger Agreement (page 82)

The merger agreement may be terminated at any time and for any reason prior to the effective time of the merger by mutual written consent of Alfa Corp. (at the direction of the Corp. Special Committee) and the Mutual Group. Either Alfa Corp. (at the direction of the Corp. Special Committee) or the Mutual Group may terminate the merger agreement at any time prior to the effective time of the merger if:

•

the merger is not consummated by June 30, 2008; provided, however, that if the Mutual Group or Alfa Corp. determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger by any governmental entity, the termination date may be extended to a date not beyond September 30, 2008;

•	the Corp. Special Committee has made a change of recommendation due to receipt of a superior proposal;

•	there is a failure to obtain approval of the merger agreement by Alfa Corp.’s stockholders at the special meeting; or

•	any order or other governmental action prohibits the merger.

In addition, Alfa Corp. (at the direction of the Corp. Special Committee) may terminate the merger agreement at any time prior to the effective time of the merger under specified circumstances relating to a breach of any representation, warranty, covenant or agreement made by the Mutual Group in the merger agreement which renders certain conditions to the completion of the merger incapable of being satisfied.

In addition, the Mutual Group may terminate the merger agreement at any time prior to the effective time of the merger under specified circumstances relating to a breach of any representation, warranty, covenant or agreement made by Alfa Corp. in the merger agreement which renders certain conditions to the completion of the merger incapable of being satisfied.

Litigation Related to the Merger (page 58)

Following the July 17, 2007 announcement of the proposal by the Mutual Group and AMG to acquire the outstanding common stock not owned by the Mutual Group and AMG at the price of $17.60 per share, certain putative class actions were filed on behalf of the Alfa Corp. public stockholders in the Delaware Court of Chancery and in the Circuit Court of Montgomery County, Alabama, naming Alfa Corp. and its board of directors, AMI, AMF and AMG as defendants, collectively. On August 16, 2007 and on August 29, 2007, orders were entered that consolidated the actions filed in Delaware. On October 29, 2007, an order was entered that consolidated the actions filed in Alabama. The plaintiffs in the Delaware action have moved to intervene in the actions filed in Alabama for the limited purpose of seeking to dismiss, abate or stay such actions.

Collectively, the lawsuits as originally filed alleged generally that the original proposed offer price of $17.60 per share was below fair value, that the process was materially unfair and that defendants breached their fiduciary duties and/or aided and abetted breaches of fiduciary duties to the stockholders by negotiating a proposed transaction at $17.60 per share. The actions filed in Delaware further alleged that certain acts and omissions by defendants before the July 17, 2007 announcement were intended to, and had the effect of, depressing the market price of Alfa Corp. The actions sought an injunction against the proposed transaction, other injunctive relief and unspecified damages, costs and attorneys fees. Alfa Corp. believes that each of the actions is without merit.

On November 7, 2007, the counsel to the parties in the above referenced Alabama consolidated action entered into a Memorandum of Understanding to settle such action, subject to approval of the court. Under the terms of the Memorandum of Understanding, the Mutual Group agreed to pay $22.00 per share to acquire the outstanding shares of common stock of Alfa Corp. that it does not own. As further consideration, lead counsel to the Alabama consolidated action were provided an opportunity to review and comment on the preliminary proxy statement. The parties to the Alabama litigation are currently engaged in confirmatory discovery.

Amended complaints were filed in the Delaware consolidated action on September 25, 2007 and November 9, 2007, including allegations that the merger price of $22.00 per share is below fair value and that the process by which the Alabama consolidated action was settled was unfair. On November 21 and November 23, 2007, the defendants in the Delaware litigation answered the consolidated amended complaint filed on September 25, 2007. Also on November 21, 2007, the members of the Corp. Special Committee moved to strike the second consolidated amended complaint filed on November 9, 2007, which added allegations challenging the merger agreement and the Alabama settlement. In addition, the members of the Corp. Special Committee moved to stay the Delaware litigation pending a final hearing by the Alabama court on the fairness of the settlement.

On November 21, 2007, certain policyholders of the Mutual Group and AMG filed a purported class action and derivative action against Alfa Corp., the Mutual Group and AMG and certain of their officers and directors in the Circuit Court of Walker County, Alabama. The policyholders contend that the proposed merger is not in the best interest of the policyholders of the Mutual Group and AMG and will unjustly enrich the Defendants. Plaintiffs assert purported claims for breach of fiduciary duty and unjust enrichment. The Plaintiffs seek to enjoin the proposed acquisition, other injunctive relief, and unspecified damages, costs and attorneys’ fees. Alfa Corp. believes that this action is without merit.

Federal Income Tax Consequences (page 60)

The receipt of cash in exchange for Alfa Corp. common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of Alfa Corp. common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Alfa Corp. common stock as a capital asset, any gain or loss generally should be capital gain or loss. If the United States holder has held the shares for more than one year, any gain or loss generally should be long-term gain or loss. The deductibility of capital losses is subject to limitations.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS-Federal Income Tax Consequences.”

Appraisal Rights (page 62)

If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. See “SPECIAL FACTORS-Appraisal Rights.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers, presented for your convenience only, briefly address some commonly asked questions about the merger. You should still carefully read the entire proxy statement, including the information incorporated by reference and the annexes.

Q:	Why am I receiving these materials?

A:	The board of directors is providing these proxy materials to give you information for use in determining how to vote on the merger agreement in connection with the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [•], at 10:00 a.m., local time, at the Executive Offices of Alfa Corp., 2108 East South Boulevard, Montgomery, Alabama 36116.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to adopt and approve the merger agreement, pursuant to which Merger Sub will merge with and into Alfa Corp., with Alfa Corp. continuing as the surviving corporation in the merger.

Q:	Who can vote on the proposal to adopt and approve the merger agreement?

A:	All holders of Alfa Corp. common stock at the close of business on [•], the record date for the special meeting, may vote in person or by proxy on the proposal to adopt and approve the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Stockholder approval of the merger agreement requires the affirmative vote of at least a majority of Alfa Corp.’s outstanding common stock entitled to vote on the merger. The Mutual Group has agreed to vote, or cause to be voted, all shares of Alfa Corp. common stock owned by the Mutual Group in favor of the merger. This agreement by the Mutual Group ensures that the merger agreement will be adopted and approved by a majority of the outstanding Alfa Corp. common stock.

Q:	What will happen in the merger?

A:	Merger Sub will be merged with and into Alfa Corp., with Alfa Corp. continuing as the surviving corporation in the merger. Merger Sub was formed by the Mutual Group solely for the purpose of acquiring all of the outstanding shares of Alfa Corp. common stock not already owned by the Mutual Group. After the merger, Alfa Corp. will become a wholly owned subsidiary of the Mutual Group.

Q:	What will I receive in the merger?

A:	You will receive $22.00 in cash, without interest, in exchange for each share of common stock owned by you at the effective time of the merger, unless you do not vote in favor of approval of the merger agreement and perfect your appraisal rights under Delaware law.

Q:	What are the reasons for the merger?

A:

Alfa Corp.’s purpose in undertaking the merger is to allow its stockholders (other than the Mutual Group and its affiliates, including Merger Sub) to realize the value of their investment in Alfa Corp. in cash at a price that represents a 44.7% premium to the closing market price of the common stock on July 17, 2007, the last trading day before the Mutual Group’s initial acquisition proposal was announced, and a 25% premium to the Mutual Group’s initial acquisition proposal of $17.60 per share.

The Mutual Group’s and Merger Sub’s purpose for engaging in the merger is to increase the Mutual Group’s ownership of Alfa Corp. from their current position of approximately 53.9% of Alfa Corp.’s outstanding shares to 100%. Upon completion of the merger, Alfa Corp. will become a privately held company wholly owned by the Mutual Group.

Q:	What was the role of the Corp. Special Committee?

A:	Because certain directors of Alfa Corp. have conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors to negotiate and evaluate a potential transaction with the Mutual Group and recommend to the board of directors only a transaction with the Mutual Group that is fair to and in the best interests of Alfa Corp.’s public stockholders, which could include rejecting any transaction proposed by the Mutual Group.

Q:	What was the recommendation of the Corp. Special Committee to the Alfa Corp. board of directors?

A:	The Corp. Special Committee has unanimously determined that the merger and the merger agreement are fair to, advisable to and in the best interests of Alfa Corp. and its unaffiliated stockholders and has recommended to Alfa Corp.’s board of directors that the merger and the merger agreement be approved and adopted. In arriving at its conclusion, the Corp. Special Committee considered, among other factors, the opinion of Lazard, its independent financial advisor that, subject to the qualifications and limitations set forth therein, as of November 4, 2007, the per share merger consideration to be paid to holders of Alfa Corp. common stock (other than holders of excluded shares and affiliates of the Mutual Group) in the merger was fair to such holders from a financial point of view. See “SPECIAL FACTORS-Opinion of the Financial Advisor to the Corp. Special Committee” on page 38.

Q:	What is the recommendation of the board of directors to the holders of common stock of Alfa Corp.?

A:	The board of directors, based in part on the recommendation of the Corp. Special Committee, recommends that Alfa Corp.’s stockholders vote FOR the approval of the merger agreement. The board of directors of Alfa Corp., after careful consideration of numerous factors, has determined that the merger agreement and the merger are fair to, advisable to and in the best interests of the unaffiliated stockholders of Alfa Corp. See “SPECIAL FACTORS-Recommendations of Alfa Corp., the Corp. Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement” on page 29.

Q:	What are the consequences of the merger to present officers and the board of directors?

A:	Immediately following the merger, it is expected that Alfa Corp.’s existing officers will continue as officers of the surviving corporation. The directors of Merger Sub at the effective time of the merger will be the initial directors of Alfa Corp., as the surviving corporation. Like other stockholders, officers and the board of directors will be entitled to receive $22.00 per share in cash for each of their shares of Alfa Corp. common stock.

For more information, including information regarding officers’ and directors’ receipt of certain payments, see “SPECIAL FACTORS-Interests of Certain Persons in the Merger” on page 50.

Q:	Is the merger subject to the satisfaction of any conditions?

A:

Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “THE MERGER AGREEMENT-Conditions to the Merger.” These conditions include, among others, no order being entered that prevents the consummation of the merger; the obtaining of necessary governmental consents and approvals for the transactions contemplated by the merger agreement; the accuracy of the parties’ representations and warranties under the merger agreement; and the approval and adoption of the merger agreement and the merger by the stockholders of Alfa Corp. If these conditions are not satisfied or waived, the merger will not be completed even if Alfa Corp.’s stockholders vote to adopt the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. We hope to complete the merger during the first half of 2008, although there can be no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to Alfa Corp.’s unaffiliated stockholders?

A:	The receipt of cash in exchange for Alfa Corp. common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, United States holders of Alfa Corp. common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Alfa Corp. common stock as a capital asset, any gain or loss generally should be capital gain or loss. If the United States holder has held the shares for more than one year, any gain or loss generally should be long-term gain or loss. The deductibility of capital losses is subject to limitations.

Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS-Federal Income Tax Consequences.”

Q:	How do I vote my shares of Alfa Corp. common stock?

A:	After carefully reading and considering the information contained in this proxy statement, and whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible. For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING-How Shares are Voted; Proxies; Revocation of Proxies” on page 68.

Q:	What happens if I do not return a proxy card?

A:	If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against the approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Alfa Corp., by giving notice in open meeting at the special meeting, or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the effect of voting against adoption of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Alfa Corp. common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will be contacted by the bank or trust company designated by the Mutual Group to act as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held for you in “street name” by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Alfa Corp. stock certificates for cash.

Q:	What if I have lost a stock certificate?

A:	If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. You will also be required to post a bond in a customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against the Mutual Group or the surviving corporation with respect to such certificate. These procedures will be described in a letter of transmittal that you will receive after the effective time of the merger, which you should read carefully in its entirety.

Q:	What rights do I have to seek appraisal of my shares?

A:

Alfa Corp.’s stockholders (other than the Mutual Group and Merger Sub) are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the required procedures under Delaware law. See “THE MERGER AGREEMENT-Appraisal Rights” beginning on page 73.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement, or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you may contact us by telephone at (334) 613-4332 or in writing at Alfa Corporation, 2108 East South Boulevard, P.O. Box 11000, Montgomery, Alabama 36191-0001, Attention: Rhonda Sikes, Director, Investor Relations.

SPECIAL FACTORS

Structure of the Transaction

The proposed transaction is a merger of Merger Sub with and into Alfa Corp., with Alfa Corp. continuing as the surviving corporation in the merger.

The principal steps that will accomplish the merger are as follows:

The Merger. Following the satisfaction or waiver of all conditions to the merger, the following will occur in connection with the merger:

•	all shares of Alfa Corp. common stock that are held by Merger Sub, Alfa Corp. or any wholly owned subsidiary of Alfa Corp. will be cancelled and retired without any consideration payable therefor;

•	all shares of Alfa Corp. common stock that are held by the Mutual Group will remain outstanding and receive no consideration therefor;

•

each outstanding and unexercised option to purchase shares of Alfa Corp. common stock (whether vested or unvested) at the effective time of the merger will be cancelled, and each option holder will be entitled to receive, at or as soon as practicable after the effective time of the merger, an amount in cash equal to the product of (1) the number of shares subject to such stock option, multiplied by (2) the excess of the per share merger consideration of $22.00 over the per share exercise price of such stock option, less applicable taxes required to be withheld with respect to such payment;

•

each outstanding restricted stock award of Alfa Corp. common stock at the effective time of the merger will vest, and each holder thereof shall be entitled to receive the per share merger consideration of $22.00 with respect to such award, less applicable taxes required to be withheld with respect to such vesting;

•

each other share of Alfa Corp. common stock issued and outstanding immediately before the effective time of the merger (other than any share as to which a dissenting stockholder has perfected and not withdrawn appraisal rights under Delaware law) will be converted into the right to receive $22.00 in cash without interest;

•	each share of Merger Sub common stock will be converted into 1 million shares of common stock of Alfa Corp., as the surviving corporation in the merger; and

•

each share of Alfa Corp. common stock, the holders of which perfect their appraisal rights in the manner prescribed by Section 262 of the DGCL, will be cancelled and the holders of such shares will be entitled to receive payment of the fair value as determined pursuant to court appraisal proceedings of their shares in cash.

See “THE MERGER AGREEMENT.” As a result of the merger:

•

the stockholders of Alfa Corp. (other than the Mutual Group) will no longer have any interest in, and will no longer be stockholders of, Alfa Corp. and will not participate in any future earnings or growth of Alfa Corp.;

•	the Mutual Group will own all of the outstanding shares of Alfa Corp.;

•

shares of Alfa Corp. common stock will no longer be listed on the Nasdaq Global Select Market (a successor to the Nasdaq National Market), and price quotations with respect to sales of shares of Alfa Corp. common stock in the public market will no longer be available; and

•	the registration of Alfa Corp.’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated, and Alfa Corp. will cease filing reports with the SEC.

Board of Directors of Alfa Corp. The board of directors of Alfa Corp. after the completion of the merger will consist of the directors of Merger Sub at the effective time of the merger, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

For additional details regarding the merger and interests of the Mutual Group in the transaction, see “SPECIAL FACTORS-Interests of Certain Persons in the Merger” and “THE MERGER AGREEMENT.”

Purpose and Reasons for the Merger

Alfa Corp.’s Purpose and Reasons for the Merger

Alfa Corp.’s purpose in undertaking the merger is to allow its stockholders (other than the Mutual Group and its affiliates, including Merger Sub) to realize the value of their investment in Alfa Corp. in cash at a price that represents a 44.7% premium to the closing market price of the common stock on July 17, 2007, the last trading day before the Mutual Group’s initial acquisition proposal was announced, and a 25% premium to the Mutual Group’s initial acquisition proposal of $17.60 per share.

The Mutual Group’s and Merger Sub’s Purpose and Reasons for the Merger

Under the SEC rules governing “going private” transactions, the Mutual Group and Merger Sub are deemed to be engaged in a “going private” transaction and, therefore, are required to express their reasons for the merger to Alfa Corp.’s unaffiliated stockholders, as defined in Rule 13e-3 under the Exchange Act. The Mutual Group and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Mutual Group and Merger Sub, the purpose for the merger is to increase the Mutual Group’s ownership of Alfa Corp. common stock from its current position of approximately 53.9% of the outstanding shares to 100%. The Mutual Group and Merger Sub will achieve this purpose by way of the merger of Merger Sub with and into Alfa Corp., pursuant to which all of the shares of Alfa Corp. common stock not already owned by the Mutual Group will be cancelled in exchange for $22.00 per share in cash, so that Alfa Corp. can be operated as a privately held wholly owned company by the Mutual Group. The Mutual Group and Merger Sub believe that structuring the transaction in such manner will enable the Mutual Group to acquire all of the outstanding shares of Alfa Corp., and at the same time, represents an opportunity for Alfa Corp.’s unaffiliated stockholders to receive cash for their investment at a full, compelling and fair value for their shares. The Mutual Group will benefit from any future earnings and growth of Alfa Corp. after the merger, and the Mutual Group will bear the risk of its investment in Alfa Corp. Alfa Corp.’s unaffiliated stockholders will not benefit from any future earnings and growth of Alfa Corp. after the merger, and they will not bear the risk of investment in Alfa Corp. For federal income tax consequences of the transaction for Alfa Corp.’s unaffiliated stockholders, you should read the “Federal Income Tax Consequences” section of this proxy statement.

Before determining to pursue the merger, the Mutual Group considered a number of other strategic alternatives involving Alfa Corp., AMI, AMF, AMG and their respective subsidiaries (the “Alfa Companies”), including the possibility of making a large acquisition or effecting a merger of equals, making smaller strategic acquisitions, restructuring the loss management strategy, and maintaining the status quo. However, prior to making its initial public proposal, the Mutual Group dismissed all other alternatives except for the acquisition of the remaining shares of Alfa Corp. not currently owned by it. The Mutual Group believes that by acquiring ownership of all of the outstanding stock of Alfa Corp., it will be better positioned to enhance the Alfa Companies’ competitive position in the market, increase the Alfa Companies’ financial flexibility, focus on long-term decision making for the Alfa Companies, simplify the Alfa Companies’ organization, accelerate the Alfa Companies’ investment in technology, increase the likelihood for expansion by the Alfa Companies into additional states, accelerate homeowners insurance profitability, reduce the costs associated with being a public company and grow the Mutual Group’s surplus for the benefit of its policyholders.

Background of the Merg er

Prior to the Fall of 2006, management of the Alfa Companies periodically reviewed possible strategic alternatives, in a belief that the companies should consider strategies for positioning themselves to compete effectively over the long term in an increasingly competitive personal lines business. From time to time, management requested assistance from its financial advisers in reviewing such alternatives, including assistance in identifying and analyzing possible acquisition or merger targets. In November 2006, management requested that Goldman Sachs & Co. (“Goldman Sachs”) help with reviewing strategic alternatives generally, and a meeting was scheduled for this purpose at the offices of Goldman Sachs in New York for November 27 and 28, 2006.

In preparation for the New York meeting, on November 21, 2006, a meeting was held at the headquarters of the Alfa Companies in Montgomery, Alabama. Members of management present included Jerry A. Newby, Chairman of the Board, President and Chief Executive Officer; C. Lee Ellis, Executive Vice President, Operations; Stephen G. Rutledge, Senior Vice President, Chief Financial Officer and Chief Investment Officer; H. Al Scott, Senior Vice President, General Counsel and Secretary; Alfred E. Schellhorn, Senior Vice President, Corporate Development; Ralph Forsythe, Senior Vice President and Chief Accounting Officer; Angela L. Cooner, Vice President and Associate General Counsel; and Mike Rowell, Vice President, Corporate Development. Representatives from Alston & Bird LLP, outside legal counsel (“Alston & Bird”) were also present. Alston & Bird discussed certain legal aspects of various transaction alternatives, including the documentation that would be required, the timing, and necessary regulatory approvals.

On November 27 and 28, 2006, certain members of the Alfa Companies management team, including Messrs. Ellis, Rutledge, Scott, Schellhorn, Forsythe and Rowell, met with representatives of Goldman Sachs and Alston & Bird at the offices of Goldman Sachs in New York. The purpose of the two-day meeting was to engage in an extensive discussion of the strategic alternatives available to the Alfa Companies. The alternatives identified included: seeking to effect acquisitions of competing insurance companies; effecting joint ventures with other mutual farm bureau insurers; restructuring the direct writing of insurance within the Alfa Companies to consolidate all homeowners insurance into the Mutual Group and AMG; restructuring the catastrophe reinsurance plan among all the Alfa Companies; taking Alfa Corp. and its subsidiaries private by having the Mutual Group and AMG acquire all of the Alfa Corp. common stock not already held by them; and maintaining the status quo of the Alfa Companies. The parties also discussed, among other things, the impact and timing of any possible transaction and the potential financing options available for various transactions.

On December 5, 2006, the boards of directors of the Mutual Group, AMG and Alfa Corp. met at their regularly scheduled board meetings. At these meetings, strategic alternatives were not discussed, but the boards charged management to explore ways to meet the challenges facing the Alfa Companies with respect to their continued growth. The boards concluded that these challenges included a slower rate of growth in the Alabama automobile insurance business (the Alfa Companies’ largest line of business), the need to make changes in loss management strategy in light of recent years of significant hurricane and spring storm activity in the Southeastern United States, and the cost and complexity of maintaining Alfa Corp. as a public company.

During the first quarter of 2007, management of the Alfa Companies continued its internal consideration of the advantages and disadvantages of the strategic alternatives that had been identified in November 2006. As management began to refine their considerations and clarify the options available, management determined that the Mutual Group and AMG should provide public investors with notice that the Mutual Group and AMG were reviewing their investment in Alfa Corp. and could potentially seek to change that ownership. Consequently, the Mutual Group and AMG filed an amendment to their Schedule 13D on March 6, 2007.

On March 19, 2007, certain members of management, including Messrs. Ellis, Scott, Schellhorn and Forsythe, John T. Jung, Senior Vice President, Chief Information Officer, and Thomas E. Bryant, Senior Vice President, Human Resources, along with representatives of Goldman Sachs, met at the offices of the Mutual Group and AMG in Montgomery, Alabama, with representatives of Alston & Bird attending telephonically. At this meeting, the parties discussed the issues facing the Alfa Companies in the current market, the various transaction alternatives available to the Alfa Companies and the types of financing available. At this meeting, Goldman Sachs discussed, among other things, illustrative financial analyses of Alfa Corp. based on historical trading levels, price to earnings and price to book value ratios of selected companies, analyst price targets and a summary of selected minority buy-out transactions. These analyses used publicly available information.

On April 4, 2007, certain members of management, including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe, Jung, Bryant and Rowell, and representatives of Goldman Sachs and Alston & Bird, again met at the offices of Goldman Sachs in New York. The purpose of this meeting was to further review the alternatives available to the Alfa Companies. At this meeting, management reviewed how well each of the identified alternatives met several important objectives, including facilitating growth in the core lines of insurance business; providing financial flexibility to the organization; enhancing flexibility in the companies’ loss management strategies; simplifying the corporate structure with consequent cost reductions; and increasing the value of the Mutual Group’s and AMG’s investments in Alfa Corp. while providing maximum value to Alfa Corp. stockholders. Goldman Sachs discussed, among other things, based on publicly available information, updated versions of the illustrative financial analyses discussed at the meeting of March 19, 2007. The participants discussed specific types of financing available for a possible transaction, including the issuance of surplus notes, the liquidation of certain investment assets, and the securitization of portions of the in-force risk portfolio.

During May and June, 2007, management continued to review and discuss internally the available options and how well each option satisfied the objectives described above. On May 24, 2007, certain members of management, including Messrs. Rutledge, Scott and Schellhorn, and representatives of A.M. Best Company met at the offices of A.M. Best Company in Oldwick, New Jersey. At this meeting, management explained to the representatives of A.M. Best Company that it was reviewing various strategic alternatives for the Alfa Companies, particularly a transaction in which Alfa Corp. would go private and the various financing alternatives available for such a transaction. Management also discussed the Alfa Companies’ loss management strategy and provided an update on the financial condition of the Alfa Companies.

On June 28, 2007, certain members of management, including Messrs. Newby, Rutledge, Scott and Schellhorn, with Mr. Ellis and representatives of Goldman Sachs attending telephonically, met at the offices of the Mutual Group and AMG in Montgomery, Alabama. At this meeting, Mr. Rutledge updated the participants on the meeting with representatives of A.M. Best Company that took place in May. Management again discussed the available options for the Alfa Companies, and after considering all relevant factors, management concluded that taking Alfa Corp. private was the best alternative. Management determined that, with the assistance of representatives of Goldman Sachs and Alston & Bird, it would present this alternative, as well as an analysis of all options considered, to the boards of directors of the Mutual Group and AMG at a special meeting.

On July 10, 2007 and July 12, 2007, certain members of management, including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe, Jung, Bryant and Rowell, and representatives of Goldman Sachs and Alston & Bird met at the offices of the Mutual Group and AMG in Montgomery, Alabama. At this series of meetings, the participants prepared for the presentation that would be made at a special meeting of the boards of directors of the Mutual Group and AMG the following week. In addition, given that Alfa Corp. was expecting record earnings for the quarter ended June 30, 2007 and the possibility that a transaction proposal could be announced prior to Alfa Corp.’s regularly scheduled earnings release, management made the determination to pre-release Alfa Corp.’s earnings on July 13, 2007 prior to the time any transaction proposal was announced.

On July 16, 2007, a joint special meeting of the boards of directors of the Mutual Group and AMG was held at the offices of the Mutual Group and AMG in Montgomery, Alabama. Participating in person were Mr. Newby, Chairman of the Board, Leo Allen, David Bitto, Jerry Byrd, Joe Dickerson, Michael Dunn, Steve Dunn, Richard Edgar, Jacob C. Harper, Hal F. Lee, Jimmy Parnell, Doyle Phillips, Earl Saxon, Stanley Usery, John E. Walker III, Russell R. Wiggins and Dean Wysner, each a member of the board of all three companies. The only board member not present was Dennis Maze, who met subsequently on July 27, 2007 with members of management at his home in Horton, Alabama, so that management could provide him with the same information it had provided at the joint special meeting. Also present at the joint special meeting on July 16 were Mr. Ellis, Herman A. Watts, Executive Vice President, Marketing, Messrs. Rutledge, Scott, Schellhorn, Forsythe and Rowell, Ms. Cooner, Cheryl Mitchell, Executive Administrative Assistant to the President, and representatives of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), principal auditor for Alfa Corp., Goldman Sachs and Alston & Bird.

At this special meeting, members of management made a presentation with respect to a possible restructuring of the Alfa Companies. In particular, the boards reviewed the analysis in which management had engaged over the previous eight months in reaching its belief that taking Alfa Corp. private was the best alternative. Management then described a transaction in which the Mutual Group and AMG would acquire all of the shares of Alfa Corp. common stock not already held by them, resulting in Alfa Corp.’s common stock no longer being publicly traded. After a lengthy discussion by the board members, the boards of directors of the Mutual Group and AMG appointed a special committee of directors, who are neither employees nor directors of Alfa Corp., consisting of Messrs. Allen, Bitto, Byrd, Dickerson, Dunn, Edgar, Maze, Parnell, Phillips, Saxon, Usery and Walker (the “Mutual Group Special Committee”), to consider approving and recommending to the full boards of the Mutual Group and AMG, the proposed “going private” transaction.

Immediately following the joint special meeting of the full boards of the Mutual Group and AMG, members of management, including Messrs. Newby, Ellis, Watts, Rutledge, Scott, Schellhorn, Forsythe and Rowell, Mses. Cooner and Mitchell, and representatives of PricewaterhouseCoopers, Goldman Sachs and Alston & Bird met with the Mutual Group Special Committee to discuss the proposed transaction in further detail. Management made presentations regarding the value of Alfa Corp. and the ability of the Mutual Group and AMG to fund the proposed transaction. Goldman Sachs discussed, among other things, illustrative financial analyses of Alfa Corp. based on historical trading levels, price to earnings and price to book value ratios of selected companies, illustrative present values of management’s projected future dividends, and selected minority buy-out transactions. These analyses used publicly available information and estimates prepared by the management of the Alfa Companies. This meeting was adjourned so that the Mutual Group Special Committee members could consider the information that had been presented.

Then on July 17, 2007, the Mutual Group Special Committee met again to discuss the proposed transaction at length. The members of the Mutual Group Special Committee met both independently and with members of management and representatives of Goldman Sachs and Alston & Bird. Following a lengthy discussion, the Mutual Group Special Committee determined that in order for the Alfa Companies to compete effectively in an increasingly competitive personal lines insurance industry over the long term, the Alfa Companies must accelerate their investment in technology, accelerate expansion in their distribution channels and take other actions designed to promote long-term growth. The Mutual Group’s purpose and reasons for the merger are more fully described under the heading “SPECIAL FACTORS—Purpose and Reasons for the Merger—The Mutual Group’s and Merger Sub’s Purpose and Reasons for the Merger” on page 16. Following this determination, the Mutual Group Special Committee approved a proposal to take Alfa Corp. private. The proposal provided that:

•	the Mutual Group and AMG would make an offer to acquire all the outstanding shares of Alfa Corp.’s common stock not held by the Mutual Group and AMG for $17.60 in cash per share;

•	the Mutual Group and AMG contemplated funding the transaction by liquidating certain investment assets and issuing surplus notes to qualified institutional investors; and

•	the Mutual Group and AMG would not sell their currently held shares of Alfa Corp.’s common stock to a third party.

The proposal was conditioned upon the execution of a definitive merger agreement containing the terms of the proposal and other customary and mutually agreeable terms and conditions, including representations, warranties, covenants and conditions.

Following the Mutual Group Special Committee’s approval of the proposal to take Alfa Corp. private, and also on July 17, 2007, a special meeting of Alfa Corp.’s board of directors was held at Alfa Corp.’s offices in Montgomery, Alabama. Mr. Newby presented the Mutual Group’s and AMG’s proposal to Alfa Corp.’s board of directors, and the board established a special committee of independent directors consisting of B. Phil Richardson, Boyd E. Christenberry, John R. Thomas and Larry E. Newman (the “Corp. Special Committee”). The Corp. Special Committee was authorized to, among other things (1) consider and negotiate on behalf of Alfa Corp. the business and legal terms of any transaction with the Mutual Group and AMG, and make a recommendation to Alfa Corp.’s board of directors, (2) recommend only a transaction with the Mutual Group that is fair to and in the best interests of Alfa Corp.’s public stockholders, which could include rejecting any transaction proposed by the Mutual Group and AMG, (3) obtain from the officers of Alfa Corp. any and all information that is necessary or appropriate, or that the Corp. Special Committee otherwise deems advisable to carry out its duties, including financial projections and the underlying assumptions necessary to interpret such projections, and (4) choose its Chairman, engage independent legal counsel and financial experts of its choice to advise it in connection with a transaction with the Mutual Group and AMG, with the understanding that all expenses of such legal counsel and financial experts, and all other expenses of the Corp. Special Committee, shall be paid by Alfa Corp. The Corp. Special Committee appointed Mr. Thomas to serve as Chairman of the Corp. Special Committee.

Following the receipt of this proposal, on July 17, 2007, Alfa Corp. issued the following press release after the close of trading:

ALFA CORPORATION REPORTS

PROPOSAL FOR PRIVATIZATION OF THE COMPANY

Montgomery, Alabama (July 17, 2007)—Alfa Corporation (NASDAQ:ALFA) (Alfa Corp.) today announced that it has received an offer from Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company and Alfa Mutual General Insurance Company (referred to collectively as Alfa Mutual), which own a majority of its common stock, for a transaction that would result in the privatization of the company. Alfa Mutual proposes to acquire all of the outstanding shares of Alfa Corp.’s common stock that are not currently owned by Alfa Mutual.

Alfa Mutual has offered to pay the Alfa Corp. shareholders $17.60 per share in cash, which represents a 15.8% premium over today’s closing price and a multiple of 1.7 times the March 31, 2007 shareholder’s equity of Alfa Corp., excluding Accumulated Other Comprehensive Income.

“An offer has been made which provides an opportunity to consolidate these great companies,” said Jerry Newby, President and Chief Executive Officer. “In order for the Alfa companies to compete effectively in an increasingly competitive personal lines insurance industry over the long term, we must accelerate our investment in technology and expansion of our distribution channels, while taking other actions designed to promote long-term growth. We believe this can be accomplished with a simpler and more nimble corporate structure.”

The Alfa Corp. Board of Directors has appointed a Special Committee of its four independent directors to review, evaluate and negotiate the proposal by Alfa Mutual. The Special Committee will retain independent financial and legal advisors to assist it in evaluating Alfa Mutual’s proposal.

Alfa Corp. does not intend to comment further on its discussions with Alfa Mutual until the Special Committee has completed its deliberations and made a recommendation to the full Board of Directors. Alfa Mutual is interested only in acquiring the publicly held shares of Alfa Corp., and has no interest in selling its controlling shares in the company.

Goldman, Sachs & Co. is serving as the financial advisor and Alston & Bird LLP is serving as legal advisor to Alfa Mutual. The terms of the final transaction are subject to customary closing conditions, including regulatory approvals and approvals by Alfa Mutual’s Boards of Directors. Alfa Mutual reserves the right to withdraw its proposal prior to the execution of definitive agreements and modify its original proposal in any manner. At this time, no assurance can be given that any transaction will take place on these or any terms.

On July 18, 2007, the Mutual Group and AMG amended their Schedule 13D to reflect that they made an offer to the Alfa Corp. board of directors to take Alfa Corp. private.

Also, on July 18, 2007, Mr. Thomas contacted Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) and requested on behalf of the Corp. Special Committee that Skadden Arps represent the Corp. Special Committee in connection with the Mutual Group’s proposal to take Alfa Corp. private.

On July 26, 2007, the Corp. Special Committee held a meeting in Montgomery, Alabama at which all members were present. At such meeting, the Corp. Special Committee determined to retain Skadden Arps as its independent legal counsel and received a presentation from Skadden Arps. The Corp. Special Committee also discussed the need for it to hire independent financial advisors in order to receive advice with respect to the Mutual Group’s proposal and determined to conduct interviews with various investment banking firms in New York on August 2 and 3, 2007.

On August 2 and 3, 2007, the Corp. Special Committee met in New York at the offices of Skadden Arps and interviewed the investment banking firms it was considering retaining. All members of the Corp. Special Committee were present at such meetings. At the conclusion of such interviews and after discussion, the Corp. Special Committee approved the selection of Lazard as its independent financial advisor. Skadden Arps also updated the Corp. Special Committee with respect to the pending lawsuits which had been filed in Delaware and Alabama with respect to the Mutual Group’s proposal. Given the pending litigation in Alabama, the Corp. Special Committee discussed the need to retain local Alabama counsel and, after discussion, determined to seek to engage the firm of Maynard Cooper & Gale, P.C. (“Maynard Cooper”). The litigation is more fully described under the heading “SPECIAL FACTORS—Litigation Related to the Merger” on page 58.

After it was retained, Lazard initiated a due diligence review of Alfa Corp. based on publicly available information and, beginning on August 14, 2007, commenced a due diligence review of Alfa Corp. based on confidential information, including financial projections, received from the management of the Alfa Companies. In addition, Lazard held telephonic meetings with Goldman Sachs throughout August 2007 in which Goldman Sachs discussed its approach to analyzing Alfa Corp. from a financial point of view and Lazard relayed diligence requests to which Goldman responded by conveying these requests to management of the Alfa Companies and then conveying the responses of management to Lazard.

On August 30, 2007, Alston & Bird, on behalf of the Mutual Group, sent Skadden Arps a draft of the Mutual Group’s proposed merger agreement. In drafting the agreement, management of the Mutual Group and AMG determined that it would be advisable for AMG’s shares of Alfa Corp. stock to be canceled in the transaction, with AMG receiving the merger consideration for those shares. AMG presently owns less than 1% of the total outstanding Alfa Corp. common stock, and having AMG participate as a purchaser in the going private transaction added complexity that the parties determined was not in the best interest of the parties.

On September 4, 2007, representatives of Goldman Sachs, Lazard and management of the Alfa Companies met in Montgomery, Alabama where Lazard engaged in “on site” due diligence review and discussions with management of the Alfa Companies. Goldman Sachs participated at such meetings. At these meetings, Lazard and Goldman Sachs reviewed with management of the Alfa Companies, among other due diligence information, the financial projections of Alfa Corp., which had been prepared by such management. Lazard asked questions about the due diligence information presented in the meeting, including but not limited to the financial projections. Because the projections had been prepared by officers and employees who were serving as management of both the Mutual Group and Alfa Corp., Alfa Corp. did not prepare separate projections. See “SPECIAL FACTORS-Interests of Certain Persons in the Merger.”

On September 11, 2007, the Corp. Special Committee held a meeting in Montgomery, Alabama with Skadden Arps, Maynard Cooper and Lazard. All members of the Corp. Special Committee were present. The Corp. Special Committee discussed the need to retain additional Alabama counsel in view of the pending Alabama litigation and approved the retention of Melton, Espy & Williams, P.C. At such meeting Lazard summarized for the Corp. Special Committee the reasons cited by the Mutual Group for pursuing the proposed transaction and presented a review of Alfa Corp.’s business. Additionally, Lazard reviewed with the Corp. Special Committee the projections of Alfa Corp. prepared by the management of the Alfa Companies. Lazard explained that it had been told that the projections provided had been prepared specifically in connection with the current pending proposal. The Corp. Special Committee discussed these projections and Lazard’s due diligence review with Lazard and then adjourned in order to receive a presentation from representatives of the Mutual Group, including Messrs. Newby, Ellis, Rutledge and Schellhorn, regarding the reasons for the proposed transaction, the current market conditions affecting Alfa Corp. and how Alfa Corp. was addressing the current business environment and proposed to finance the transaction.

On September 17, 2007, the Corp. Special Committee held a meeting in Montgomery, Alabama with Lazard and Skadden Arps. All members of the Corp. Special Committee were present. The purpose of the meeting was to discuss with the Corp. Special Committee any additional due diligence information, various methodologies for valuing Alfa Corp., the draft merger agreement and how the Corp. Special Committee might respond to the Mutual Group’s proposal. Lazard discussed and reviewed with the Corp. Special Committee its views and a detailed analysis on preliminary valuation based on the financial projections of Alfa Corp. provided by management of the Alfa Companies. At this meeting, the Corp. Special Committee reviewed and discussed the draft merger agreement previously received from Alston & Bird. The Corp. Special Committee discussed several possible revisions that could be made to the draft merger agreement, such as deletion of the provision that a downgrade by A.M. Best of the financial strength rating applicable to certain members of the Mutual Group would constitute a material adverse effect for purposes of closing the proposed transaction, inclusion of a majority of the minority provision which would give Alfa Corp.’s unaffiliated stockholders a veto right over the proposed merger, inclusion of a termination right exercisable by the Corp. Special Committee in the event it changed its recommendation in favor of the proposed merger and deletion of a provision requiring Alfa Corp. to pay the Mutual Group a “break-up” fee in the event the merger agreement was terminated. After discussion regarding the Lazard preliminary valuation analysis and the terms of the proposed merger agreement, the Corp. Special Committee directed Lazard to relay to Goldman Sachs that a counter offer would not be forthcoming until the Mutual Group agreed to delete the provision relating to a downgrade by A.M. Best. Thereafter Lazard was authorized to make a counter offer in response to the Mutual Group’s proposal at $24.00 per share. Additionally, the Corp. Special Committee instructed Skadden Arps to revise the draft merger agreement to reflect various modifications that had been discussed.

On September 18, 2007, Skadden Arps sent a revised draft of the merger agreement to Alston & Bird. Moreover, on September 18, 2007, Lazard had a telephonic meeting with Goldman Sachs in which Lazard communicated the Corp. Special Committee’s position. After several days of discussion between Goldman Sachs and Lazard, Goldman Sachs relayed that the Mutual Group had agreed to delete the provision relating to a downgrade by A.M. Best. Lazard then communicated the Corp. Special Committee’s counter offer of $24.00 per share.

On September 28, 2007, a meeting of the Mutual Group Special Committee was held at the Mutual Group’s offices in Montgomery, Alabama. Present at the meeting were all of the members of the Mutual Group Special Committee, certain Alfa Companies management including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe and Rowell, Mses. Cooner and Mitchell, and representatives of Goldman Sachs and Alston & Bird. At the meeting, Goldman Sachs advised the Mutual Group Special Committee regarding a potential counter offer proposal, and Alston & Bird advised the Mutual Group Special Committee with respect to the changes to the merger agreement proposed in the draft provided by Skadden Arps. Goldman Sachs discussed, among other things, illustrative financial analyses of Alfa Corp. based on historical trading activity, trading multiples and comparisons with selected minority buy-out transactions. These analyses relied upon both publicly available information and estimates by management of the Alfa Companies. The Mutual Group Special Committee discussed at length the Corp. Special Committee’s counter offer and comments to the merger agreement. Following this discussion, the Mutual Group Special Committee approved a counter offer proposal of $18.75 per share and authorized Alston & Bird to accept certain of the proposed revisions to the merger agreement and deliver a new draft to Skadden Arps.

On October 2, 2007, Goldman Sachs had a telephonic meeting with Lazard in which Goldman Sachs communicated the Mutual Group’s counter offer of $18.75 per share. The following day, Alston & Bird sent a revised draft of the merger agreement to Skadden Arps.

On October 3, 2007, the Corp. Special Committee held a telephonic meeting with Skadden Arps and Lazard. All members of the Corp. Special Committee were present at such meeting. Lazard reported to the Corp. Special Committee that Goldman Sachs had informed it that the Mutual Group would be willing to increase its offer to $18.75 per share. In connection with this revised proposal, Goldman Sachs had reviewed various methodologies with Lazard to support the adequacy of the Mutual Group’s revised proposal. Lazard pointed out to the Corp. Special Committee the ways in which specific parts of Goldman Sachs’s analysis were constructed to support the $18.75 per share revised offer and then discussed the differences in Goldman Sachs’ and Lazard’s methodologies. The Corp. Special Committee had an extensive discussion regarding the revised Mutual Group proposal and various valuation methodologies applicable to such proposal. Additionally, Skadden Arps reported that while Alston & Bird’s revised draft merger agreement reflected most comments proposed by the prior draft from the Corp. Special Committee, it reflected few of the material deal changes the Corp. Special Committee had proposed, such as a “majority of the minority” provision, a termination right available to the Corp. Special Committee in the event it changed its recommendation and the elimination of a “break up” fee payable to the Mutual Group by Alfa Corp. After evaluation of the foregoing information, the Corp. Special Committee concluded that the Mutual Group’s $18.75 per share proposal undervalued Alfa Corp. and it instructed Lazard to notify Goldman Sachs that it would not continue to negotiate and present a revised counterproposal unless the Mutual Group substantially improved its offer. Moreover, the Corp. Special Committee instructed Skadden Arps to postpone further negotiations with Alston & Bird regarding the merger agreement until a higher price was offered by the Mutual Group.

On October 4, 2007, Goldman Sachs had a telephonic meeting with Lazard in which Lazard communicated the Corp. Special Committee’s position that the counter offer of $18.75 per share was not a price to which the Corp. Special Committee would propose a new counter offer and the Corp. Special Committee maintained its previous counter offer of $24.00 per share. Representatives of Goldman Sachs and Lazard continued to discuss the financial analysis of the proposed transaction at a telephonic meeting on October 6, 2007.

On October 10, 2007, Messrs. Newby and Ellis, at their request, met with Mr. Thomas. They indicated that the Mutual Group was still interested in acquiring the unaffiliated shares of the Alfa Corp. and wanted to gauge whether the Corp. Special Committee was still interested in negotiating a transaction. They also explained their rationale with respect to the offer of $18.75. Mr. Thomas responded by indicating that if an acceptable price and contractual terms could be negotiated, the Corp. Special Committee could support an acquisition of Alfa Corp. by the Mutual Group. Mr. Thomas cautioned that the most recent revised bid of $18.75 per share was too low as a starting point and that the Mutual Group had to increase its proposed price before negotiations could resume. Messrs. Newby and Ellis also expressed their view to Mr. Thomas that the merger agreement should not include a “majority of the minority” provision.

On October 11, 2007, the Corp. Special Committee held a telephonic meeting to receive an update from Mr. Thomas regarding his meeting the previous day with Messrs. Newby and Ellis. All members of the Corp. Special Committee were present. Skadden Arps and Lazard also participated in the meeting. After Mr. Thomas recounted the details of his meeting with Messrs. Newby and Ellis, the Corp. Special Committee discussed the Mutual Group’s valuation approach and future negotiating alternatives with the Mutual Group. The Corp. Special Committee then directed Lazard to inform Goldman Sachs that the Mutual Group still needed to revise its offer price to a significantly higher level before the Corp. Special Committee would consider countering. Additionally Skadden Arps was directed to continue to refrain from engaging in a detailed negotiation of the merger agreement.

On October 12, 2007, Goldman Sachs contacted Lazard and indicated that the Mutual Group would not increase the price of its offer. In response, consistent with instructions received from the Corp. Special Committee, Lazard informed Goldman Sachs that negotiations could not continue unless the Mutual Group significantly improved its offer. Goldman Sachs then requested that the Corp. Special Committee make a counter offer to the Mutual Group’s $18.75 per share offer. Lazard responded that the $18.75 per share offer was not in the “ballpark” of prices acceptable to the Corp. Special Committee and, accordingly, no counter offer would be forthcoming at such time.

On October 15, 2007, the Corp. Special Committee held a telephonic meeting at which all members participated along with Skadden Arps and Lazard. Lazard reported to the Corp. Special Committee about its discussions with Goldman Sachs on October 12, 2007. After a discussion among the Corp. Special Committee members, Lazard and Skadden Arps, Lazard was instructed to “hold firm” and not make a counter offer to Goldman Sachs until a satisfactorily increased bid was received from the Mutual Group.

On October 17, 2007, a special meeting of the Mutual Group Special Committee was held at the Mutual Group’s offices in Montgomery, Alabama. Present at the meeting were all of the members of the Mutual Group Special Committee, certain members of management of the Alfa Companies, including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe and Rowell, and Mses. Cooner and Mitchell, representatives of Goldman Sachs participating by phone, and representatives of and Alston & Bird. At the special meeting, Goldman Sachs advised the Mutual Group Special Committee regarding a potential counter offer proposal. The Mutual Group Special Committee again discussed at length the Corp. Special Committee’s $24.00 per share counter offer. Following this discussion, the Mutual Group Special Committee approved a counter offer proposal of $20.00 per share and authorized Goldman Sachs to communicate such counter offer to Lazard at a meeting later that day, which Goldman Sachs did.

On October 18, 2007, a telephonic meeting of the Corp. Special Committee was held at which all members participated along with Skadden Arps and Lazard. Lazard reported to the Corp. Special Committee about its meeting the previous day with Goldman Sachs during which Lazard was told that the Mutual Group had increased its offer to $20.00 per share. Lazard observed that the Corp. Special Committee might want to make a counter offer in order to recognize the increase in price from the Mutual Group’s original $17.60 per share offer. After discussion, the Corp. Special Committee concluded that the Mutual Group had now raised its offer twice without receiving a counter offer from the Corp. Special Committee and, therefore, instructed Lazard to meet with Goldman Sachs and report that while it was disappointed that the revised offer was not “into the $20’s,” such offer did represent a “move forward.” Accordingly, the Corp. Special Committee authorized Lazard to counter with a price of $23.00 per share. However, Lazard was also instructed to notify Goldman Sachs that the Mutual Group’s price had to be further increased before it would authorize Skadden Arps to negotiate the merger agreement with Alston & Bird. Subsequently, Lazard informed Goldman Sachs of the message it was instructed to deliver by the Corp. Special Committee.

On October 22, 2007, a special meeting of the Mutual Group Special Committee was held at the Mutual Group’s offices in Montgomery, Alabama. Present at the meeting were all of the members of the Mutual Group Special Committee, certain members of management of the Alfa Companies, including Messrs. Newby, Ellis, Rutledge, Scott and Schellhorn, and Mses. Cooner and Mitchell. At the special meeting, Mr. Ellis informed the members of the Mutual Group Special Committee that the Corp. Special Committee made a counter offer of $23.00 per share. Following a lengthy discussion that included Mr. Ellis communicating the advice he had received from Goldman Sachs, the Mutual Group Special Committee approved a counter offer proposal of $20.75 per share.

On the morning of October 23, 2007, Goldman Sachs informed Lazard that the Mutual Group was willing to increase the offer price to $20.75 per share. Goldman Sachs stated that the Mutual Group’s revised offer was conditioned on the Corp. Special Committee agreeing not to require a “majority of the minority” provision in the merger agreement. Goldman Sachs also requested that the Corp. Special Committee meet later that week with representatives of the Mutual Group.

On the afternoon of October 23, 2007, the Corp. Special Committee held a telephonic meeting at which all members were present, along with Skadden Arps and Lazard. Lazard reported the results of its telephonic meeting with Goldman Sachs, including the revised $20.75 per share offer. The Corp. Special Committee discussed this revised offer with Lazard and Skadden Arps and concluded that it would be premature for the Corp. Special Committee to meet with representatives of the Mutual Group. Rather, the Corp. Special Committee instructed Skadden Arps to meet with Alston & Bird to continue the merger agreement negotiations.

On October 25, 2007, a special meeting of the Mutual Group Special Committee was held at the Mutual Group’s offices in Montgomery, Alabama. Present at the meeting were all of the members of the Mutual Group Special Committee, certain members of management of the Alfa Companies, including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe and Rowell, and Mses. Cooner and Mitchell. Representatives of Goldman Sachs and Alston & Bird participated by phone. At the special meeting, Mr. Ellis informed the members of the Mutual Group Special Committee that the $20.75 per share counter offer had been communicated to the Corp. Special Committee and discussed with the Mutual Group Special Committee whether the parties were now close enough to meet and attempt to finalize negotiations. Alston & Bird then provided a summary of the significant, outstanding issues in the merger agreement. The Mutual Group Special Committee then engaged in a lengthy discussion with representatives of Goldman Sachs and Alston & Bird regarding the transaction.

On October 26, 2007, Alston & Bird and Skadden Arps met at Skadden Arps’ offices in New York to negotiate the merger agreement. While many issues were resolved, Alston & Bird reiterated the Mutual Group’s demand that the merger agreement not include a “majority of the minority” provision. Skadden Arps stated that the Corp. Special Committee had not changed its view on the “majority of the minority” provision and also continued to insist that the merger agreement have a right of termination in the event it changed its recommendation due to the existence of a bona fide third party superior proposal prior to Alfa Corp. stockholder approval. In addition, Skadden Arps requested that it meet with representatives from the Alabama Department of Insurance in order to perform due diligence, on behalf of the Corp. Special Committee, as to whether approval of the Mutual Group’s financing structure and other proposed terms would likely be received. At the end of the October 26, 2007 meeting Alston & Bird invited Skadden Arps to meet with representatives of the Alabama Department of Insurance on October 29, 2007.

On October 29, 2007, Skadden Arps, Alston & Bird and various Mutual Group executives met in Montgomery, Alabama with representatives of the Alabama Department of Insurance to discuss the regulatory approval process. These regulators indicated that based on the proposed financing structure described by the Mutual Group, it appeared the proposed transaction would be favorably considered.

Subsequently, on October 29, 2007, a meeting of the Corp. Special Committee was held in Montgomery, Alabama. Messrs. Thomas, Richardson and Christenberry and Skadden Arps met in person. Mr. Newman and Lazard participated by telephone. Skadden Arps summarized the meeting held earlier in the day with representatives of the Alabama Department of Insurance. Skadden Arps also reviewed the results of its negotiations with Alston & Bird in New York on October 26, 2007 as reflected in a revised merger agreement received from Alston & Bird. The Corp. Special Committee discussed the remaining outstanding merger agreement issues with Skadden Arps and instructed Skadden Arps to prepare a revised merger agreement based on these discussions. However, Skadden Arps was directed by the Corp. Special Committee not to distribute such revised draft merger agreement to Alston & Bird until Lazard had an opportunity to discuss the Mutual Group’s offer price with Goldman Sachs.

On the morning of October 30, 2007, Lazard and Goldman Sachs had a discussion regarding the Mutual Group offer price. Goldman Sachs explained that while the Mutual Group’s offer continued to stand at $20.75, it believed the Mutual Group would be willing to increase its offer if the Corp. Special Committee would be willing to decrease its request below $23.00 per share and if the merger agreement did not include a “majority of the minority” provision. Lazard responded that it would discuss this information with the Corp. Special Committee.

Later, on October 30, 2007, the Corp. Special Committee held a telephonic meeting at which all members participated along with Skadden Arps and Lazard. Lazard advised the Corp. Special Committee of its earlier discussions with Goldman Sachs. Skadden Arps reviewed the remaining open issues in the merger agreement with the Corp. Special Committee. The Corp. Special Committee discussed the foregoing with Lazard and Skadden Arps and instructed Skadden Arps to send Alston & Bird a revised merger agreement which included a “majority of the minority” provision and a right of termination available to the Corp. Special Committee in the event the Corp. Special Committee changed its recommendation due to the existence of a bona fide superior proposal.

Also on October 30, 2007, a special meeting of the Mutual Group Special Committee was held at the Mutual Group’s offices in Montgomery, Alabama. Present at the meeting were all of the members of the Mutual Group Special Committee, certain members of management of the Alfa Companies, including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe and Rowell, and Mses. Cooner and Mitchell, representatives of Goldman Sachs participating by phone, and representatives of Alston & Bird. At the special meeting, the Mutual Group Special Committee discussed the status of the negotiations, including the status of the merger agreement negotiations as reported by Alston & Bird and the updated price negotiations by Goldman Sachs. After a discussion that included advice from representatives of Goldman Sachs, the Mutual Group Special Committee authorized a counter offer of up to $22.00 per share, provided that there would be no majority of minority voting requirement.

Early on the afternoon of November 1, 2007, Lazard and Goldman Sachs spoke again and each reiterated its client’s position. While neither client had authorized its financial advisor to make a counter offer, Goldman Sachs and Lazard discussed the possibility of their respective clients meeting in person.

Later on the afternoon of November 1, 2007, Mr. Thomas called Messrs. Newby and Ellis to suggest that he and Mr. Richardson meet with them on the afternoon of November 2, 2007, to negotiate the price and other contractual terms which remained unresolved.

At 1:30 p.m. (central time) on November 2, 2007, Messrs. Newby and Ellis, on behalf of the Mutual Group, and Messrs. Thomas and Richardson, on behalf of the Corp. Special Committee, met in Montgomery, Alabama to negotiate the price and unresolved merger agreement terms. As a result of these discussions, the Mutual Group increased its offer to $22.00 per share in exchange for the Corp. Special Committee’s agreement to drop its requirement that the merger agreement contain a “majority of the minority” provision. Moreover, Mr. Newby and Mr. Ellis agreed that the Corp. Special Committee could retain a termination right under the merger agreement in the event a bona fide superior proposal emerged before Alfa Corp. stockholders approved the merger agreement.

On November 2, 2007 and November 3, 2007, Skadden Arps and Alston & Bird continued to finalize the language of the merger agreement, reflecting the tentative agreement of the parties reached on November 2.

On November 4, 2007, a special meeting of the Mutual Group Special Committee was held at the Mutual Group’s offices in Montgomery, Alabama for the purpose of considering recommending the merger agreement for the full Mutual Group board of directors’ approval and adoption. Present at the meeting were all of the members of the Mutual Group Special Committee, certain members of management of the Alfa Companies, including Messrs. Newby, Ellis, Rutledge, Scott, Schellhorn, Forsythe and Rowell, and Mses. Cooner and Mitchell, and representatives of Goldman Sachs and Alston & Bird. At the special meeting, the Mutual Group Special Committee discussed the terms of the transaction that had been tentatively agreed to by Messrs. Newby, Ellis, Thomas and Richardson. Alston & Bird presented the members of the Mutual Group Special Committee with an overview of the terms of the final draft of the merger agreement. At this meeting on November 4, 2007, Goldman Sachs discussed financial perspectives on the proposed transaction in view of publicly available information about selected minority buy-out transactions, historical trading levels and multiples for Alfa Corp., as well as illustrative present values of management’s projected future dividends by Alfa Corp., and illustrative present values of management estimates of the impact of synergies and the elimination of the catastrophe sharing program between the Mutual Group and Alfa Corp. After considering the proposed price of $22.00 per share, the terms of the merger agreement and other factors that the Mutual Group Special Committee deemed relevant, the Mutual Group Special Committee unanimously approved a recommendation to the full board of directors of the Mutual Group that the merger agreement and the merger be approved and adopted.

At the same time on November 4, 2007, the Corp. Special Committee held a meeting in Montgomery, Alabama with Skadden Arps and Lazard for the purpose of considering recommending the merger agreement for the Alfa Corp. board’s approval and adoption. Skadden Arps presented the members of the Corp. Special Committee with an overview of the final terms of the merger agreement. Lazard gave a presentation with respect to the financial aspects of the proposed transaction and delivered its opinion, that as of that date and based on and subject to matters stated in such opinion, the proposed consideration was fair, from a financial point of view, to Alfa Corp.’s stockholders (other than holders of excluded shares and affiliates of the Mutual Group). After considering the proposed price of $22.00 per share, the terms of the merger agreement and the various presentations of Lazard, including Lazard’s opinion, the Corp. Special Committee unanimously approved a recommendation from the Corp. Special Committee to the Board that the merger agreement and the merger be approved and adopted and that the Board recommend that Alfa Corp.’s stockholders approve the merger agreement. Additionally, Skadden Arps updated the Corp. Special Committee with respect to the status of various pending litigation with respect to the proposed transaction.

Following the Corp. Special Committee’s determination to recommend approval and adoption of the merger agreement, the board of directors of Alfa Corp. met to receive the recommendation of the Corp. Special Committee and consider the proposed transaction. Following presentations by Lazard and Skadden Arps, and based on the recommendation of the Corp. Special Committee, the board of directors of Alfa Corp. approved and adopted the merger, the merger agreement and the transactions contemplated by it and recommended that Alfa Corp.’s stockholders approve the merger agreement. The vote of the board was eight directors in favor and one opposed, with Messrs. Newby and Ellis recused because of their interests in the transaction as members of management of both the Mutual Group and Alfa Corp. The sole director who voted against the recommended transaction was Mr. Wysner, who was not a member of the Corp. Special Committee. Mr. Wysner subsequently stated that he felt he did not have sufficient information upon which to base an approval of the transaction.

Following the meeting of the board of directors of Alfa Corp., the board of directors of the Mutual Group met to receive the recommendation of the Mutual Group Special Committee and consider the proposed transaction. Following presentations by Goldman Sachs and Alston & Bird, and based on the recommendation of the Mutual Group Special Committee, the board of directors of the Mutual Group approved and adopted the merger, the merger agreement and the transactions contemplated by it. The vote of the board was seventeen directors in favor and one opposed. The sole director who voted against the recommended transaction was Mr. Wysner, who was not a member of the Mutual Group Special Committee. Mr. Wysner subsequently stated that he felt he did not have sufficient information upon which to base an approval of the transaction.

On the night of November 4, 2007, the Mutual Group, Alfa Corp. and Merger Sub executed the merger agreement, dated November 4, 2007, and on November 5, 2007, a press release was issued announcing the execution of the merger agreement.

Recommendations of Alfa Corp., the Corp. Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement

Both the Corp. Special Committee and the board of directors of Alfa Corp. have determined that the merger agreement and the merger are fair to, advisable to and in the best interests of the unaffiliated stockholders of Alfa Corp. The Corp. Special Committee has unanimously recommended that the board of directors:

•	approve and adopt the merger agreement;

•	approve the merger; and

•	recommend that the stockholders of Alfa Corp. vote for the approval of the merger agreement.

After considering the recommendation of the Corp. Special Committee, the board of directors (with the abstention of two directors, Mr. Jerry Newby and Mr. C. Lee Ellis, who recused themselves from the vote due to their conflicts of interest, and the dissent of one director, Mr. Dean Wysner, whose reasons for dissenting are described in “SPECIAL FACTORS- Position of the Mutual Group and Merger Sub as to the Fairness of the Merger to Alfa Corp.’s Unaffiliated Stockholders” on page 34) approved and adopted the merger agreement, approved the merger and resolved to recommend to Alfa Corp.’s stockholders that they vote for the adoption and approval of the merger agreement.

In reaching their determinations and making their recommendations, both the Corp. Special Committee and the board of directors relied on Alfa Corp.’s management to provide financial information, projections and assumptions (based on the best information available to management at that time).

In reaching its determination and making its recommendation, the Corp. Special Committee considered factors including:

•

the opinion delivered by Lazard on November 4, 2007 that, as of that date and based upon and subject to the assumptions, factors, limitations and qualifications set forth in the opinion, the per share merger consideration to be paid to the holders of shares of Alfa Corp.’s common stock (other than the holders of excluded shares and affiliates of the Mutual Group) in the merger is fair to such holders from a financial point of view;

•

the fact that the merger consideration of $22.00 per share in cash to be received by the holders of shares of Alfa Corp.’s common stock (other than the holders of excluded shares) represented, at the time of the Corp. Special Committee’s determination, a premium of approximately 44.7% to the $15.20 closing market price of Alfa Corp. common stock on the Nasdaq Global Select Market on July 17, 2007, the last trading day before the Mutual Group’s initial acquisition proposal was announced, 44.9% premium to the closing market price one week prior to the last trading day before the Mutual Group’s initial acquisition proposal was announced, a 31.5% premium to the closing market price four weeks prior to the last trading day before the Mutual Group’s initial acquisition proposal was announced and a 10.8% premium to the highest closing market price for the fifty-two weeks prior to the last trading day before the Mutual Group’s initial acquisition proposal was announced.

•

the Corp. Special Committee’s consideration of the various analyses undertaken by Lazard, each of which is described below under “SPECIAL FACTORS—Opinion of the Financial Advisor to the Corp. Special Committee”;

•

the Corp. Special Committee’s belief that while the principal advantage of Alfa Corp. continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of Alfa Corp.’s equity, the value to stockholders that would be achieved by continuing as a public company in the near to intermediate term was not likely to be as great as the merger consideration of $22.00 per share in view of trading characteristics of companies with market capitalizations similar in size and business characteristics to Alfa Corp. and in view of the following factors: the substantial additional capital investments in technology and advertising required for Alfa Corp. to compete in the property casualty insurance and life insurance industry segments, the slow growth in the Alabama automobile insurance business, the higher operating expenses required for the foreseeable future to develop a platform for geographic expansion, and the increased pricing pressure in certain of the markets in which Alfa Corp. currently operates;

•

the Corp. Special Committee’s belief that their own economic interests were aligned with Alfa Corp.’s unaffiliated stockholders because the members of the Corp. Special Committee own, in aggregate, 932,332 shares of common stock, including phantom shares, or approximately 1.2% of the outstanding shares of common stock;

•

the active and direct role of the members of the Corp. Special Committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the Corp. Special Committee at numerous Corp. Special Committee meetings;

•

the negotiations that took place between the Corp. Special Committee and its representatives, on the one hand, and the Mutual Group and its representatives, on the other hand, with respect to the increase in the merger consideration from the initial offer at $17.60 per share to $22.00 per share, constituting a 25% price increase, and the belief by the members of the Corp. Special Committee that $22.00 per share was the highest price that the Mutual Group would agree to pay to Alfa Corp.’s unaffiliated stockholders;

•	the fact that, to date, no third party has come forward with an alternative transaction proposal;

•

the belief that no alternative bidder would be able to consummate an acquisition of Alfa Corp. due to the Mutual Group’s position that it is unwilling to sell its shares of Alfa Corp. common stock, which shares represent a controlling interest in connection with any transaction involving the acquisition of Alfa Corp.;

•

the terms of the merger agreement that permit the Corp. Special Committee, under certain limited circumstances, to furnish information to and conduct negotiations with a third party that has made a superior unsolicited bona fide written acquisition proposal;

•

the terms of the merger agreement that permit the Corp. Special Committee, prior to the time that the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the merger agreement and the merger is obtained, to withhold or withdraw its recommendation with respect to the merger agreement and the merger if it determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law;

•

the right of either the Mutual Group or Alfa Corp. (at the direction of the Corp. Special Committee) to terminate the merger agreement in the event that the Corp. Special Committee withholds or withdraws its recommendation with respect to the merger agreement and the merger due to the existence of a superior proposal; and

•

the availability to stockholders who vote against approval of the merger agreement of appraisal rights under Delaware law, which provide stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

The Corp. Special Committee believes that each of these factors supported its conclusion that the merger is fair to, advisable to and in the best interests of Alfa Corp.’s unaffiliated stockholders.

The Corp. Special Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•

the fact that, following the merger, Alfa Corp.’s stockholders (other than the Mutual Group and its subsidiaries) will no longer participate in any future earnings of Alfa Corp. or benefit from any increases in Alfa Corp.’s value;

•	the fact that the merger agreement does not include a “majority of the minority” approval provision;

•

the fact that, because the Mutual Group has agreed to vote, or cause to be voted, approximately 53.9% of the voting power of Alfa Corp. common stock in favor of approving the merger, the proposed merger does not require the approval of any unaffiliated stockholders;

•

the fact that, while Alfa Corp. expects the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated;

•	the fact that the Mutual Group’s controlling interest in Alfa Corp. made a competing third party offer unlikely;

•

the fact that restrictions on the conduct of Alfa Corp.’s business prior to the consummation of the merger require Alfa Corp. to conduct its business in the ordinary course which may delay or prevent Alfa Corp. from pursuing business opportunities that may arise pending completion of the merger; and

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Alfa Corp.’s stockholders receiving the merger consideration.

This discussion of the information and factors considered by the Corp. Special Committee in reaching its conclusions and recommendation includes all of the material factors considered by the Corp. Special Committee, but is not intended to be exhaustive. In view of the wide variety of factors considered by the Corp. Special Committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Corp. Special Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Corp. Special Committee may have given different weight to different factors.

The Corp. Special Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Corp. Special Committee to represent effectively the interests of Alfa Corp.’s unaffiliated stockholders even though (x) the merger does not require approval of Alfa Corp.’s unaffiliated stockholders and (y) the Mutual Group holds approximately 53.9% of Alfa Corp.’s common stock, has the power to control Alfa Corp. and has indicated its intention not to sell any portion of those shares. These procedural safeguards include the following:

•	the Corp. Special Committee is comprised of four directors that are not affiliated with the Mutual Group and are not current employees of Alfa Corp. or any of its subsidiaries;

•

the Corp. Special Committee’s active and intense negotiations, with the assistance of advisors selected by the Corp. Special Committee, with representatives of the Mutual Group regarding the merger consideration and the other terms of the merger and the merger agreement;

•

other than their receipt of the board of directors and Corp. Special Committee fees (which are not contingent upon consummation of the merger, and were not contingent upon the Corp. Special Committee recommending the merger agreement), their indemnification and liability insurance rights under the merger agreement and the conversion of their phantom share awards into a cash investment alternative, members of the Corp. Special Committee do not have an interest in the merger different from that of Alfa Corp.’s unaffiliated stockholders;

•

the Corp. Special Committee retained and received the advice and assistance of Lazard as its financial advisor and requested and received from Lazard, on November 4, 2007, an opinion that, as of that date and based upon and subject to the assumptions, factors, limitations and qualifications set forth therein, the per share merger consideration to be paid to the holders of shares of Alfa Corp.’s common stock (other than the holders of excluded shares and affiliates of the Mutual Group) in the merger is fair to such holders from a financial point of view;

•	the Corp. Special Committee retained separate legal counsel to advise its members in the event of any potential conflict of interest, and to address any perception of such a conflict;

•	the recognition by the Corp. Special Committee that it had no obligation to recommend the approval of the merger proposal or any other transaction;

•

the recognition by the Corp. Special Committee that it could consider and recommend a superior proposal and terminate the merger agreement, thereby enabling Alfa Corp.’s unaffiliated stockholders to retain their equity stake in Alfa Corp., which would then remain a publicly traded company; and

•	the availability of appraisal rights under Delaware law for Alfa Corp.’s stockholders who oppose the merger.

In reaching its determination that the merger agreement and the merger are fair to, advisable to and in the best interests of Alfa Corp.’s unaffiliated stockholders, the board of directors carefully considered the analysis of the Corp. Special Committee as to the fairness to Alfa Corp.’s unaffiliated stockholders of the merger consideration of $22.00 per share. In determining the reasonableness of the Corp. Special Committee’s analysis, the board of directors considered and relied upon:

•	the process the Corp. Special Committee conducted in considering the merger;

•	the Corp. Special Committee’s having retained and received advice from its independent legal counsel, Skadden Arps;

•	the Corp. Special Committee’s having retained and received advice from its independent financial advisor, Lazard;

•

the Corp. Special Committee’s recommendation on November 4, 2007 that the board of directors determine that the merger agreement, the performance by Alfa Corp. of its obligations under the merger agreement, and the consummation of the transactions contemplated by the merger agreement, including the merger, are fair to, advisable to and in the best interests of Alfa Corp.’s stockholders (other than holders of excluded shares) and approve, adopt, authorize and declare advisable the merger agreement, the performance by Alfa Corp. of its obligations under the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger;

•

the Corp. Special Committee’s belief that their own economic interests were aligned with Alfa Corp.’s unaffiliated stockholders because the members of the Corp. Special Committee own, in aggregate, 932,332 shares of common stock, including phantom shares, or approximately 1.2% of the outstanding shares of common stock; and

•	the availability of appraisal rights under Delaware law for Alfa Corp.’s stockholders who oppose the merger.

The board of directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the Corp. Special Committee to represent effectively the interests of Alfa Corp.’s unaffiliated stockholders. The board of directors reached this conclusion based on, among other things:

•	the fact that the Corp. Special Committee consisted solely of independent directors who are not affiliated with the Mutual Group;

•	the selection and retention by the Corp. Special Committee of its own financial advisor and legal counsel;

•

the fact that the negotiations that had taken place between the Mutual Group and its representatives, on the one hand, and the Corp. Special Committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the Corp. Special Committee and promote the fairness of the transaction; and

•	the fact that the merger agreement and the merger were approved by the members of the board of directors who are not employees of Alfa Corp. or affiliated with the Mutual Group.

In light of the procedural protections described above, the board of directors, including each of the non-employee directors, did not consider it necessary either to require a separate affirmative vote of a majority of Alfa Corp.’s stockholders (other than the Mutual Group and its subsidiaries) even though the Mutual Group holds approximately 53.9% of Alfa Corp.’s common stock, has the power to control Alfa Corp. and has indicated its intention not to sell any portion of those shares.

In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

Based in part upon the recommendation of the Corp. Special Committee, the board of directors (with the abstention of two directors, Mr. Jerry Newby and Mr. C. Lee Ellis, who recused themselves from the vote due their conflicts of interest, and the dissent of one director, Mr. Dean Wysner, whose reasons for dissenting are described in “SPECIAL FACTORS- Position of the Mutual Group and Merger Sub as to the Fairness of the Merger to Alfa Corp.’s Unaffiliated Stockholders”) voted to approve and adopt the merger agreement and resolved to recommend that you vote FOR, the approval of the merger agreement.

If the merger is consummated, members of the board of directors of Alfa Corp., based on their ownership of shares of Alfa Corp. common stock and options, will be entitled to receive an aggregate of approximately $39,869,974 as merger consideration, approximately $19,282,670 of which would be received by members of the Corp. Special Committee. In addition, members of the Alfa Corp. board of directors hold phantom shares with an aggregate value of approximately $1,563,936 (approximately $1,228,634 of which is in respect of phantom shares held by members of the Corp. Special Committee) which will be converted into a cash investment option and otherwise paid in accordance with the terms of the director deferred compensation plan. See “SPECIAL FACTORS—Interests of Certain Persons in the Merger.”

The board of directors, based in part on the recommendation of the Corp. Special Committee, recommends that Alfa Corp.’s stockholders vote FOR the approval of the merger agreement. The recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above.

Position of the Mutual Group and Merger Sub as to the Fairness of the Merger to Alfa Corp.’s Unaffiliated Stockholders

Under the SEC rules governing “going private” transactions, the Mutual Group and Merger Sub are deemed to be engaged in a “going private” transaction and therefore are required to express their beliefs as to the fairness of the merger to Alfa Corp.’s unaffiliated stockholders. The Mutual Group and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Mutual Group’s and Merger Sub’s views as to fairness of the proposed merger should not be construed as a recommendation to any stockholder of Alfa Corp. as to how such stockholder should vote on the proposal to adopt and approve the merger agreement.

The Corp. Special Committee negotiated the terms and conditions of the merger agreement with the assistance of the Corp. Special Committee’s independent financial and legal advisors. Accordingly, neither the Mutual Group nor Merger Sub undertook any independent evaluation of the fairness of the proposed merger to Alfa Corp.’s unaffiliated stockholders or engaged a financial advisor for such purposes. The Mutual Group and Merger Sub did not participate in the deliberations of the Corp. Special Committee regarding, or receive advice from the Corp. Special Committee’s legal or financial advisors as to, the fairness of the proposed merger. The Mutual Group and Merger Sub believe, however, that the proposed merger is fair to the unaffiliated stockholders of Alfa Corp. based on the following factors:

•

the merger consideration of $22.00 per share represents a premium of approximately 44.7% to the $15.20 closing market price of Alfa Corp. common stock on the Nasdaq Global Select Market on July 17, 2007, the last trading day before the Mutual Group’s initial acquisition proposal was announced, a 23.6% premium to Alfa Corp.’s average closing market price for the twelve months prior to July 17, 2007, a 10.8% premium to Alfa Corp.’s highest closing market price for the twelve months prior to July 17, 2007 and a 25.6% premium to the $17.52 closing market price of Alfa Corp.’s common stock on the Nasdaq Global Select Market on November 2, 2007, the last trading day before the announcement of the merger agreement;

•	the merger will provide consideration to Alfa Corp.’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the merger consideration;

•

the merger agreement permits the Corp. Special Committee, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other acquisition proposals;

•

the merger agreement permits the Corp. Special Committee, prior to the time that the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the merger agreement and the merger is obtained, to withhold or withdraw its recommendation with respect to the merger agreement and the merger, if it determines that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law;

•

the merger agreement permits either the Mutual Group or Alfa Corp. (at the direction of the Corp. Special Committee) to terminate the merger agreement in the event that the Corp. Special Committee withholds or withdraws its recommendation with respect to the merger agreement and the merger due to the existence of a superior proposal;

•

the board of directors established a special committee of independent directors, consisting solely of directors who are not current officers, employees or controlling stockholders of Alfa Corp. and are not affiliated with the Mutual Group or Merger Sub, to negotiate with the Mutual Group and Merger Sub, and to determine if and under what conditions Alfa Corp. would enter into a merger agreement with the Mutual Group;

•	the Corp. Special Committee had no obligation to recommend the approval of the merger proposal or any other transaction;

•

the Corp. Special Committee, which was formed on July 17, 2007, was deliberative in its process, analyzing, evaluating and negotiating the terms of the proposed merger, its members and their representatives took active and direct roles in the negotiations with respect to the merger, including considering the transaction at numerous Corp. Special Committee meetings;

•

neither the Mutual Group nor Merger Sub participated in or had any influence on the deliberative process of, or the conclusions reached by, the Corp. Special Committee or the negotiating positions of the Corp. Special Committee;

•	the Corp. Special Committee retained nationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger;

•

the $22.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the Corp. Special Committee and its advisors and the Mutual Group and Merger Sub and their advisors;

•

the members of the Corp. Special Committee unanimously determined that the merger agreement and the merger are fair to, advisable to and in the best interests of Alfa Corp. and its unaffiliated stockholders;

•	the board of directors determined that the merger agreement and the merger are fair to, advisable to and in the best interests of Alfa Corp. and its unaffiliated stockholders;

•

the Corp. Special Committee received an opinion from its financial advisor, to the effect that, based upon and subject to the assumptions, factors, limitations and qualifications set forth therein, as of November 4, 2007, the per share merger consideration to be paid to holders of Alfa Corp. common stock (other than holders of excluded shares and affiliates of the Mutual Group) in the merger was fair to such holders from a financial point of view, see “SPECIAL FACTORS-Opinion of the Financial Advisor to the Corp. Special Committee”;

•

stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allow stockholders to have the fair value of their shares determined by the Delaware Court of Chancery and paid to them in cash;

•

the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for Alfa Corp.’s public stockholders whose ability, absent the merger, to sell their shares of Alfa Corp. common stock is adversely affected by the limited trading volume and low public float of the shares;

•

the value of Alfa Corp.’s equity and that the value to stockholders that would be achieved by continuing Alfa Corp. as a public company in the near to intermediate term was not likely to be as great as the merger consideration of $22.00 per share in view of trading characteristics of companies with market capitalization similar in size to that of Alfa Corp. and in view of the following factors: the substantial additional capital investments in technology and advertising required for Alfa Corp. to compete in the property casualty insurance and life insurance industry segments, the slow growth in the Alabama automobile insurance business, the higher operating expenses required for the foreseeable future to develop a platform for geographic expansion, and the increased pricing pressure in certain of the markets in which Alfa Corp. currently operates; and

•

the belief that no alternative bidder would likely be able to consummate an acquisition of Alfa Corp. due to the Mutual Group’s position that it is unwilling to sell its shares of Alfa Corp. common stock, which shares represent a controlling interest, in connection with any transaction involving the acquisition of Alfa Corp., and that therefore a process to solicit indications of interest from other potential acquirers of Alfa Corp. was unnecessary and impractical.

The merger agreement does not require the transaction to be approved by at least a majority of unaffiliated stockholders. The Mutual Group and Merger Sub believe, however, that taking into account the factors listed above, as well as the fact that the agreement between the Mutual Group, Merger Sub and Alfa Corp. resulted from arms-length negotiations between the Corp. Special Committee and its advisors and the Mutual Group and Merger Sub and their advisors, the absence of such a voting requirement did not diminish the fairness of the process undertaken by the board of directors and the Corp. Special Committee.

In arriving at the $22.00 per share merger consideration, the Mutual Group and Merger Sub did not consider the liquidation value of Alfa Corp. because they considered Alfa Corp. to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, the Mutual Group and Merger Sub did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of Alfa Corp. as a going concern but rather is indicative of historical costs. In addition, the Mutual Group and Merger Sub did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years.

The foregoing discussion of the information and factors considered and given weight by the Mutual Group and Merger Sub in connection with the fairness of the merger is not intended to be exhaustive. The Mutual Group and Merger Sub did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

As also described in “SPECIAL FACTORS—Background of the Merger,” based on the recommendation of the Mutual Group Special Committee, the full board of directors of the Mutual Group approved and adopted the merger agreement and the merger on November 4, 2007. The vote of the board was seventeen directors in favor and one opposed. The sole director who voted against the recommended transaction was Mr. Wysner, who was not a member of the Mutual Group Special Committee. Mr. Wysner subsequently stated that he felt he did not have sufficient information upon which to base an approval of the transaction.

Financial Projections

In connection with the Mutual Group’s review of Alfa Corp. and in the course of the negotiations between the Corp. Special Committee and the Mutual Group described in “SPECIAL FACTORS—Background of the Merger,” the management of the Alfa Companies provided the Corp. Special Committee certain non-public business and financial information. The non-public information included projections of Alfa Corp.’s future operating performance. Such projections also were provided to Lazard in its capacity as financial advisor to the Corp. Special Committee. Because the projections had been prepared by officers and employees of the Mutual Group who were serving as management of both the Mutual Group and Alfa Corp., Alfa Corp did not prepare separate projections. See “SPECIAL FACTORS-Interests of Certain Persons in the Merger.” The information set forth below has been excerpted from the materials provided to the Corp. Special Committee and Lazard, and does not give effect to the transactions contemplated by the merger agreement. These projections have been summarized below to give Alfa Corp.’s stockholders access to certain nonpublic information that was provided to the Corp. Special Committee and Lazard for the purpose of considering and evaluating the merger.

Alfa Corp. does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, as requested, management did provide financial forecasts to the Corp. Special Committee and its financial advisor, Lazard.

The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available in connection with the parties’ due diligence investigation of Alfa Corp. and the proposed transaction. The projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections.

The projections included in this proxy statement have been prepared by, and are the responsibility of management. PricewaterhouseCoopers, Alfa Corp.’s independent registered public accounting firm, has neither examined nor compiled the projections and, accordingly, PricewaterhouseCoopers does not express an opinion or any other form of assurance with respect to the projections. The audit report incorporated by reference into this proxy statement related to Alfa Corp.’s historical financial information does not extend to the projections and should not be read to do so.

In compiling the projections, management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. Failure to achieve any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. None of Alfa Corp., the Mutual Group, or any of their respective affiliates, advisors or representatives has made or makes any representation to any stockholder regarding our ultimate performance compared to the information contained in these projections. See “FORWARD-LOOKING STATEMENTS.”

Management does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error. The projections are set forth below:

	Management Projections
	2007	2008	2009	2010	2011	2012
	(dollars in millions except per share amounts)
Property Casualty Operations
Direct Written Premium	$640.3	$678.8	$710.8	$743.8	$780.1	$820.0
Premiums Earned	628.4	658.0	693.0	726.3	761.4	800.2
Net Underwriting Income	62.7	67.2	70.6	78.1	80.7	88.5
Net Investment Income	45.6	48.8	51.7	55.1	58.7	62.5
Other Income	7.9	8.3	8.7	9.1	9.6	10.1
Provision for Income Taxes	(29.3)	(31.3)	(33.0)	(35.9)	(37.5)	(40.6)

Net Operating Income	$87.0	$93.0	$98.0	$106.5	$111.5	$120.5

Net Operating Earnings per Share	$1.07	$1.13	$1.19	$1.29	$1.34	$1.45

Material Assumptions—P&C
Direct Written Premium Growth %	2.2	6.0	4.7	4.6	4.9	5.1
Loss and Loss Adjustment Expense Ratio	62.2	62.1	61.9	61.7	61.8	61.8
Expense Ratio	27.7	27.6	27.9	27.6	27.5	27.1

Combined Ratio	90.0	89.8	89.8	89.2	89.4	88.9

Life Operations
Premium and Policy Charges	$89.2	$94.3	$99.5	$104.6	$109.8	$114.8
Net Underwriting Income (Loss)	(27.8)	(28.2)	(29.4)	(31.2)	(31.7)	(33.1)
Net Investment Income	61.7	67.3	73.3	79.2	85.1	91.1
Provision for Income Taxes	(10.8)	(12.7)	(14.5)	(16.1)	(17.9)	(19.4)

Net Operating Income	$23.1	$26.4	$29.5	$31.9	$35.5	$38.6

Net Operating Income Per Share	$0.28	$0.32	$0.36	$0.39	$0.43	$0.46

Alfa Corporation
Consolidated Net Operating Income	$105.7	$118.6	$127.4	$139.2	$148.5	$161.5

Consolidated Net Operating Earnings per Share	$1.29	$1.45	$1.55	$1.68	$1.79	$1.94

Data may differ from actual due to rounding.

Noninsurance and corporate segments are excluded due to immateriality of projected values.

Operating income (loss), a non-GAAP financial measure, is defined as net income (loss) excluding realized investment gains and losses, net of applicable taxes. Management uses operating income as a measure of the Company’s ongoing profitability since it eliminates the effect of securities market volatility from earnings.

Opinion of the Financial Advisor to the Corp. Special Committee

Under an engagement letter, dated August 14, 2007, the Corp. Special Committee retained Lazard to act as its investment banker in connection with the possible acquisition by the Mutual Group of the public stockholders’ common stock. Certain of the services performed by Lazard pursuant to that engagement are described earlier in this proxy statement under the heading “Special Factors—Background of the Merger.” As part of that engagement, the Corp. Special Committee requested that Lazard evaluate the fairness to the holders of common stock of Alfa Corp. (other than holders of excluded shares and affiliates of the Mutual Group), from a financial point of view, of the consideration to be paid to such holders in the merger. On November 4, 2007, Lazard rendered its opinion to the Corp. Special Committee to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the per share merger consideration to be paid to holders of shares of Alfa Corp.’s common stock (other than the holders of excluded shares and affiliates of the Mutual Group) in the merger is fair to such holders from a financial point of view.

The full text of the Lazard opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lazard in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read Lazard’s opinion carefully in its entirety. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions contained in a draft, dated November 4, 2007, of the merger agreement;

•	Analyzed certain publicly available historical business and financial information relating to Alfa Corp.;

•	Reviewed various financial forecasts and other data provided to Lazard by the management of Alfa Corp. relating to the business and prospects of Alfa Corp.;

•	Held discussions with members of the senior management of Alfa Corp. with respect to the business and prospects of Alfa Corp.;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Alfa Corp.;

•

Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Alfa Corp., and in other industries generally;

•	Reviewed the historical stock prices and trading volumes of Alfa Corp. common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of (and did not independently verify) such information or any independent valuation or appraisal of any of the assets or liabilities of Alfa Corp. or concerning the solvency or fair value of Alfa Corp. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Alfa Corp. as to the future financial performance of Alfa Corp. Lazard did not assume any responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the merger agreement would be identical in all material respects to the draft agreement reviewed by Lazard, and that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions by Alfa Corp. Lazard also assumed that obtaining the necessary regulatory and contractual consents for the merger would not have an adverse effect on Alfa Corp. or the merger. In addition, Lazard assumed that the representations and warranties contained in the merger agreement and all agreements related to the merger agreement were true and complete in all material respects. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Alfa Corp. had obtained such advice as it deemed necessary from qualified professionals. Lazard did not express any opinion as to the price at which the shares of Alfa Corp.’s common stock might trade at any time subsequent to the announcement of the merger.

Lazard’s engagement and opinion are for the benefit of the Corp. Special Committee and Lazard’s opinion only addresses the fairness, from a financial point of view, to the holders of shares of Alfa Corp.’s common stock (other than holders of excluded shares and affiliates of the Mutual Group) of the per share merger consideration to be paid to such holders in the merger as of the date of Lazard’s opinion. Lazard’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Alfa Corp. or the underlying business decision by Alfa Corp. to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Alfa Corp.’s common stock as to how such holder should vote with respect to the merger or any matter relating thereto. In addition, Lazard’s opinion does not address the fairness of the amount or nature of, or any other aspect of, the compensation to any of Alfa Corp.’s officers, directors or employees, or any class of such persons, relative to the per share merger consideration to be paid to the public stockholders of Alfa Corp. or otherwise. In arriving at its opinion, Lazard was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of Alfa Corp. common stock or any business combination or other extraordinary transaction involving Alfa Corp. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions in effect on, and information available to Lazard as of the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

The following is a brief summary of the material financial analyses that Lazard performed in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses.

For purposes of its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alfa Corp. No company, transaction or business used in Lazard’s analyses as a comparison is identical to Alfa Corp. or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities, actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Valuation Analyses

Public Market Trading Analysis

Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to Alfa Corp. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Alfa Corp.

The companies included in this analysis were:

•	The Allstate Corporation

•	The Progressive Corporation

•	Safeco Corporation

•	Mercury General Corporation

•	The Hanover Insurance Group, Inc.

•	State Auto Financial Corporation

•	Horace Mann Educators Corporation

•	Infinity Property and Casualty Corporation

•	Safety Corporation

The estimated financial information for the selected public companies used by Lazard in its analysis was based on estimates available as of November 2, 2007 by Institutional Brokers Estimate System or I/B/E/S (“IBES”), a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts. The historical financial information used by Lazard in its analysis was based on publicly available historical information. The market price information used in such analysis was as of November 2, 2007.

The financial information compared included current stock price, market capitalization, price as a percentage of the previous 52 weeks’ high stock price, price as a multiple of estimated earnings per share for 2007 and 2008, price as a multiple of generally accepted accounting principles (“GAAP”) book value excluding accumulated other comprehensive income (which Lazard referred to as “adjusted book value”) as of September 30, 2007, the percentage of estimated earnings per share growth from 2007 to 2008, the estimated long term growth rate in earnings per share, the estimated return on average equity for 2007 and 2008 and the dividend yield. The financial information compared also included GAAP property casualty net premiums written growth rates, GAAP loss ratios, GAAP combined ratios, net premiums written as a multiple of surplus under statutory accounting practices and ratios of debt to capital. In order to arrive at a public market reference range for Alfa Corp., Lazard derived multiples for the comparable companies, including price as a multiple of (i) estimated earnings per share for 2007 and 2008 in accordance with GAAP and (ii) adjusted book value. This analysis indicated the following multiples:

	Price to:
	2007E EPS		2008E EPS		Book Value
High	11.5	x	12.9	x	2.77	x
Mean	9.5		9.9		1.43
Median	10.2		10.2		1.19
Low	6.3		7.0		1.01

On the basis of certain of the foregoing information, Lazard calculated a range of per share equity values for Alfa Corp. of $13.00 to $17.50, based on IBES estimates, and $14.00 to $18.50, based on management projections.

Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information for selected precedent merger and acquisition transactions in the insurance industry and compared such information to the corresponding information for the proposed merger. Specifically, Lazard reviewed 18 insurance transactions announced from 1995 to the present, including nine insurance transactions announced from 2002 to the present. In order to arrive at a valuation range for Alfa Corp. based on comparable transactions, Lazard derived multiples for the comparable transactions, including the price paid for the target companies as a multiple of (i) the reported book value of the target companies, (ii) adjusted book value of the target companies, (iii) latest twelve month (LTM) net operating income of the target companies, and (iv) estimated forward earnings (FY1) based on IBES median estimates for the target companies. The precedent transactions reviewed were:

Date Announced	Acquiror	Target
10/30/2007	Mapfre SA	The Commerce Group Inc.
05/15/2007	American International Group	21st Century Insurance Group
05/07/2007	Liberty Mutual Group	Ohio Casualty Corporation
03/02/2007	Zurich Financial Services Group	Bristol West Holdings, Incorporated
12/05/2006	Fremont Partners and Texas Pacific Group Capital	Direct General Corporation
10/17/2006	Affirmative Insurance Holdings, Incorporated	USAgencies L.L.C.
11/07/2005	GMAC Insurance Holdings	MEEMIC Insurance Company
07/29/2005	Sentry Insurance	Viking Insurance
06/25/2003	American Insurance Group	GE U.S. Auto & Home

Date Announced	Acquiror	Target
10/31/2000	American National Insurance Company	Farm Family Holdings, Incorporated
10/25/2000	State Auto Financial Corporation	Meridian Insurance Group
07/12/1999	Metropolitan Life Insurance Company	St. Paul Personal Lines
06/09/1999	Allstate Corporation	CNA Financial Personal Lines
11/16/1998	Allmerica Financial Corporation	Citizens Corporation
06/04/1998	Nationwide Mutual Insurance Company	ALLIED Group Incorporated
06/09/1997	Safeco Corporation	American States Financial Corporation
02/19/1997	Allmerica Financial Corporation	Allmerica Property & Casualty Companies
08/25/1995	Berkshire Hathaway Incorporated	GEICO Corporation

Lazard calculated the following multiples for the nine selected transactions announced from 2002 to present:

	Price/Book Reported		Price/Book Adjusted		Price/LTM Earnings		Price/ FY1
High	2.19	x	2.21	x	19.5	x	23.2	x
Mean	1.95		1.92		13.6		16.0
Median	2.00		1.97		13.1		15.0
Low	1.67		1.65		10.2		12.3

Lazard calculated the following multiples for the 18 selected transactions announced from 1995 to present:

	Price/Book Reported		Price/Book Adjusted		Price/LTM Earnings		Price/ FY1
High	3.69	x	3.94	x	23.4	x	23.2	x
Mean	1.95		2.09		15.7		16.7
Median	1.93		1.95		15.7		15.2
Low	1.25		1.31		10.2		12.3

On the basis of certain of the foregoing information, Lazard calculated a range of per share equity values for Alfa Corp. of $19.00 – $23.25.

Discount Dividend Analysis

Lazard performed a discounted dividend analysis for Alfa Corp. by adding (1) the present value of management’s projected dividends from Alfa Corp.’s insurance subsidiaries and other estimated cash flows for the fourth quarter of fiscal year 2007 and the full fiscal years 2008 through 2012 and (2) the present value of the terminal value of Alfa Corp. based on management’s projected GAAP net operating income for the fiscal year 2012. Lazard calculated the terminal value of Alfa Corp. by applying multiples ranging from 12.5x to 13.5x to Alfa Corp.’s projected 2012 GAAP net operating income. The terminal value refers to the value of all future cash flows from an asset at a particular point in time. Lazard selected the range of multiples based on a number of factors, including consideration of the trading multiples derived in the comparable companies analysis and historical trading multiples of Alfa Corp. and the companies in the comparable companies analysis. The dividends and terminal value were discounted to present value using discount rates ranging from 8.0% to 10.0%. This analysis resulted in a range of illustrative values for Alfa Corp. on an equity value per share basis of $17.00 to $20.00.

Lazard ran sensitivities to the discounted dividend analysis for Alfa Corp. The sensitivities reflect ratios of net premiums written to statutory surplus of Alfa Corp.’s property casualty insurance subsidiaries of 1.40x, 1.50x and 1.60x, respectively, in each case holding constant such ratio from the fiscal years 2007 through 2012 and in each case taking into consideration the statutory dividend limitations of Alfa Corp.’s property casualty insurance subsidiaries. The sensitivities reflect terminal value multiples of 12.5x to 13.5x and a discount rate of 9.0%.

The following table presents the results of the sensitivities:

Illustrative Equity Value per Share
1.40x Net Premiums Written / Surplus	$19.03 – $20.18
1.50x Net Premiums Written / Surplus	$19.24 – $20.38
1.60x Net Premiums Written / Surplus	$19.39 – $20.52

In comparison to the results of the sensitivities shown above, the range of illustrative values for Alfa Corp. on an equity value per share basis using management’s projections, terminal value multiples of 12.5x to 13.5x and a discount rate of 9.0% was $17.85 to $19.08.

Lazard ran sensitivities to the sensitivities shown above. These further sensitivities, calculated at a terminal value multiple of 13.0x and a discount rate of 9.0%, reflect (1) annual changes in the growth rate of Alfa Corp.’s property casualty net premiums written for the fiscal years 2009 though 2012 ranging from –1% to +2% and (2) annual changes in the growth rate of Alfa Corp.’s property casualty combined ratio for the fiscal years 2009 though 2012 ranging from –2% to +2%.

The following tables present the results of the sensitivities:

Illustrative Equity Value per Share
1.40x Net Premiums Written / Surplus	$17.85 – $21.77
1.50x Net Premiums Written / Surplus	$18.04 – $21.99
1.60x Net Premiums Written / Surplus	$18.19 – $22.15

In comparison to the results of the sensitivities shown above, the range of illustrative values for Alfa Corp. on an equity value per share basis using management’s projections with the range of annual changes in growth rates and combined ratio described above, a terminal value multiple of 13.0x and a discount rate of 9.0% was $16.77 to $20.65.

Other Analyses

Minority Buy-in Premiums

Lazard reviewed premiums paid by acquirers in selected pending and completed minority buy-in transactions announced since January 1, 1997, where the acquirer owned at least 51% of the target before the transaction and 100% ownership after the transaction, and the acquired offer value was at least $50 million. The premiums paid information utilized by Lazard was obtained from Thomson SDC Platinum (a data base designed to address specific needs of the capital markets industry). Lazard showed the premiums paid for the 1 day, 1 week and 4 week periods prior to the transaction.

Lazard reviewed the following all-cash acquisitions of minority interest transactions in the financial services sector:

Announcement Date	Effective Date	Acquiror	Target
02/22/2007	09/28/2007	American Financial Group, Incorporated	Great American Financial Resources, Incorporated
01/24/2007	09/27/2007	American International Group	21st Century Insurance Group
11/20/2006	04/20/2007	Toronto-Dominion Bank	TD Banknorth, Incorporated
03/21/2006	05/24/2006	Erie Indemnity Company	Erie Family Life Insurance Company
10/10/2001	11/27/2001	Toronto-Dominion Bank	TD Waterhouse Group, Incorporated
06/06/2001	12/13/2001	Liberty Mutual Insurance Holding Company	Liberty Financial Companies
03/26/2001	08/21/2001	Credit Suisse First Boston, Incorporated	Credit Suisse First Boston direct Acquisition Corporation
07/24/2000	01/11/2001	Phoenix Home Life Mutual Insurance Company	Phoenix Investment Partners, Limited
03/27/2000	06/27/2000	Hartford Fin Services Group, Incorporated	Hartford Life (ITT Hartford)
03/21/2000	04/20/2000	Citigroup, Incorporated	Travelers Property Casualty Corporation
01/19/2000	04/19/2000	Metropolitan Life Insurance Company	Conning Corporation
10/27/1998	12/14/1998	Allmerica Financial Corporation	CitizensHanover Insurance Companies
10/22/1998	04/29/1999	Bank of America, National Trust and Savings Association	BA Merchant Services (Bank of America) , LLC
06/02/1997	07/15/1997	Associated Insurance Companies	Acordia, Incorporated
01/13/1997	09/02/1997	Zurich Versicherungs GmbH	Zurich Reinsurance Centre, Incorporated

Lazard also reviewed the following all-cash acquisition of minority interest transactions in industries other than financial services:

Announcement Date	Effective Date	Acquiror	Target
01/09/2006	06/22/2007	Verenigde Nederlandse Uitgeversbedrijven	NetRatings, Incorporated
02/06/2006	05/16/2006	Lafarge SA	Lafarge North America, Incorporated
09/01/2005	11/09/2005	IYG Holding Company	7-Eleven, Incorporated
07/08/2005	03/22/2006	Absolut Spirits Company	Cruzan International, Incorporated
07/01/2005	10/28/2005	Santos Limited	Tipperary Corporation
02/21/2005	07/26/2005	Novartis AG	Eon Labs Marketing, Incorporated
01/27/2005	04/21/2005	Danisco A/S	Genencor International, Incorporated
08/20/2004	12/08/2004	Cox Enterprises, Incorporated	Cox Communications, Incorporated
06/02/2003	08/22/2003	ICN Pharmaceuticals, Incorporated	Ribapharm, Incorporated
12/13/2002	09/29/2003	Savia SA de CV (Pulsar)	Seminis Incorporated
07/26/2002	02/28/2003	Samuel J. Heyman	International Specialty Products, Incorporated
02/19/2002	04/11/2002	Sabre Holdings Corporation	Travelocity.com, Incorporated

Announcement Date	Effective Date	Acquiror	Target
08/21/2001	02/26/2002	Thermo Electron Corporation	Spectra Physics, Incorporated
05/30/2001	09/06/2001	Bacou SA	Bacou USA, Incorporated
05/23/2001	09/28/2001	Electronic Data Systems Corporation	Unigraphics Solutions, Incorporated
05/14/2001	10/31/2001	Seneca Investments, LLC	Agency.com, Incorporated
12/29/2000	07/02/2001	Benesse Corporation	Berlitz International, Incorporated
12/14/2000	08/31/2001	O. Gene Bicknell, Incorporated	NPC International, Incorporated
10/27/2000	03/16/2001	Enron Corporation	Azurix Corporation (Enron)
09/21/2000	03/09/2001	Ford Motor Company	Hertz Corporation
03/17/2000	09/15/2000	BP Amoco PLC	Vastar Resources, Incorporated
03/14/2000	06/20/2000	Alcoa, Incorporated	Howmet International, Incorporated
01/31/2000	04/20/2000	Thermo Instrument Systems, Incorporated	Thermo BioAnalysis Corporation (Thermo)
01/31/2000	05/12/2000	Thermo Instrument Systems, Incorporated	ThermoQuest Corporation
01/31/2000	05/12/2000	Thermo Instrument Systems, Incorporated	Thermo Optek Corporation
01/19/2000	02/09/2000	Elyo	Trigen Energy Corporation
12/08/1999	06/19/2000	Heico Companies	Robertson-Ceco Corporation
12/01/1999	04/19/2000	Boise Cascade Holdings LLC	Boise Cascade Office Products Corporation
10/20/1999	06/06/2000	Thermo Electron Corporation	Thermoretec Corporation
06/03/1999	06/16/1999	Roche Holding AG	Genentech, Incorporated
05/07/1999	07/30/1999	McDermitt International, Incorporated	J. Ray McDermott SA
04/12/1999	06/30/1999	Investor Group	Meadowcraft, Incorporated
04/01/1999	08/15/1999	Vivendi SA	Aqua Alliance, Incorporated
03/24/1999	11/04/1999	Warburg Pincus Ventures, LP	Knoll Incorporated (Warburg Pincus)
03/21/1999	07/01/1999	Viacom, Incorporated	Spelling Entertainment Group, Incorporated
10/16/1998	02/12/1999	Affiliated Computer Services, Incorporated	BRC Holdings, Incorporated
09/23/1998	12/17/1998	Usinor SA	J&L Specialty Steel, Incorporated
04/30/1998	11/02/1998	Dow AgroSciences, LLC	Mycogen (Dow AgroSciences) Corporation
03/17/1998	07/31/1998	Investor Group	BET Holdings, Incorporated
03/05/1998	05/20/1998	Xerox Corporation	XLConnect Solutions, Incorporated
01/22/1998	09/29/1998	Koninklijke KNP BT NV	BT Office Products International, Incorporated
01/08/1998	01/30/1998	Rayonier, Incorporated	Rayonier Timerlands LP
06/26/1997	11/26/1997	Rhone-Poulenc SA	Rhone-Poulenc Rorer, Incorporated
06/20/1997	03/30/1998	Waste Management	Wheelabrator Technologies, Incorporated
06/03/1997	01/15/1998	FH Faulding & Company Limited	Faulding Incorporated (FH Faulding & Co.)
05/22/1997	07/09/1998	Texas Industries, Incorporated	Chaparral Steel Company

The results of these calculations were as follows:

	Number of Transactions	1-Day		1-Week		4 weeks
		Mean	Median	Mean	Median	Mean	Median
Financial Services	15	33%	25%	36%	39%	34%	33%
All Other Industries	46	40%	28%	42%	32%	49%	37%
Total	61	38%	27%	40%	33%	46%	35%

On the basis of certain of the foregoing information, Lazard calculated a range of per share equity values for Alfa Corp. of $19.00 – $22.50.

Market Review

Lazard reviewed share price data for Alfa Corp. for the three year period ended July 16, 2007 (the “pre-offer period”), the last trading day prior to the receipt on July 17, 2007 of the Mutual Group’s initial offer for Alfa Corp., as well as the period from July 17, 2007 through November 2, 2007 (the “post offer period”), the last trading day prior to the announcement that the Mutual Group and Alfa Corp. had entered into the merger agreement. Lazard also reviewed, for the pre-offer period and the post-offer period, Alfa Corp’s (1) price as a multiple of next twelve months (NTM) estimated earnings per share and (2) price as a multiple book value, in each case as compared to an index of publicly-traded comparable companies. Lazard also summarized analyst views on Alfa Corp. and reviewed earnings per share estimates and share price targets.

Miscellaneous

In connection with Lazard’s services as the Corp. Special Committee’s investment banker, Alfa Corp. agreed to pay Lazard a formula based fee currently estimated to aggregate approximately $5.77 million, of which $1.25 million is not contingent upon the consummation of the merger. Alfa Corp. has also agreed to reimburse Lazard for all expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws. During the two years prior to this transaction, Lazard has not received any investment banking fees from, or provided any investment banking services to, Alfa Corp. or its affiliates, including the Mutual Group, nor did Lazard have any material relationship with Alfa Corp. or its affiliates, including the Mutual Group during the two years prior to this transaction.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of Alfa Corp., for their own accounts and for the accounts of their customers and, accordingly may at any time hold for a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to the Corp. Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Alfa Corp.

Lazard prepared these analyses for the purpose of providing an opinion to the Corp. Special Committee as to the fairness, from a financial point of view, to the holders of shares of Alfa Corp.’s common stock (other than holders of excluded shares and affiliates of the Mutual Group) of the merger consideration to be paid to such holders. The merger consideration to be paid to the holders of shares of Alfa Corp.’s common stock pursuant to the merger agreement was determined through arm’s-length negotiations between representatives of the Corp. Special Committee and representatives of the Mutual Group and was approved by the Corp. Special Committee and Alfa Corp.’s board of directors. Lazard did not recommend any specified merger consideration to the Corp. Special Committee or to Alfa Corp. or that any given merger consideration constituted the only appropriate consideration for the merger.

The opinion of Lazard was one of many factors taken into consideration by the Corp. Special Committee. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Corp. Special Committee with respect to the merger consideration or of whether the Corp. Special Committee would have been willing to recommend a merger transaction with different merger consideration. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of Alfa Corp.

Alternatives to the Merger

The Mutual Group considered a number of strategic alternatives including seeking to effect acquisitions of competing insurance companies, effecting joint ventures with other mutual farm bureau insurers, restructuring the direct writing of insurance within the Alfa Companies to consolidate all homeowners insurance into the Mutual Group and AMG, restructuring the catastrophe reinsurance plan among all the Alfa Companies, taking Alfa Corp. and its subsidiaries private by having the Mutual Group and AMG acquire all of the Alfa Corp. common stock not already held by them, and maintaining the status quo of the Alfa Companies. The Mutual Group considered these alternatives for a number of months, but ultimately reached the conclusion that taking Alfa Corp. private was the optimal solution because it better positions the Mutual Group to enhance the Alfa Companies’ competitive position in the market, grow its surplus for the benefit of its policyholders, focus on long-term decision making for the Alfa Companies, increase the Alfa Companies’ financial flexibility, simplify the Alfa Companies’ organization, accelerate the Alfa Companies’ investment in technology, increase the likelihood for expansion by the Alfa Companies into additional states, accelerate homeowners insurance profitability and reduce the costs associated with being a public company. The Mutual Group did not consider a sale or reduction of its controlling interest in Alfa Corp. After reaching the conclusion to acquire all of the remaining shares of Alfa Corp. common stock not held by it, the Mutual Group chose the merger structure, because it was the preferable means to acquire the entire equity interest in Alfa Corp. and provide cash to Alfa Corp.’s unaffiliated stockholders. The Mutual Group also considered a tender offer transaction, but rejected that alternative because a merger allows for a prompt and orderly transfer of ownership of the shares in a single step, without the necessity of acquiring enough shares to execute a back-end, short-form merger associated with a tender offer.

Certain Effects of the Merger

Conversion of Outstanding Alfa Corp. Common Stock

Upon the merger agreement being approved by Alfa Corp.’s stockholders and the other conditions to the closing of the merger being satisfied or waived, Merger Sub will be merged with and into Alfa Corp., with Alfa Corp. continuing as the surviving corporation in the merger. After the merger, the Mutual Group will directly own all of the outstanding shares of capital stock of Alfa Corp.

When the merger is completed, each share of Alfa Corp. common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $22.00 in cash, without interest.

Stock Options

Each outstanding stock option (whether vested or unvested) at the effective time of the merger will be cancelled, and each holder thereof will receive, at or as soon as practicable after the effective time of the merger, an amount in cash equal to the product of (1) the excess of the per share merger consideration of $22.00 over the per share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option, less applicable taxes required to be withheld with respect to such payment.

Restricted Stock

Each outstanding restricted stock award of Alfa Corp. common stock at the effective time of the merger will vest, and each holder thereof shall be entitled to receive the per share merger consideration of $22.00 with respect to such award, less applicable taxes required to be withheld with respect to such vesting.

Effect on Ownership Structure of Alfa Corp.

At the effective time of the merger, Alfa Corp.’s current stockholders (other than the Mutual Group), will cease to have ownership interests in Alfa Corp. or rights as Alfa Corp. stockholders. Therefore, Alfa Corp.’s current stockholders (other than the Mutual Group) will not participate in any earnings or growth of Alfa Corp. following the merger and will not benefit from any increase in the value of Alfa Corp. following the merger.

Effect on Listing, Registration and Status of Alfa Corp. Common Stock

Alfa Corp.’s common stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Select Market under the symbol “ALFA.” As a result of the merger, Alfa Corp. will be a privately held company, and there will be no public market for its common stock. After the merger, Alfa Corp.’s common stock will cease to be listed on the Nasdaq Global Select Market, and price quotations with respect to sales of shares of Alfa Corp.’s common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Alfa Corp. After the effective time of the merger, Alfa Corp. will also no longer be required to file periodic reports with the SEC.

Effect on Organization and Management of Alfa Corp.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation in the merger. It is expected, that immediately following the effective time of the merger, the officers of Alfa Corp. immediately prior to the effective time of the merger will remain officers of the surviving corporation. The certificate of incorporation of Alfa Corp. as in effect immediately prior to the effective time of the merger, shall, from and after the effective time of the merger be the certificate of incorporation of the surviving corporation, until duly amended as provided therein or by applicable law.

In connection with financing the merger, the property casualty insurance company subsidiaries of Alfa Corp., Mutual Group, AMG and ASIC propose to amend the pooling arrangement among them to reduce the allocation of risk that Alfa Corp.’s property casualty insurance subsidiaries assume from the pool. If approved by the Alabama Department of Insurance and the Commonwealth of Virginia State Corporation Commission (Bureau of Insurance), these reduced pooling percentages will be effective at the effective time of the merger. For additional information on the financing of the merger and the proposed amendment to the pooling arrangement, see “SPECIAL FACTORS—Financing of the Merger.”

It is expected that, upon consummation of the merger, and subject to the discussion above, the operations of Alfa Corp. will be conducted substantially as currently conducted; however, Alfa Corp. will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirement, associated with being a public company. Management of the Mutual Group has advised Alfa Corp. that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Alfa Corp.’s corporate structure, business or management, such as a merger, liquidation, physical relocation of headquarters or sale or transfer of a material amount of assets. It is expected, however, that following the merger, Alfa Corp.’s management will continuously evaluate and review Alfa Corp.’s business and operations and may develop new plans and proposals they consider appropriate to maximize the value of Alfa Corp. The Mutual Group reserves the right to make any changes deemed appropriate in light of its evaluation and review or in light of future developments.

Beneficial and Detrimental Effects

Benefits of the merger to the Mutual Group are that, after the merger, the Mutual Group will be entitled to 100% of the future earnings and growth of Alfa Corp., if any, and the Mutual Group’s interests in the net book value and net earnings of Alfa Corp. will be 100% based on its holdings of Alfa Corp.’s outstanding capital stock. Detriments of the merger to the Mutual Group include the lack of liquidity for Alfa Corp. common stock following the merger, the risk that Alfa Corp. will decrease in value following the merger, and the payment by Alfa Corp. of approximately $471 million in transaction costs and estimated fees and expenses related to the merger. See “SPECIAL FACTORS-Estimated Fees and Expenses of the Merger.”

The benefits of the merger to Alfa Corp.’s unaffiliated stockholders are the right to receive $22.00 per share in cash for their shares of Alfa Corp. common stock and not bearing the risk of continuing their investment in Alfa Corp. The detriments of the merger to such stockholders are that they will cease to participate in Alfa Corp.’s future earnings and growth, if any, will no longer own any interest in Alfa Corp.’s net book value or net earnings, and that the receipt of the payment for their shares in the merger will be a taxable event for federal income tax purposes. See “SPECIAL FACTORS-Federal Income Tax Consequences.”

Immediately after the merger, based on Alfa Corp.’s unaudited September 30, 2007 financial statements and calculated based on the net earnings of Alfa Corp. for the nine months ended September 30, 2007, the Mutual Group’s 100% interest in Alfa Corp. will be equal to approximately $6.39 per share in the surviving corporation’s net book value as compared to $5.83 per share in Alfa Corp.’s net book value for the nine months ended September 30, 2007 and $74,729,635 in the surviving corporation’s net earnings as compared to $40,279,273 in Alfa Corp.’s net earnings for the nine months ended September 30, 2007.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors, you should be aware that certain of Alfa Corp.’s executive officers and directors, the Mutual Group and Merger Sub may have interests in the transaction that are different from, or are in addition to, the interests of Alfa Corp.’s unaffiliated stockholders generally. The Corp. Special Committee and the board of directors were aware of these conflicts of interests and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS—Background of the Merger.”

Alfa Corp. Directors

Certain members of the board of directors of Alfa Corp. are affiliated with the Mutual Group and Merger Sub and have conflicts of interest in evaluating the merger. Jerry A. Newby is a director, Chairman of the Board, President and Chief Executive Officer of the Mutual Group and a director and President of Merger Sub; C. Lee Ellis is the Executive Vice President, Operations of the Mutual Group and a director and Vice President of Merger Sub; and each of Hal F. Lee, Russell R. Wiggins, Dean Wysner, Steve Dunn and Jacob C. Harper is a director and officer of the Mutual Group. For additional information on these members of the board of directors, see “DIRECTORS AND EXECUTIVE OFFICERS OF ALFA CORP. AMI, AMF AND MERGER SUB.”

Alfa Corp. Executive Officers

The executive officers of Alfa Corp. are affiliated with the Mutual Group and Merger Sub. Each executive officer of Alfa Corp. also serves in the same role as an executive officer of the Mutual Group; and Jerry A. Newby is a director and President of Merger Sub, C. Lee Ellis is a director and Vice President of Merger Sub, Stephen G. Rutledge is a director, Vice President and Treasurer of Merger Sub, and H. Al Scott is director, Vice President and Secretary of Merger Sub. For additional information on these executive officers, see “DIRECTORS AND EXECUTIVE OFFICERS OF ALFA CORP., AMI, AMF AND MERGER SUB.”

Treatment of Shares Held under Alfa Corp. and AMI Benefits Plans

Shares held under the Alfa Mutual Insurance Company Savings and Profit Sharing Plan (401(k) Plan). Upon completion of the merger, each stock account with respect to Alfa Corp. common stock held by a participant (including executive officers of Alfa Corp.) under the Alfa Mutual Insurance Company Savings and Profit Sharing Plan will be settled for cash in an amount equal to the product of (1) the number of shares of Alfa Corp. common stock subject to such stock account multiplied by (2) the merger consideration of $22.00 per share, and the cash will remain in the participant’s account where it may be redirected to any other investment alternative. As of November 4, 2007, the date that the merger agreement was signed, participants were prohibited from making new elections to invest in Alfa Corp. common stock. Following the effective time of the merger, participants (including the executive officers of the surviving corporation) will continue to be eligible to participate in the Alfa Mutual Insurance Company Savings and Profit Sharing Plan under the terms that existed prior to the effective time of the merger; however, Alfa Corp. common stock will no longer exist as an investment option under the plan. If the merger does not close, the plan will operate as it did prior to the date the merger agreement was signed.

Shares held under the Alfa Corporation Employee Stock Purchase Plan. Upon completion of the merger, participants (including the directors and executive officers of Alfa Corp.) will be entitled to receive the merger consideration of $22.00 per share of Alfa Corp. common stock held by them at the effective time of the merger, including shares issued to them under the Alfa Corporation Employee Stock Purchase Plan. After the merger, the Alfa Corporation Employee Stock Purchase Plan will be terminated. As of the date that the merger agreement was signed, the plan was frozen so that participants may not make new elections to purchase shares of Alfa Corp. common stock under the plan. If the merger does not close, the plan will operate as it did prior to the date the merger agreement was signed.

Stock Options. Upon completion of the merger, all outstanding options to acquire shares of Alfa Corp. common stock will become fully vested and will be cancelled, holders of such options (including executive officers of Alfa Corp.) will be entitled to receive an amount in cash equal to the excess of the per share merger consideration of $22.00 over the applicable exercise price per share of Alfa Corp. common stock subject to such stock options. All vested and unvested options to acquire shares of Alfa Corp. common stock held by the executive officers of Alfa Corp. were issued under the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan (the “2005 Plan”), which amended and restated the Alfa Corporation Amended and Restated Stock Incentive Plan (dated February 27, 2001), which amended and restated the 1993 Stock Incentive Plan. At the effective time of the merger, the 2005 Plan will be terminated, and no additional options will be issued thereunder. If the merger does not close, the plan will operate as it did prior to the date the merger agreement was signed.

Restricted Stock Awards. At the effective time of the merger, each outstanding restricted stock award of Alfa Corp. common stock will vest, all restrictions on the award will lapse, and the holder will have the right to receive the merger consideration of $22.00 per share with respect to such award. All outstanding restricted stock awards held by the executive officers of Alfa Corp. were issued under the 2005 Plan. At the effective time of the merger, such plan will be terminated and no additional awards will be issued thereunder. If the merger does not close, the plan will operate as it did prior to the date the merger agreement was signed.

Deferred Compensation Stock Accounts. Upon completion of the merger, each stock account with respect to Alfa Corp. common stock held on behalf of the executive officers of Alfa Corp. by AMI under the Deferred Compensation Plan and the Restricted Stock Bonus Plan will be settled for cash in an amount equal to the product of (1) the number of shares of Alfa Corp. common stock subject to such stock account multiplied by (2) the merger consideration of $22.00 per share, and the cash will be used to purchase other investments. Following the effective time of the merger, the executive officers of the surviving corporation will continue to be eligible to participate in the Deferred Compensation Plan under the terms that existed prior to the effective time of the merger; however, the stock accounts with respect to Alfa Corp. common stock will no longer exist as an investment option under the plan. The Restricted Stock Bonus Plan will continue for two years from the effective date of the merger but, immediately following the effective date of the merger, the stock account with respect to Alfa Corp. common stock will no longer exist as an investment option under the plan. As of the date that the merger agreement was signed, participants in the Deferred Compensation Plan and the Restricted Stock Bonus Plan were prohibited from making new elections to invest in Alfa Corp. common stock. Executive officers will be permitted to defer their 2007 bonus into the Restricted Stock Bonus Plan, but that money will not purchase common stock of Alfa Corp. The amount of the 2007 deferred bonus will be held in an investment account and will be paid out pursuant to the plan after two years. Additional deferrals beyond 2007 under the Restricted Stock Bonus Plan will not be allowed. Payouts for deferrals of 2005, 2006, and 2007 bonuses will be made over the course of the two years following the 2007 deferral, and then the plan will dissolve. As of the date the merger agreement was signed, shares of Alfa Corp. stock were no longer available as an investment option under the plans. If the merger does not close, the plans will operate as they did prior to the date the merger agreement was signed.

Phantom Shares. Each director holding phantom shares under the Amended and Restated Deferred Compensation Plan for Directors of Alfa Mutual Insurance Company and Affiliated Companies (dated May 2, 1994) will have his or her phantom shares converted into a cash account at a value equal to the product of (1) the number of phantom shares held immediately prior to the effective time of the merger under such plan multiplied by (2) the per share merger consideration of $22.00 per share, and the director may redirect such cash account to any other investment alternative offered under such plan. The amounts in such cash accounts will be distributed to directors pursuant to their existing payout elections. As of the date the merger agreement was signed, participants may not make new elections to defer amounts under the plan into phantom shares. However, deferrals scheduled to be made prior to the completion of the Merger pursuant to existing elections will be made pursuant to existing elections.

With the assistance of outside compensation consultants, AMI anticipates implementing long-term incentive plans to replace the existing equity plans. These replacement plans have not been determined.

The following table sets forth, as of November 5, 2007, (1) the number of shares of Alfa Corp. common stock beneficially owned by each of the directors and executive officers of Alfa Corp. not otherwise identified in the succeeding columns, (2) the number of shares of Alfa Corp. common stock subject to restricted stock awards granted under the 2005 Plan, (3) the number of shares of Alfa Corp. common stock subject to vested and unvested options held by each of the executive officers of Alfa Corp., (4) the number of shares of Alfa Corp. common stock held in trust in stock accounts by AMI on behalf of the executive officers of Alfa Corp. under the Deferred Compensation Plan, and (5) the number of phantom shares held by each of the directors of Alfa Corp. under the Directors Deferred Compensation Plan:

Name	Position	Number of Shares Beneficially Owned to be Settled[1]	Number of Restricted Shares to be Settled		Number of Options to be Settled[2]	Number of Shares Held in Deferred Compensation Stock Accounts to be Settled[3]	Number of Phantom Shares to be Settled
James R. Azar	Senior Vice President, Audit Services and Risk/Compliance	41,805	13,791		45,000	1,989	N/A
Thomas E. Bryant	Senior Vice President, Human Resources	30,609	13,791		105,000	5,519	N/A
Wyman W. Cabaniss	Senior Vice President, Underwriting	28,003	13,791		143,000	9,890	N/A
Boyd E. Christenberry	Director	587,542	N/A		N/A	N/A	48,215
Steve Dunn	Director	3,136	N/A		N/A	N/A	4,314
C. Lee Ellis	Director and Executive Vice President, Operations and Treasurer	111,888	45,971		474,000	3,982	N/A
Ralph C. Forsythe	Senior Vice President, Chief Accounting Officer	1,792	2,888		47,000	N/A	N/A
Jacob C. Harper	Director	13,292	N/A		N/A	N/A	1,837
William B. Harper, Jr.	Senior Vice President, Life & Loan Operations	176,991	13,791		143,000	792	N/A
Jerry W. Johnson	Senior Vice President, Claims	17,914	6,006		40,500	N/A	N/A
John T. Jung	Senior Vice President, Chief Information Officer	27,460	13,791		105,000	9,939	N/A
Hal F. Lee	Director	15,487	N/A		N/A	N/A	1,174
Jerry A. Newby	Director, Chairman of the Board and President	127,059	N/A	[4]	540,000	160,247	5,521
Larry E. Newman	Director	13,991	N/A		N/A	N/A	N/A
B. Phil Richardson	Director	258,024	N/A		N/A	N/A	N/A

Name	Position	Number of Shares Beneficially Owned to be Settled[1]	Number of Restricted Shares to be Settled	Number of Options to be Settled[2]	Number of Shares Held in Deferred Compensation Stock Accounts to be Settled[3]	Number of Phantom Shares to be Settled
Stephen G. Rutledge	Senior Vice President, CFO and Chief Investment Officer	32,267	27,583	218,000	21,671	N/A
Alfred E. Schellhorn	Senior Vice President, Corporate Development	315	5,985	70,002	N/A	N/A
H. Al Scott	Senior Vice President, Secretary and General Counsel	37,022	13,791	143,000	2,519	N/A
John R. Thomas	Director	16,928	N/A	N/A	N/A	7,632
Herman T. Watts	Executive Vice President, Marketing	8,558	16,016	84,000	6,890	N/A
Russell R. Wiggins	Director	20,130	N/A	N/A	N/A	2,395
Dean Wysner	Director	2,790	N/A	N/A	N/A	N/A

[1]

Includes shares purchased at market prices by the officers and/or directors directly, through Alfa’s employee stock purchase plan, and through the 401(k) plan. Also includes shares owned by spouses or family members living in the same household. Does not include those shares beneficially owned that are separately identified in the succeeding columns of the table.

[2]

The product of (1) the number of shares of Alfa Corp. common stock subject to such option multiplied by (2) the excess of the per share merger consideration of $22.00 over the applicable exercise price per share of Alfa Corp. common stock subject to such option is $4,986,600 for Mr. Newby, $4,513,100 for Mr. Ellis, $371,740 for Mr. Watts, $1,798,900 for Mr. Rutledge, $1,365,850 for Mr. Scott, $243,450 for Mr. Azar, $839,850 for Mr. Bryant, $1,365,850 for Mr. Cabaniss, $283,580 for Mr. Forsythe, $1,365,850 for Mr. Harper, $839,850 for Mr. Jung, $227,810 for Mr. Johnson, and $465,434 for Mr. Schellhorn. The above-stated amount for each officer will be subject to and decreased by applicable withholding taxes.

[3]	Represents compensation that was previously earned, but deferred and invested in Alfa Corp. common stock by the individual.
[4]	Mr. Newby chose not to participate in the award of restricted stock.

For further information regarding the beneficial ownership of Alfa Corp. common stock by the directors and executive officers of Alfa Corp., see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 94.

Employment with the Surviving Corporation Post Merger

It is expected that immediately following the effective time of the merger, the executive officers of Alfa Corp. immediately prior to the effective time of the merger will remain executive officers of the surviving corporation. From and after the effective time of the merger, the executive officers of the surviving corporation will be eligible to continue to participate in the employee benefit plans of AMI on substantially the same terms and conditions as such executive officers participated prior to the effective time of the merger.

Directors of the Surviving Corporation Post Merger

The board of directors of Merger Sub at the effective time of the merger shall, from and after the effective time of the merger, be the directors of the surviving corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws.

Indemnification and Insurance

Pursuant to the merger agreement, the Mutual Group will cause Alfa Corp., as the surviving corporation, to indemnify and hold harmless each present and former director and officer of Alfa Corp. (in each case, when acting in such capacity) (referred to as the indemnified parties) against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that Alfa Corp. would have been permitted under Delaware law and its certificate of incorporation and by-laws in effect on the date of the merger agreement to indemnify such indemnified parties. The surviving corporation will also advance expenses as incurred to the fullest extent permitted under and in accordance with the provisions of Alfa Corp.’s certificate of incorporation and by-laws in effect on the date of the merger agreement.

In addition, pursuant to the merger agreement, Alfa Corp. before the merger, or the surviving corporation after the merger, shall obtain and fully pay for “tail” insurance policies with a claims period of six years after the merger from an insurance carrier with the same or better credit rating as Alfa Corp.’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, and with benefits and levels of coverage at least as favorable as Alfa Corp.’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. However, the maximum amount that Alfa Corp., as the surviving corporation, can be required to pay for such insurance per year is 250% of the amount of Alfa Corp.’s current annual insurance premium for its similar insurance coverage.

Compensation of the Corp. Special Committee and Other Members of the Board

In consideration of the expected time and effort that would be required of Corp. Special Committee members, the board of directors determined that each member of the Corp. Special Committee would receive a one-time fee of $40,000 (with the exception of the Chairman of the Corp. Special Committee who would receive $60,000). Such fees are being paid in three one-third increments, two of which have already been paid, and without regard to whether the Corp. Special Committee ultimately recommended approval of the merger agreement or whether the merger is completed. In addition, the members of the Corp. Special Committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Corp. Special Committee.

Each member of the board of directors who is neither a member of the Corp. Special Committee nor an employee of Alfa Corp. received a one-time fee of $25,000, paid in three one-third increments, two of which have already been paid, and without regard to whether the Corp. Special Committee or the board of directors recommended approval of the merger agreement or whether the merger is completed.

Plans for Alfa Corp. if the Merger is Not Completed

It is expected that if the merger is not completed, the current management of Alfa Corp., under the direction of the board of directors, will continue to manage Alfa Corp. as an ongoing business. It is expected that, from time to time, Alfa Corp. will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Alfa Corp. will be offered or that Alfa Corp.’s business and operations will not be adversely affected.

Estimated Fees and Expenses of the Merger

Alfa Corp. expects to incur approximately $10.5 million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount
Financial advisory fees and expenses	$5,770,000
Legal and accounting fees and expenses	$4,250,000
Corp. Special Committee and board fees and expenses	$350,000
Printing and mailing fees and expenses	$100,000
SEC filing fees	$26,291
Total	$10,496,291

In addition, Merger Sub and/or the Mutual Group will incur regulatory, financial, legal and other advisory fees.

In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Financing of the Merger

The Mutual Group estimates that the total amount of funds required to purchase all of the outstanding Alfa Corp. common stock not currently owned by it, to pay the amounts owed to the holders of options and restricted stock awards under the 2005 Plan, and to pay the estimated fees and expenses of the merger, will be approximately $870 million.

Pursuant to the merger agreement, Alfa Corp. will fund approximately $471 million of the total merger consideration and associated fees and expenses. The Mutual Group will provide the remainder of the required funds, with AMI providing approximately $127 million and AMF providing approximately $275 million. The amount that each of AMI and AMF is paying is proportionate to its ownership percentage of Merger Sub. AMI owns 23% of the outstanding common stock of Merger Sub, and AMF owns the remaining 77%. These percentages were determined so that the shares of Alfa Corp. common stock acquired by each of AMI and AMF in the merger, when added to its existing holdings of Alfa Corp. stock, will result in AMI owning 65% of Alfa Corp. and AMF owning 35% of Alfa Corp. immediately after the effective time of the merger.

Funding by Alfa Corp.

Subject to receipt of applicable regulatory approvals, Alfa Corp. intends to obtain its approximate $471 million portion of the aggregate merger consideration and associated fees and expenses by using an aggregate of approximately $411 million in cash dividends received from certain of its subsidiaries, and approximately $60 million in proceeds from borrowing under its existing commercial paper facility.

Dividends. The property casualty insurance company subsidiaries of Alfa Corp. are participants in a pooling agreement with the Mutual Group, AMG and ASIC (the “Pooling Agreement”), which has been in effect at the Alfa Companies since August 1, 1987. Under the Pooling Agreement, all participants other than AMI cede to AMI 100% of their direct property casualty insurance obligations, which includes premiums, losses and underwriting expenses. AMI then retrocedes to each of the other participants a specified portion of the premiums, losses and underwriting expenses based on each participant’s pooling percentage. These pooling percentages are adjusted from time to time based on, among other factors, each participant’s relative capital and surplus.

Effective immediately prior to the effective time of the merger, and contingent on the effectiveness of the merger, the pooling percentages will be adjusted to correspond with the post-merger adjusted capital and surplus positions of the participating insurers. These adjustments will have the effect of increasing the capital and surplus available for dividends within each of Alfa Corp.’s subsidiaries that participate in the pool. Two of the subsidiaries will then pay cash dividends to Alfa Corp. immediately prior to the effective time of the merger. The adjusted pooling percentages of the Alfa Corp. subsidiaries are set forth in the table below. This table also shows the amount of the cash dividend that will be made by each subsidiary. For more information regarding the Pooling Agreement, see “CERTAIN TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES—Other Related Party Transactions.”

Subsidiary	Adjusted Pooling Percentage	Approximate Amount of Cash Dividend
Alfa Insurance Corporation (“AIC”)	3%	$175 million
Alfa General Insurance Corporation (“AGIC”)	3%	$176 million
Alfa Vision Insurance Corporation (“AVIC”)	4%	$0
Alfa Alliance Insurance Corporation (“AAIC”)	1%	$0

In addition, Alfa Life Insurance Corporation (“ALIC”), Alfa Corp.’s wholly owned life insurance subsidiary, will also pay a cash dividend of approximately $60 million to Alfa Corp. immediately prior to the effective time of the merger, using capital and surplus currently available for dividends.

Approvals of the Alabama Department of Insurance and the Commonwealth of Virginia State Corporation Commission (Bureau of Insurance), which regulate the Alfa Corp. insurance subsidiaries, are required for the pooling percentage adjustments and the payment of the dividends. See “SPECIAL FACTORS—Regulatory Approvals and Requirements.”

Commercial Paper Proceeds. Alfa Corp. intends to obtain approximately $60 million of the cash needed to fund its portion of the merger consideration by borrowing under its existing commercial paper facilities, which Alfa Corp. uses to fund its consumer loan portfolio and other corporate short-term needs. At September 30, 2007, Alfa Corp. had $201.6 million in commercial paper at rates ranging from 4.93% to 5.45% with maturities ranging from October 4, 2007 to October 29, 2007. Backup lines of credit are in place up to $300 million. The agreements evidencing the backup lines of credit contain usual and customary covenants requiring Alfa Corp. to meet certain operating levels. Alfa Corp. has maintained full compliance with such covenants and intends to amend certain of the covenants in connection with the merger. Alfa Corp. has A-1 and P-1 commercial paper ratings from Standard & Poor’s and Moody’s Investors Service, respectively. Goldman Sachs Money Markets, L.P. and SunTrust Capital Markets, Inc. serve as dealers for the commercial paper programs. The commercial paper programs are guaranteed by the Mutual Group.

Funding by the Mutual Group

Each of AMI and AMF will fund its portion of the aggregate merger consideration and associated fees and expenses through the use of working capital on hand, including working capital obtained from the liquidation of certain assets in the ordinary course of managing their investment portfolios.

Regulatory Approvals and Requirements

In connection with the merger and its financing, Alfa Corp., the Mutual Group and certain of Alfa Corp.’s subsidiaries will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•

filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the approval and adoption of the merger agreement and the merger by Alfa Corp.’s stockholders;

•	certain notice filings with the Nasdaq Global Select Market;

•

filing requests that the merger be exempt from change of control approval requirements of the Alabama Department of Insurance with respect to AIC, ALIC, AGIC and AVIC, and such requirements of the Commonwealth of Virginia State Corporation Commission with respect to AAIC;

•	filing requests for approval of extraordinary dividends with the Alabama Department of Insurance for each of AIC, ALIC and AGIC;

•

filing notices of a change to an intercompany agreement with the Alabama Department of Insurance and the Commonwealth of Virginia State Corporation Commission, with respect to the pooling percentage adjustments; and

•

filing an amendment to the original H-(e)1 application of the Mutual Group, Alfa Corp. and Alfa Financial Corporation (“AFC”) with the Office of Thrift Supervision, and the approval by the Office of Thrift Supervision of such filings.

Each of these filings has been made with the applicable regulatory authority. While there can be no assurance that the merger will not be challenged by a governmental authority or private party on regulatory grounds, Alfa Corp. believes that the merger can be effected in compliance with federal and state laws.

Litigation Related to the Merger

Following the July 17, 2007 announcement of the proposal by the Mutual Group and AMG to acquire the outstanding common stock not owned by the Mutual Group and AMG at a price of $17.60 per share, nine purported class action lawsuits were brought against Alfa Corp., the Mutual Group and AMG and directors and/or officers of Alfa Corp., on behalf of the public shareholders of Alfa Corp. Among other allegations, the actions sought to enjoin the defendants from causing Alfa Corp. to enter into a merger agreement on the terms set forth in the July 17, 2007 proposal. Seven of the lawsuits were filed in the Delaware Court of Chancery, and two were filed in the Circuit Court of Montgomery County, Alabama.

The actions filed in the Delaware Court of Chancery are Superior Partners v. Alfa Corp., No. 3104-VCP (July 18, 2007); Forrest v. Alfa Corp., No. 3105-VCP (July 19, 2007); Stewart v. Alfa Corp., No. 3131-VCP (July 27, 2007); City Pension Fund for Firefighters & Police Officers of the City of Pembroke Pines v. Alfa Corp., No. 3134-VCP, (July 31, 2007); Schwartz v. Alfa Corp., No. 3144-VCP (August 7, 2007); Chesser v. Alfa Corp., No. 3165-VCP (August 14, 2007), and Kubiszyn v. Alfa Corp., No. 3166-VCP (August 15, 2007). On

August 16, 2007 and August 29, 2007, orders were entered that consolidated the Delaware actions into In Re Alfa Corporation Shareholders Litigation, In the Court of Chancery of the State of Delaware in and for New Castle County, C.A. No. 3104-VCP (the “Delaware Litigation”). On September 25, 2007, a Consolidated Amended Shareholder Class Action Complaint was filed in the Delaware Court of Chancery. On November 9, 2007, a Second Amended Complaint was filed in the Delaware Court of Chancery.

The actions filed in the Circuit Court of Montgomery County, Alabama are Fisk v. Alfa Corp., No. CV-2007-900485 (July 18, 2007) and Karph v. Newby, No. CV-2007-900580 (August 22, 2007). On October 29, 2007, an order was entered that consolidated the actions filed in Alabama into In Re Alfa Corporation Shareholder Litigation, In the Circuit Court of Montgomery County, Alabama, CV-07-900485 (the “Alabama Litigation”). The plaintiffs in the Delaware Litigation have moved to intervene in the Alabama Litigation for the limited purpose of seeking to dismiss, abate or stay the Alabama Litigation.

Collectively, the actions as originally filed alleged generally that the original proposed offer price of $17.60 per share was below fair value, that the process was materially unfair, and that defendants breached their fiduciary duties and/or aided and abetted breaches of fiduciary duties to the stockholders by negotiating a proposed transaction at $17.60 per share. The complaint in the Delaware Litigation also alleged that certain acts and omissions by defendants before the July 17, 2007 announcement were intended to, and had the effect of, depressing the market price of Alfa Corp. The actions sought an injunction against the proposed transaction, other injunctive relief and unspecified damages, costs and attorneys fees. Alfa Corp. believes that each of the actions is without merit, and has moved to dismiss both the Delaware Litigation and the Alabama Litigation.

On November 5, 2007, the parties in the above referenced Alabama Litigation reached an agreement in principle to settle the claims in that litigation on behalf of the class of all Alfa stockholders, subject to approval of the court. On November 7, 2007, counsel to the parties in the Alabama Litigation signed a Memorandum of Understanding memorializing that agreement. Under the terms of the Memorandum of Understanding, the Mutual Group agreed to pay $22.00 per share to acquire the outstanding shares of common stock of Alfa Corp. that it does not own. As further consideration, lead counsel in the Alabama Litigation were provided an opportunity to review and comment on the preliminary proxy statement. The parties to the Alabama Litigation are currently engaged in confirmatory discovery.

Following the announcement of the merger agreement on November 5, 2007, the complaint in the Delaware Litigation was amended on November 9, 2007, to allege that the merger price of $22.00 per share is below fair value and that the process by which the Alabama Litigation was settled was unfair. On November 21 and November 23, 2007, the defendants in the Delaware Litigation answered the consolidated amended complaint filed on September 25, 2007. Also on November 21, 2007, the members of the Corp. Special Committee moved to strike the second consolidated amended complaint filed on November 9, 2007, which added allegations challenging the merger agreement and the Alabama settlement. In addition, the members of the Corp. Special Committee moved to stay the Delaware Litigation pending a final hearing by the Alabama court on the fairness of the settlement.

On November 21, 2007, certain policyholders of the Mutual Group and AMG filed a purported class action and derivative action against Alfa Corp., the Mutual Group and AMG and certain of their officers and directors in the Circuit Court of Walker County, Alabama. The policyholders contend that the proposed merger is not in the best interest of the policyholders of the Mutual Group and AMG and will unjustly enrich the Defendants. Plaintiffs assert purported claims for breach of fiduciary duty and unjust enrichment. The Plaintiffs seek to enjoin the proposed acquisition, other injunctive relief, and unspecified damages, costs and attorneys’ fees. Alfa Corp. believes that this action is without merit.

Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash in the merger in exchange for shares of Alfa Corp. common stock. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Alfa Corp. common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed United States Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences of the merger to the holders of common stock.

This discussion applies only to holders who hold shares of Alfa Corp. common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Alfa Corp. common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of Alfa Corp. common stock through a partnership or other pass-through entity, persons who acquired shares of Alfa Corp. common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of Alfa Corp. common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or United States federal tax laws other than United States federal income tax laws.

The summary set forth below is not intended to constitute a complete description of all tax consequences relating to the merger. No rulings have been sought or will be sought from the United States Internal Revenue Service, the “IRS,” with respect to any of the United States federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below. Because individual circumstances may differ, each holder should consult its tax advisor regarding the applicability of the rules discussed below to the holder and the particular tax effects of the merger to the holder, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of Alfa Corp. common stock, who or that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of Alfa Corp. common stock are held by a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Alfa Corp. common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders. The receipt of cash for shares of Alfa Corp. common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who surrenders shares of Alfa Corp. common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Alfa Corp. common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Alfa Corp. common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals generally should be subject to a maximum United States federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Alfa Corp. common stock and the IRS to the extent required by the Internal Revenue Code and applicable regulations of the United States Treasury. Under the Internal Revenue Code, a U.S. holder of Alfa Corp. common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. A U.S. holder, who is not otherwise exempt, who fails to supply a correct taxpayer identification number, under-reports tax liability, or otherwise fails to comply with United States information reporting or certification requirements, may be subject to backup withholding of tax at a rate of 28% with respect to the amount of cash received in the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable United States income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the cash disposition, and certain other conditions are met; or

•

Alfa Corp. is or has been a “United States real property holding corporation” for United States federal income tax purposes within the five years preceding the merger. Alfa Corp. does not believe it is or has been a United States real property holding corporation.

A non-U.S. holder whose gain is associated with a U.S. trade or business will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% flat rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Alfa Corp. common stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by United States source capital losses even though the individual is not considered a resident of the United States. To the extent that a non-U.S. holder’s income is eligible for a reduced rate of withholding tax under a treaty, such non-U.S. holder may obtain a refund of excess amounts withheld by filing a properly completed claim for refund with the IRS.

Non-U.S. holders who sell their Alfa Corp. common stock in the merger generally will not be subject to information reporting and backup withholding, provided that Alfa Corp. does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Internal Revenue Code, and the non-U.S. holder provides Alfa Corp. a certification, under penalty of perjury, that it is not a United States person (such certification may be made on an IRS Form W-8BEN, or successor form, or by satisfying other certification requirements of applicable United States Treasury regulations). Backup withholding of tax (at a rate of 28%) for any non-U.S. holder who does not provide adequate certification may apply to cash received by a non-U.S. holder in the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.

Anticipated Accounting Treatment of Merger

The merger will be accounted for under the step purchase method of accounting. Under this method the total consideration paid in the merger will be allocated among Alfa Corp.’s net tangible and amortizable intangible assets based on the fair value of assets acquired and liabilities assumed. Any excess of the total consideration paid in the merger over those fair values will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the merger will not be amortized but instead be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of Alfa Corp. determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which the determination is made.

Appraisal Rights

Holders of Alfa Corp. common stock who dissent and do not vote in favor of the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C hereto. Such holders who perfect their appraisal rights and strictly follow certain procedures in the manner prescribed by Section 262 of the DGCL will be entitled to receive payment of the fair value of their shares as determined by appraisal proceedings in cash from Alfa Corp., as the surviving corporation in the merger.

ANY ALFA CORP. STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO COMPLY TIMELY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

The record holders of the shares of Alfa Corp. common stock that elect to exercise their appraisal rights with respect to the merger are referred to herein as “Dissenting Stockholders,” and the shares of Alfa Corp. common stock with respect to which they exercise appraisal rights are referred to herein as “Dissenting Shares.” If an Alfa Corp. stockholder has a beneficial interest in shares of Alfa Corp. common stock that are held of record in the name of another person, such as a broker or nominee, and such Alfa Corp. stockholder desires to perfect whatever appraisal rights such beneficial Alfa Corp. stockholder may have, such beneficial Alfa Corp. stockholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY AN ALFA CORP. STOCKHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, Alfa Corp. stockholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from Alfa Corp., as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a common stockholder of Alfa Corp. in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is included as Annex C to this proxy statement. We advise any Alfa Corp. stockholder considering demanding appraisal to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a stockholder must be the stockholder of record of the shares of Alfa Corp. common stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the stockholder must continuously hold such shares through the effective date of the merger.

While Alfa Corp. stockholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the approval of the merger, a vote in favor of approval of the merger will result in a waiver of the holder’s right to appraisal rights. Alfa Corp. stockholders electing to demand the appraisal of such stockholder’s shares shall deliver to Alfa Corp., before the taking of the vote on the merger, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs Alfa Corp. of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger shall not constitute such a demand. Please see the discussion below under the heading “Written Demand” for additional information regarding written demand requirements.

Within ten days after the effective time of the merger, Alfa Corp., as the surviving corporation, must provide notice of the date of effectiveness of the merger to all Alfa Corp. stockholders who have not voted for approval of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

An Alfa Corp. stockholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

Alfa Corporation

2108 East South Boulevard

P.O. Box 11000

Montgomery, AL 36191-0001

Attn: H. Al Scott, Secretary

Within 120 days after the effective date of the merger, any Dissenting Stockholder, and any beneficial owner of shares of Alfa Corp. stock held either in a voting trust or by a nominee on behalf of such beneficial owner, that has strictly complied, or has caused the applicable Dissenting Stockholder to strictly comply, with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from Alfa Corp., as the surviving corporation, a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received by Alfa Corp., and the aggregate number of holders of those shares. This statement must be mailed to the requesting stockholder within ten days after the stockholder’s written request has been received by Alfa Corp., as the surviving corporation, or within ten days after the date of the effective date of the merger, whichever is later.

Within 120 days after the effective date of the merger, (i) Alfa Corp., as the surviving corporation, (ii) any Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL or (iii) any beneficial owner of shares of Alfa Corp. stock held either in a voting trust or by a nominee on behalf of such beneficial owner that has caused the applicable Dissenting Stockholder to strictly comply with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of Alfa Corp. stock of all Dissenting Stockholders. If a petition for an appraisal is timely filed, then after a hearing on the petition, the Delaware Court of Chancery will determine which of Alfa Corp. stockholders are entitled to appraisal rights and then will appraise the shares of Alfa Corp. common stock owned by those stockholders by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the interest to be paid, if any, on the amount determined to be the fair value. If no petition for appraisal is filed with the Delaware Court of Chancery by Alfa Corp., as the surviving corporation, any Dissenting Stockholder or any beneficial holder described above within 120 days after the effective time of the merger, then the Dissenting Stockholders’ rights to appraisal will cease, and they will be entitled only to receive merger consideration paid in the merger on the same basis as other Alfa Corp. unaffiliated stockholders. Inasmuch as Alfa Corp., as the surviving corporation, has no obligation to file a petition, any Alfa Corp. stockholder who desires a petition to be filed is advised to file it on a timely basis. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at the rate that is 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A Dissenting Stockholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote Alfa Corp. common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on Alfa Corp. common stock, except for dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within sixty days after the effective time of the merger, any Dissenting Stockholder will have the right to withdraw the stockholder’s demand for appraisal and to accept the right to receive merger consideration in the merger on the same basis on which Alfa Corp. common stock is converted in the merger. After this sixty day period, a Dissenting Stockholder that has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of Alfa Corp. or the Mutual Group. If a petition has been timely filed in the Delaware Court of Chancery demanding appraisal, such petition will not be dismissed as to any Alfa Corp. stockholder, without the approval of the

Delaware Court of Chancery, which may be conditioned on any terms the Delaware Court of Chancery deems just. However, such approval is not required for any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective date of the merger.

Written Demand

When submitting a written demand for appraisal under Delaware law, the written demand for appraisal must reasonably inform Alfa Corp. of the identity of the stockholder of record making the demand and indicate that the stockholder intends to demand appraisal of the stockholder’s shares. A demand for appraisal should be executed by or for an Alfa Corp. common stockholder of record, fully and correctly, as that stockholder’s name appears on the stockholder’s stock certificate. If Alfa Corp. common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If Alfa Corp. common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner.

A record owner who holds Alfa Corp. common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to Alfa Corp. common stock held for all or less than all beneficial owners of Alfa Corp. stock for which the holder is the record owner. In that case, the written demand must state the number of shares of Alfa Corp. common stock covered by the demand. Where the number of shares of Alfa Corp. common stock is not expressly stated, the demand will be presumed to cover all shares of Alfa Corp. common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Alfa Corp. stockholders considering whether to seek appraisal should bear in mind that the fair value of their Alfa Corp. common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, Alfa Corp. and the Mutual Group reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of Alfa Corp. common stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Alfa Corp. stockholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other stockholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL CONTROL.

FORWARD-LOOKING STATEMENTS

Any statement in this proxy statement which is not historical fact, or which might otherwise be considered an opinion, projection, future expectation, plan or prospect, including statements regarding consummation of the proposed merger, constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “should” or “will” and other comparable expressions. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Alfa Corp.’s most recent quarterly or annual report filed with the SEC, as well as factors relating to the proposed merger, including (i) diversion of management attention from the operations of the business as a result of preparations for the proposed merger and the defense of litigation in connection with the proposed merger and (ii) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed merger is consummated. Stockholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and Alfa Corp. undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances except to the extent required by law. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Alfa Corp. will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held on [•], at 10:00 a.m., local time, at the Executive Offices of Alfa Corp., at 2108 East South Boulevard, Montgomery, Alabama 36116.

Matters to be Considered

At the special meeting, stockholders will be asked to:

•	consider and vote upon a proposal to adopt and approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date; Voting Rights

Alfa Corp. has fixed [• ], as the record date for the special meeting. Only holders of record of Alfa Corp. common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were [•] shares of Alfa Corp. common stock issued and outstanding held by approximately [•] holders of record. Each share of Alfa Corp. common stock is entitled to one vote.

Quorum

The presence in person or by proxy of a majority of Alfa Corp. outstanding common stock entitled to vote on the merger will constitute a quorum at the special meeting.

Any shares of Alfa Corp. common stock held in treasury by Alfa Corp. or by any of its subsidiaries are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Required Vote and Voting Rights

Stockholder adoption and approval of the merger agreement requires the affirmative vote of at least a majority of Alfa Corp. outstanding common stock entitled to vote on the merger.

A failure to vote, a vote to abstain or a broker non-vote will have the same effect as a vote AGAINST the proposal to adopt and approve the merger agreement.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The Mutual Group has agreed to vote in favor of the merger agreement all of the shares beneficially owned by it representing approximately 53.9% of Alfa Corp.’s outstanding common stock entitled to vote at the meeting. This agreement by the Mutual Group ensures that the merger agreement will be adopted and approved by the holders of a majority of Alfa Corp. outstanding common stock entitled to vote on the merger, as required by Delaware law.

How Shares are Voted; Proxies; Revocation of Proxies

You may vote by attending the special meeting and voting in person by ballot, or by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Shares represented by a properly executed proxy on the accompanying proxy card will be voted at the special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If you submit a proxy by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote your shares FOR the approval of the merger agreement.

As of the date of this proxy statement, Alfa Corp. does not expect a vote to be taken on any matters at the special meeting other than the proposal to adopt and approve the merger agreement. The accompanying proxy card gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Alfa Corp., by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by Alfa Corp.’s board of directors. Alfa Corp. will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of stockholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of Alfa Corp. common stock. Alfa Corp.’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet.

Appraisal Rights

Stockholders who do not vote in favor of approval of the merger agreement and who comply with the procedures for perfecting appraisal rights under the applicable statutory provisions of Delaware law summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS-Appraisal Rights.”

Adjournment

If the special meeting is adjourned to a different place, date or time, Alfa Corp. need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting, or if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Alfa Corp. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Alfa Corporation

2108 East South Boulevard

Montgomery, Alabama 36116

Telephone: (334) 288-3900

Alfa Corp. is a financial services holding company that offers property casualty insurance, life insurance and financial services products through its wholly owned subsidiaries:

•	Alfa Insurance Corporation

•	Alfa General Insurance Corporation

•	Alfa Alliance Insurance Corporation

•	Alfa Vision Insurance Corporation

•	Alfa Life Insurance Corporation

•	Alfa Financial Corporation

•	The Vision Insurance Group, LLC

•	Alfa Agency Mississippi, Inc.

•	Alfa Agency Georgia, Inc.

•	Alfa Benefits Corporation

Alfa Corp.’s insurance subsidiaries include direct writers of life insurance in Alabama, Georgia and Mississippi and property casualty insurance in Arkansas, Florida, Georgia, Indiana, Kentucky, Mississippi, Missouri, North Carolina, Ohio, Tennessee and Virginia. Certain of the subsidiaries also assume business as reinsurers in Texas. Alfa Corp.’s property casualty business is pooled with that of the Mutual Group and AMG, which write property casualty business in Alabama, and with that of ASIC, a subsidiary of AMI, which writes property casualty business in Alabama, Georgia, Mississippi and Virginia. The Mutual Group owns approximately 53.9% of Alfa Corp.’s common stock. Alfa Corp. is a Delaware corporation.

Additional information about Alfa Corp. is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007, each of which is incorporated in this proxy statement by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 100.

Alfa Mutual Insurance Company

Alfa Mutual Fire Insurance Company

2108 East South Blvd.

Montgomery, Alabama 36116

Telephone: (334) 288-3900

AMI and AMF are mutual insurance companies organized in the State of Alabama. The Mutual Group owns approximately 53.9% of Alfa Corp.’s common stock. As a result of the merger, the Mutual Group will hold

100% ownership of Alfa Corp. The Mutual Group is a direct writer primarily of personal lines property casualty insurance in Alabama. ASIC, a subsidiary of AMI, is a direct writer in Alabama, Georgia, Mississippi, and Virginia.

Alfa Delaware Merger Sub, Inc.

2108 East South Blvd.

Montgomery, Alabama 36116

Telephone: (334) 288-3900

Merger Sub, a newly formed Delaware corporation and a wholly owned subsidiary of the Mutual Group, has been organized by the Mutual Group for the sole purpose of facilitating the merger. Merger Sub’s corporate existence will terminate upon consummation of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms.

Effective Time; Structure; Effects

The effective time of the merger will occur at the time that we duly file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or at such later time as Alfa Corp. (at the direction of the Corp. Special Committee) and the Mutual Group may agree to in writing and as specified in the certificate of merger). The closing will occur on the first business day following the day on which the conditions to the merger set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions) or such other date as Alfa Corp. (at the direction of the Corp. Special Committee) and the Mutual Group may agree. For further discussion on the conditions to the merger, see “THE MERGER AGREEMENT-Conditions to the Merger.”

At the effective time of the merger, Merger Sub will merge with and into Alfa Corp. and the separate corporate existence of Merger Sub will cease. Alfa Corp. will survive the merger as a wholly owned subsidiary of the Mutual Group (and we sometimes refer to Alfa Corp. as the “surviving corporation”). Following completion of the merger, Alfa Corp.’s common stock will cease to be listed on the Nasdaq Global Select Market (a successor to the Nasdaq National Market), will be deregistered under the Exchange Act, and will cease to be publicly traded. Alfa Corp. will be a privately held corporation and Alfa Corp.’s current stockholders, other than the Mutual Group, will cease to have any ownership interest in Alfa Corp. or rights as Alfa Corp. stockholders. Therefore, such current stockholders of Alfa Corp., other than the Mutual Group, will not participate in any future earnings or growth of Alfa Corp. and will not benefit from any appreciation in value of Alfa Corp.

Treatment of Stock and Equity Awards

Alfa Corp. Common Stock

At the effective time of the merger, as a result of the merger and without any action on the part of any holder of any capital stock of Alfa Corp., each share of Alfa Corp. common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $22.00 in cash, without interest, less any required withholding taxes.

Alfa Corp. Stock Equity Awards

In accordance with the terms of the 2005 Plan, immediately prior to the effective time of the merger, each outstanding option to purchase Alfa Corp. common stock (whether vested or unvested) will be cancelled, and the holder of each stock option will be entitled to receive at the effective time of the merger, or as soon as practicable after the effective time, from Alfa Corp., an amount in cash equal to the product of (1) the number of shares of Alfa Corp. common stock subject to such option multiplied by (2) the amount that $22.00 exceeds the option exercise price per share of common stock subject to such option, less any required withholding taxes.

In accordance with the terms of the 2005 Plan, immediately prior to the effective time of the merger, each share that is subject to a restricted share award under the 2005 Plan (including “career shares” and shares credited to restricted stock awards as dividend equivalents), will vest and become free of all restrictions and the holder of each restricted share will be entitled to receive at the effective time of the merger from Alfa Corp. the per share merger consideration of $22.00 with respect to such award, less any required withholding taxes.

Merger Sub Stock

At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger automatically will be converted into one million shares of common stock of the surviving corporation.

Appraisal Rights

Shares of Alfa Corp. common stock that are held by a stockholder who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder effectively withdraws his or her request for or loses his or her right to appraisal under the DGCL. Each such dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares owned by such dissenting stockholder. See “SPECIAL FACTORS-Appraisal Rights” for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Delaware law.

Exchange and Payment Procedures

Promptly after the effective time of the merger, the Mutual Group and Alfa Corp. will deposit, or cause to be deposited, with a paying agent chosen by the Mutual Group with the Corp. Special Committee’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed), cash in the amount necessary to pay the merger consideration to each holder of shares of Alfa Corp. common stock. Immediately after the effective time of the merger (and in any event within three business days), the surviving corporation will instruct the paying agent to mail a letter of transmittal to you and the other holders of record of shares of Alfa Corp. common stock. The letter of transmittal will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or effective affidavit of loss in lieu thereof) to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of Alfa Corp., a check for any cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents reasonably required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on any amount payable upon the due surrender of the certificates. Each of the Mutual Group and the surviving corporation will be entitled to deduct, withhold and remit to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and remitted to a taxing authority will be deemed to have been paid to the person with regard to whom it is withheld.

After the effective time of the merger, there will be no transfers on Alfa Corp.’s stock transfer books of shares of Alfa Corp. common stock that were outstanding immediately prior to the effective time of the merger other than shares owned by the Mutual Group or any direct or indirect wholly owned subsidiary of the Mutual Group. If, after the effective time of the merger, certificates are presented to the paying agent, the surviving corporation, or the Mutual Group for transfer (other than shares owned by the Mutual Group), they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of Alfa Corp.’s common stock one year after the effective time of the merger will be delivered to the surviving corporation. Former holders of Alfa Corp.’s common stock who have not complied with the above described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of the Mutual Group, the surviving corporation, the paying agent or any other person will be liable to any former holder of Alfa Corp.’s common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by the Mutual Group or the surviving corporation, post a bond in a customary amount and upon such terms as may be reasonably required by the Mutual Group or the surviving corporation as indemnity against any claim that may be made against the Mutual Group or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by Alfa Corp. to the Mutual Group and Merger Sub, and representations and warranties made by the Mutual Group and Merger Sub to Alfa Corp., and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations that Alfa Corp. made are qualified by a confidential disclosure letter that Alfa Corp. delivered to the Mutual Group, and the representations that the Mutual Group and the Merger Sub made are qualified by a confidential disclosure letter that the Mutual Group and the Merger Sub delivered to Alfa Corp., each concurrently with the signing of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Alfa Corp.’s representations and warranties relate to, among other things:

•

Alfa Corp.’s corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of its stockholders, to consummate the transactions contemplated by the merger agreement;

•	the Corp. Special Committee’s recommendation of the merger and the adoption of the merger agreement to holders of Alfa Corp.’s common stock;

•	receipt by the Corp. Special Committee of a fairness opinion from Lazard;

•	absence of undisclosed brokers’ or finders’ fees; and

•

required consents and approvals of governmental entities in connection with the merger and the other transactions contemplated by the merger agreement, which is subject to a “company material adverse effect” standard.

For purposes of the merger agreement, “company material adverse effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Alfa Corp. and its subsidiaries, taken as a whole.

A “company material adverse effect” will not have occurred, however, to the extent resulting from any of the following, and the following will not be taken into account in determining whether there has been or will be, a company material adverse effect:

•	any action required to be taken by Alfa Corp. pursuant to the merger agreement or taken by Alfa Corp. at the written request of the Mutual Group;

•

any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to the merger agreement, the merger or the transactions contemplated by the merger agreement by or before any governmental entity;

•

any change in the market price or trading volume of securities of Alfa Corp., provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

•	seasonal fluctuations in the revenues, earnings, or other financial performance of Alfa Corp. to the extent generally consistent in magnitude with prior years;

•

any loss of, or adverse change in, the relationship of Alfa Corp. with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•

any failure by Alfa Corp. to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by Alfa Corp. to meet such projections, forecasts or revenue or earnings predictions;

•

the following events, provided that, with respect to these clauses, such change, event, circumstance or development does not disproportionately adversely affect Alfa Corp. and its subsidiaries taken as a whole compared to other companies operating in the auto, homeowners and/or life insurance industries in the United States:

•	changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

•	a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of the merger agreement;

•	changes generally affecting auto insurers, homeowners and/or life insurers; and

•	changes in GAAP, statutory accounting principles (“SAP”) or applicable law after the date of the merger agreement.

The representations and warranties made by the Mutual Group and Merger Sub relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement as against the Mutual Group and Merger Sub;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•

absence of any breach, violation of, termination, creation of obligations, acceleration, change or a default under their governing documents, applicable law or certain agreements as a result of entering into the merger agreement, performing their duties under the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•

absence of undisclosed litigation that seeks to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by the merger agreement;

•	capitalization of Merger Sub;

•	accuracy of the information supplied by or on behalf of the Mutual Group or Merger Sub for inclusion in this proxy statement and Schedule 13E-3;

•	absence of undisclosed brokers’ or finders’ fees; and

•	the Mutual Group’s plan for obtaining the funds to pay the aggregate merger consideration.

Many of the representations and warranties made by the Mutual Group and Merger Sub are qualified by a materiality standard. The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Alfa Corp.’s Business Pending the Merger

Under the merger agreement, Alfa Corp., the Mutual Group and Merger Sub have agreed that after November 4, 2007 and prior to the earlier of the termination of the merger agreement or the effective time of the merger, the businesses of Alfa Corp. and its subsidiaries will be conducted in the ordinary course consistent with past practice. Neither AMI nor AMF will take or permit any of their respective subsidiaries (including Alfa Corp. or its subsidiaries) to take any action or omit to take any action that is reasonably likely to result in any of the conditions of the merger set forth in “Conditions to the Merger” not being satisfied, or prevent the consummation of the merger; provided, however, that AMF and AMI are not required to take or agree to any action that is reasonably likely to result in an “adverse condition.” “Adverse condition” means any prohibition, limitation, restraint, restriction or impairment, required sale or other transfer with respect to any of the assets, properties, licenses, rights, operations or businesses of any of Alfa Corp., AMI, AMF or their respective subsidiaries or other limit on the freedom of action, with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of Alfa Corp., AMI, AMF or any of their respective subsidiaries in such a manner that, individually or in the aggregate, materially and adversely affects the benefits to the Mutual Group and its subsidiaries (including Alfa Corp. and its subsidiaries), taken as a whole, that the Mutual Group reasonably expected to derive from consummation of the merger. The definition of “adverse condition” excludes reasonable restrictions, limitations or conditions ordinarily imposed by an applicable governmental entity in similar transactions.

Stockholders Meeting

The merger agreement requires Alfa Corp. (at the direction of the Corp. Special Committee), as promptly as reasonably practicable after the execution of the merger agreement, to call and hold a meeting of its stockholders to consider and vote upon the adoption of the merger agreement. Except in certain circumstances described below in “No Solicitation of Transactions,” Alfa Corp. is required to recommend the transaction and use all commercially reasonable efforts to solicit such adoption of the merger agreement.

No Solicitation of Transactions

Alfa Corp. (at the direction of the Corp. Special Committee) has agreed that, except as expressly permitted in the merger agreement, neither the Corp. Special Committee nor any of its members will, and the Corp. Special Committee will instruct and cause its representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined below);

•

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to, any acquisition proposal (except solely to provide written notice of the existence of these provisions); or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, prior to, but not after, the Alfa Corp. requisite vote is obtained, Alfa Corp. (at the direction of the Corp. Special Committee) may (A) respond to an unsolicited bona fide written acquisition proposal if the person making the proposal has provided a standard confidentiality agreement and if Alfa Corp. promptly discloses (and, if applicable, provides copies of) any information provided in its response to the Mutual Group or (B) discuss or negotiate with any person who has made an unsolicited bona fide written acquisition proposal. Prior to taking any of the actions described in (A) or (B) above, the Corp. Special Committee must have determined in good faith that:

•	after consultation with outside legal counsel, the failure to take such action would reasonably be expected to result in a violation of the directors’ fiduciary duties; and

•	such acquisition proposal either constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal.

An “acquisition proposal” is defined in the merger agreement to mean:

•

any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Alfa Corp. or any of its subsidiaries; and

•

any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power or of any class of equity securities of Alfa Corp., or 25% or more of the consolidated total assets

(including, without limitation, equity securities of Alfa Corp.’s subsidiaries) of Alfa Corp., in each case other than the transactions contemplated by the merger agreement.

A “superior proposal” is defined in the merger agreement to mean an unsolicited bona fide acquisition proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Alfa Corp. that the Corp. Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation):

•

is more favorable to Alfa Corp.’s stockholders (other than the Mutual Group and its direct or indirect wholly owned subsidiaries) from a financial point of view than the transaction contemplated by the merger agreement; and

•

is reasonably capable of being completed on the terms proposed (assuming that the Mutual Group is willing to vote in favor of the acquisition proposal, with the acknowledgement that nothing in the merger agreement obligates the Mutual Group to vote in favor of the acquisition proposal).

Alfa Corp. agreed that, if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Alfa Corp. or any of its representatives, Alfa Corp. will promptly (and, in any event, within 48 hours) notify the Mutual Group indicating the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). However, nothing in the merger agreement obligates the Mutual Group in any way to vote in favor of a superior proposal.

The obligations of Alfa Corp. with respect to non-solicitation of transactions will not prevent Alfa Corp. from making certain disclosures contemplated by the securities laws.

No Change of Recommendation or Alternative Acquisition Agreement

The Corp. Special Committee shall not directly or indirectly:

•	withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to the Mutual Group, Alfa Corp.’s recommendation with respect to the merger; or

•	approve, adopt or recommend (or propose to approve, adopt or recommend) any acquisition proposal.

However, prior to the time, but not after, the Alfa Corp. requisite vote is obtained, the Corp. Special Committee may withhold or withdraw its recommendation of the merger agreement and the merger to the Alfa Corp. stockholders, if the Corp. Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable law. Such an act is defined as a “change of recommendation” under the merger agreement.

If the change of recommendation is due to the existence of a superior proposal:

•

the Corp. Special Committee shall not make a change of recommendation unless the Corp. Special Committee has given the Mutual Group written notice of its intention to take this action at least two business days prior to its taking this action;

•

during the two business day period prior to the Corp. Special Committee making a change of recommendation, the Mutual Group will be permitted to propose to the Corp. Special Committee revisions to the terms of the transactions contemplated by the merger agreement, and the Corp. Special Committee and its representatives will, if requested by the Mutual Group, negotiate in good faith with the Mutual Group and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by the Mutual Group; and

•

the Corp. Special Committee may make the change of recommendation only if the acquisition proposal continues to be a superior proposal in light of any revisions to the terms of the transaction contemplated by the merger agreement to which the Mutual Group and the Corp. Special Committee have agreed prior to the expiration of such two business day period.

Mutual Group Agreement to Take Further Action and to Use Commercially Reasonable Efforts

The Mutual Group has agreed to use its commercially reasonable efforts to take all actions reasonably necessary, proper or advisable under the merger agreement and applicable law (in each case with the consultation and consent of the Corp. Special Committee, which shall not be unreasonably withheld, conditioned or delayed) to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including obtaining the aggregate merger consideration in accordance with the confidential disclosure letter that the Mutual Group and the Merger Sub delivered to Alfa Corp. concurrently with the signing of the merger agreement, as soon as practicable. In particular, the Mutual Group has agreed to use its commercially reasonable efforts to prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger. Notwithstanding the foregoing, neither AMI nor AMF is required in connection with receipt of any regulatory approval to proffer to, or agree or commit to an adverse condition.

Subject to applicable laws relating to the exchange of information, the Mutual Group and the Corp. Special Committee (on behalf of Alfa Corp.) will have the right to participate in all matters with any governmental entity in connection with any filing, report or application relating to the merger agreement made or to be made with any governmental entity, and any responses to inquiries therefrom and any discussions therewith, provided that the Mutual Group, Alfa Corp. and the Corp. Special Committee will have the right to review in advance and, to the extent practicable, each will consult with the others on and consider in good faith the views of the others in connection with, all of the information relating to any of AMI, AMF, Alfa Corp. or the Corp Special Committee, as the case may be, and any of their respective subsidiaries (as applicable), that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

Other Covenants and Agreements

The merger agreement contains additional agreements among Alfa Corp., the Mutual Group and Merger Sub relating to, among other things:

•	status of matters relating to the completion of the transactions contemplated by the merger agreement and notices of certain events;

•

the filing of this proxy statement and the required Schedule 13E-3 with the SEC, and cooperation in preparing this proxy statement and the Schedule 13E-3 and in responding to any comments received from the SEC on those documents;

•

indemnification of Alfa Corp.’s directors and officers and obtaining “tail” insurance policies with a claims period of at least six years following the effective time of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance;

•	coordination of press releases and other public statements about the merger and the merger agreement;

•

actions necessary to enable the consummation of the merger and other transactions contemplated by the merger agreement as promptly as reasonably practicable on the terms contemplated by the merger agreement if any takeover statute is or may become applicable, and actions to eliminate or minimize the effects of such statute or regulation on such transactions;

•	actions necessary to exempt dispositions of equity securities by Alfa Corp.’s directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act;

•	actions that are necessary for the financing of the merger to be taken by each subsidiary of Alfa Corp. that is licensed to conduct the business of insurance;

•

the obligation of the Mutual Group to cause Alfa Corp’s chief financial officer to prepare, execute and deliver a certificate to Alfa Corp.’s board of directors confirming that the actions to be taken in connection with the financing of the merger as provided in the merger agreement are compliant with Section 10-2b-6.40 of the Code of Alabama;

•	costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	Alfa Corp.’s option, immediately prior to the closing, to provide the Mutual Group a statement certifying that Alfa Corp. is not a U.S. real property interest;

•

the obligation of each of AMI and AMF to vote or cause to be voted any shares beneficially owned by it or any of its subsidiaries, or with respect to which it or any of its subsidiaries has the power to cause to be voted, in favor of the adoption and approval of the merger agreement at any meeting of stockholders of Alfa Corp. at which the merger agreement is submitted for adoption and approval and at all adjournments or postponements thereof;

•

the obligation of the Mutual Group and Merger Sub, at all times prior to the earlier of the closing or the termination of the merger agreement, not to authorize their designees to Alfa Corp.’s board of directors to terminate the existence of the Corp. Special Committee or materially change its duties or authority or its current membership; and

•

the obligation of the Mutual Group and Merger Sub, at all times prior to the earlier of the closing or the termination of the merger agreement, not to seek to remove the members of the Corp. Special Committee from Alfa Corp.’s board of directors (other than in the case of removal for cause, as determined in good faith by Alfa Corp.’s board of directors) and, should all the members of the Corp. Special Committee cease to so serve, the obligation of the Mutual Group and Merger Sub not to restrict Alfa Corp.’s board of directors from electing independent directors and appointing such directors to the Corp. Special Committee.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•

Stockholder Approval. The merger agreement must be duly approved and adopted by affirmative vote of the holders of at least a majority of the outstanding shares of Alfa Corp. common stock entitled to vote thereon.

•

Litigation. No court or other governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of the Mutual Group and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

Representations and Warranties. The representations and warranties of Alfa Corp. set forth in the merger agreement must be true and correct in all material respects as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date).

•

Performance of Obligations of Alfa Corp. Alfa Corp. must have performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing date.

•

No Restraints. There must not be instituted or pending any suit, action or proceeding in which a governmental entity of competent jurisdiction is seeking an adverse condition, and no governmental entity of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any law deemed applicable to the merger individually or in the aggregate resulting in, or that is reasonably likely to result in, an adverse condition.

•

Consents and Approvals. All required consents and approvals of governmental entities and other persons will have been obtained or made, without the imposition of any term, condition or consequence that if accepted, would constitute an adverse condition.

•	No Material Adverse Effect. No event or circumstance shall have occurred that has or is reasonably likely to have a Mutual Group material adverse effect.

For purposes of the merger agreement, “Mutual Group material adverse effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Mutual Group and its subsidiaries (including Alfa Corp. and its subsidiaries), taken as a whole.

A “ Mutual Group material adverse effect” will not have occurred, however, to the extent resulting from any of the following, and the following will not be taken into account in determining whether there has been or will be, a Mutual Group material adverse effect:

•	any action required to be taken by the Mutual Group pursuant to the merger agreement;

•

any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to the merger agreement, the merger or the transactions contemplated by the merger agreement by or before any governmental entity;

•	seasonal fluctuations in the revenues, earnings, or other financial performance of the Mutual Group to the extent generally consistent in magnitude with prior years;

•

any loss of, or adverse change in, the relationship of the Mutual Group with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•

any failure by the Mutual Group to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Mutual Group to meet such projections, forecasts or revenue or earnings predictions;

•	any action contemplated by Section 7.6 of the merger agreement (which relates to certain transactions to occur in connection with the financing of the merger);

•

the following events, provided that, with respect to these clauses, such change, event, circumstance or development does not disproportionately adversely affect the Mutual Group and its subsidiaries taken as a whole compared to other companies operating in the auto, homeowners and/or life insurance industries in the United States:

•	changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

•	a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of the merger agreement;

•	changes generally affecting auto insurers, homeowners and/or life insurers; and

•	changes in GAAP, SAP or applicable law after the date of the merger agreement.

Alfa Corp.’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

Representations and Warranties. The representations and warranties of each of AMI, AMF and Merger Sub set forth in the merger agreement must be true and correct in all material respects as of the closing date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date). Alfa Corp. must have received at the closing a certificate signed on behalf of each of AMI, AMF and Merger Sub by an executive officer of each of AMI, AMF and Merger Sub, respectively, to such effect.

•

Performance of Obligations of the Mutual Group and Merger Sub. Each of AMI, AMF and Merger Sub must have performed, in all material respects, its obligations under the merger agreement at or prior to the closing date, and Alfa Corp. must have received a certificate signed on behalf of each of AMI, AMF and Merger Sub by an executive officer of each of AMI, AMF and Merger Sub, respectively, to such effect.

•	Consents and Approvals. All required consents and approvals of governmental entities and other persons will have been obtained or made.

Other than the conditions pertaining to Alfa Corp. stockholder approval and the absence of court or governmental orders prohibiting the merger, either Alfa Corp., on the one hand, or the Mutual Group and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. Alfa Corp. does not anticipate re-soliciting its stockholders for approval of any such waiver unless it proposes to waive a condition and such waiver would be material to Alfa Corp.’s stockholders, in which case Alfa Corp. would re-solicit the vote of its stockholders. None of Alfa Corp., the Mutual Group or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement. In addition, as of the date of this proxy statement, none of Alfa Corp., the Mutual Group or Merger Sub is aware of any material uncertainty as to any of the conditions to the completion of the merger.

Termination

Alfa Corp. (at the direction of the Corp. Special Committee) and the Mutual Group may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval by the stockholders of Alfa Corp., by mutual written consent.

Either the Mutual Group or Alfa Corp. (at the direction of the Corp. Special Committee) may terminate the merger agreement and abandon the merger at any time prior to the effective time if:

•

the merger is not consummated by June 30, 2008, whether such date is before or after the date of approval by the stockholders of Alfa Corp.; provided, however, that if the Mutual Group or Alfa Corp. determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the merger by any governmental entity, the termination date may be extended to a date not beyond September 30, 2008 if either the Mutual Group or Alfa Corp. notifies the other party in writing on or prior to June 30, 2008;

•	the adoption of the merger agreement by the stockholders of Alfa Corp. is not obtained at the stockholders meeting or at any adjournment or postponement thereof;

•	the Corp. Special Committee shall have made a change of recommendation that is due to the existence of a superior proposal; or

•

any order or other governmental action permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable (whether before or after the adoption of the merger agreement by the stockholders of Alfa Corp.).

However, the right to terminate the merger agreement for the foregoing reasons will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of a condition to the consummation of the merger.

Alfa Corp. (at the direction of the Corp. Special Committee) may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if the Mutual Group or the Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that either of the conditions to Alfa Corp.’s obligation to effect the merger regarding the accuracy of representations and warranties or performance of obligations of the Mutual Group and Merger Sub is incapable of being satisfied. However, Alfa Corp. will not be entitled to terminate the merger agreement for such a breach if Alfa Corp. is then in material breach of any of its covenants or agreements contained in the merger agreement.

The Mutual Group may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if Alfa Corp. has breached any of its representations, warranties, covenants or agreements in the merger agreement, or any such representation and warranty becomes untrue after the date of the merger agreement, such that either of the conditions to the Mutual Group’s and Merger Sub’s obligations to effect the merger regarding the accuracy of representations and warranties or performance of obligations of Alfa Corp. is incapable of being satisfied. However, the Mutual Group will not be entitled to terminate the merger agreement for such a breach if the Mutual Group or Merger Sub is then in material breach of any of its covenants or agreements contained in the merger agreement.

In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement will become void and of no effect with no liability to any person on the part of any party (or of any of its representatives or subsidiaries). However, (i) except as otherwise provided in the merger agreement, no such termination will relieve any party of any liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement and (ii) Article X of the merger agreement (Miscellaneous and General) and the agreements of Alfa Corp., the Mutual Group and Merger Sub in the expenses and effect of termination and abandonment sections of the merger agreement will survive the termination of the merger agreement. Article X of the merger agreement and the agreements of Alfa Corp., the Mutual Group and Merger Sub in the expenses and directors and officers’ insurance and indemnification sections of the merger agreement shall survive the consummation of the merger.

Amendment and Waiver

Subject to applicable law, at any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend it, by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated condensed financial data for Alfa Corp. and its subsidiaries. The selected historical consolidated condensed financial data as of December 31, 2006 and December 31, 2005 and for each of the years in the three-year period ended December 31, 2006 have been derived from Alfa Corp.’s audited consolidated financial statements appearing in Alfa Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this proxy statement. The selected historical consolidated condensed financial data as of and for the nine-month periods ended September 30, 2007 and September 30, 2006 have been derived from Alfa Corp.’s unaudited consolidated condensed financial statements appearing in Alfa Corp.’s Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2007, which is incorporated by reference in this proxy statement. The historical results of Alfa Corp. included below are not necessarily indicative of Alfa Corp.’s future performance, and results of operations for the nine-month periods ended September 30, 2007 and September 30, 2006 are not necessarily indicative of the results of operations of Alfa Corp. for the respective full fiscal years. The unaudited selected historical consolidated condensed financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of Alfa Corp.’s financial position and results of operations at the end of and for the periods presented.

The information contained in this section, “SELECTED HISTORICAL FINANCIAL DATA,” should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Alfa Corp.’s consolidated financial statements, including the related notes, incorporated by reference in this proxy statement.

See—“WHERE YOU CAN FIND MORE INFORMATION.”

(dollars in thousands except per share amounts)	Nine Months Ended September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Total Revenues	$636,469	$603,003	$812,138	$756,905	$661,292	$619,817	$589,096
Net Income	$74,730	$72,884	$105,888	$99,034	$89,445	$78,469	$71,708

Balance Sheet Data at December 31 or September 30:
Invested Assets	$2,205,592	$2,090,321	$2,125,747	$2,001.380	$1,854,212	$1,760,160	$1,618,033
Total Assets	$2,653,668	$2,499,196	$2,534,239	$2,383,229	$2,223,319	$2,031,548	$1,862,762
Future Policy Benefits, Losses and Claims, Unearned Premiums	$1,338,585	$1,257,045	$1,260,950	$1,179,639	$1,076,731	$989,272	$908,531
Long-term Obligations	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000
Total Liabilities	$1,781,386	$1,700,419	$1,707,320	$1,627,237	$1,531,866	$1,393,035	$1,296,664
Stockholders’ Equity	$872,282	$798,777	$826,919	$755,992	$691,453	$638,513	$566,098

Per Share Data[1]:
Net Income—Basic	$0.93	$0.91	$1.32	$1.24	$1.12	$0.98	$0.91
Net Income— Diluted	$0.92	$0.90	$1.30	$1.23	$1.11	$0.98	$0.90
Cash Dividends Paid	$0.345	$0.32	$0.43	$0.3875	$0.3425	$0.315	$0.2975
Stockholders’ Equity	$10.81	$9.94	$10.28	$9.42	$8.66	$7.96	$7.14

[1]	Per share amounts have been restated where appropriate to reflect 2-for-1 stock split in June 2002.

MARKET PRICE AND DIVIDEND INFORMATION

Alfa Corp.’s common stock is listed on the Nasdaq Global Select Market (a successor to the Nasdaq National Market) under the symbol “ALFA.” On [•], there were [•] shares of common stock outstanding, held by approximately [•] stockholders of record.

The following table shows, for the periods indicated, the reported high and low sale prices per share of the common stock on the Nasdaq Global Select Market and the amount of dividends paid per outstanding share.

	High	Low	Dividends per Share
Year Ended December 31, 2005
Fourth Quarter	$18.00	$15.60	$0.1000
Year Ended December 31, 2006
First Quarter	$17.62	$15.95	$0.1000
Second Quarter	$17.37	$15.15	$0.1100
Third Quarter	$17.88	$15.41	$0.1100
Fourth Quarter	$19.95	$16.66	$0.1100
Year Ended December 31, 2007
First Quarter	$19.73	$17.37	$0.1100
Second Quarter	$19.30	$15.57	$0.1175
Third Quarter	$18.86	$14.99	$0.1175
Fourth Quarter (through November 15, 2007)	$21.84	$17.46	$0.1175

The closing sale price of Alfa Corp. common stock on the Nasdaq Global Select Market on July 17, 2007, the last trading day before Alfa Corp. announced the merger proposal by the Mutual Group, was $15.20 per share. On November 2, 2007, the last full trading day before the public announcement of approval of the merger agreement by the board of directors, the closing sale price of the common stock on the Nasdaq Global Select Market was $17.52 per share. On [•], the last trading day for which closing sale price information was available prior to the date of the first mailing of this proxy statement, the closing market price of the common stock on the Nasdaq Global Select Market was $[•] per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.

Alfa Corp. pays dividends on its common stock upon declaration by the board of directors and has paid dividends quarterly since September 1977. There are no restrictions on Alfa Corp.’s present or future ability to pay dividends other than the usual statutory restrictions and the obligation under the merger agreement that the business of Alfa Corp. and its subsidiaries be conducted in the ordinary course consistent with past practice. See “THE MERGER AGREEMENT-Conduct of Alfa Corp.’s Business Pending the Merger.”

RECENT TRANSACTIONS

Except as set forth below, there have been no transactions in the common stock of Alfa Corp. effected during the last 60 days by (i) the Mutual Group, Alfa Corp. or Merger Sub; any director or executive officer of the Mutual Group, Alfa Corp. or Merger Sub; or any associate of such persons; (ii) any subsidiary of AMI, AMF or Alfa Corp.; and (iii) any pension fund, profit-sharing or similar plan of AMI, AMF, Alfa Corp. or Merger Sub.

On November 27, 2007, ALIC issued a dividend to Alfa Corp. of 16,000 shares of Alfa Corp. common stock, which were all of the shares of Alfa Corp. common stock that it owned, at the then current market price of $21.50 per share.

Various benefit plans of Alfa Corp. and AMI in which the executive officers and directors of Alfa Corp. and the Mutual Group participate allow them to purchase shares of Alfa Corp. common stock or defer a portion of their cash compensation and invest it in an Alfa Corp. common stock. During the past 60 days, certain executive officers and directors of Alfa Corp. and the Mutual Group made purchases or investments under such plans pursuant to their prior elections. On November 4, 2007, the date that the merger agreement was signed, all purchases of Alfa Corp. common stock under such benefit plans ceased, and no new investments in Alfa Corp. common stock are permitted under such plans.

CERTAIN TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

Ownership

AMI owns 42.5%, AMF owns 11.4%, and AMG owns 0.8% of Alfa Corp.’s outstanding common stock. The board of directors of Alfa Corp. consists of eleven members, six of whom serve as Directors of AMI, AMF and AMG and another two of whom are executive officers of Alfa Corp. One of Alfa Corp.’s directors and most of Alfa Corp.’s executive officers, including Alfa Corp.’s President, also hold the same positions with AMI, AMF, AMG and ASIC, a subsidiary of AMI. Alfa Corp. paid stockholder dividends to the Mutual Group and AMG totaling $16.4 million in 2007 (through September 30, 2007), $19.0 million in 2006, $17.2 million in 2005, and $15.1 million in 2004.

The Mutual Group’s, AMG’s and Alfa Corp.’s insurance subsidiaries’ activities and transactions are subject to reporting, examination, and regulation under the Alabama Insurance Holding Company Systems Regulatory Act. AMI is considered the controlling party under that Act.

Management and Operating Agreement

Under a Management and Operating Agreement, AMI provides substantially all facilities, management, and other operational services to Alfa Corp. and its subsidiaries and to other companies associated with AMI. Most of the personnel providing management services to Alfa Corp. are full-time employees of, and are directly compensated by, AMI. Alfa Corp.’s business is substantially integrated with that of AMI, AMF, and AMG. AMI periodically conducts time usage and other special expense allocation studies. AMI charges Alfa Corp. for its allocated and direct salaries, employee benefits and other expenses, including those for the use of office facilities. The amounts paid by Alfa Corp. to AMI under the Management and Operating Agreement were $51.7 million in 2007 (through September 30, 2007), $65.9 million in 2006, $61.8 million in 2005, and $50.7 million in 2004. Alfa Corp. reimburses AMI for the full amount of all its agents’ commissions paid by AMI for the sale of Alfa Corp.’s insurance products.

Debt and Guarantees

The Mutual Group is a partner in a real estate partnership, which in 2000 established a revolving line of credit with AFC of $4.0 million at a rate of interest equal to the prime lending rate less 1.0%. During 2002, this line of credit was increased to $5.0 million. At September 30, 2007 and December 31, 2006 and 2005, the amount loaned to the partnership under the line of credit was $3.8 million, $3.6 million and $4.0 million, respectively. Interest earned by AFC from the partnership was $207 thousand, $271 thousand, $235 thousand, and $158 thousand in 2007 (through September 30, 2007), 2006, 2005, and 2004, respectively.

Alfa Corp.’s property casualty subsidiaries have agreed to guarantee payment on debt owed by three real estate partnerships affiliated with AMF. These guarantees expire between 2007 and 2035 and, in the unlikely circumstance of a guarantee call, could negatively impact Alfa Corp. by up to $1.6 million.

In 1997, AMI established a revolving line of credit with AFC of $20 million at a rate of interest equal to the one-month London Interbank Offered Rate (LIBOR) plus .75%. No balance was outstanding at September 30, 2007 or December 31, 2006 or 2005. No interest was earned by AFC related to this line of credit in 2007 (through September 30, 2007), 2006, 2005, or 2004.

In 1999, Alfa Realty, Inc. (“Realty”), a subsidiary of Alfa Properties, Inc. (“Properties”), secured a line of credit with AFC of $250 thousand with interest payable monthly at Alfa Corp.’s commercial paper rate then

+applicable plus .35%. No balance was outstanding at September 30, 2007 or December 31, 2006 or 2005. No interest was earned by AFC related to this line of credit in 2007 (through September 30, 2007), 2006, 2005, or 2004.

Also during 1999, Alfa Builders, Inc. (“Builders”) established a line of credit with AFC of $5 million with interest payable monthly at Alfa Corp.’s commercial paper rate then applicable plus 1.00%. The unpaid balance on this line of credit was $1.8 million, $3.0 million and $4.0 million at September 30, 2007 and December 31, 2006 and 2005, respectively. Interest earned by AFC in 2007 (through September 30, 2007) 2006, 2005, and 2004 was $129 thousand, $223 thousand, $161 thousand, and $45 thousand, respectively.

Alfa Corp.’s commercial paper is guaranteed by AMI and AMF. Alfa Corp. paid fees of $50 thousand and $25 thousand to AMI and AMF, respectively, for their guarantees in 2007 (through September 30, 2007), 2006 and 2005.

Insurance Products

On February 1, 1997, AMI began covering its employees with a Corporate Owned Life Insurance (COLI) plan utilizing a universal life product of ALIC, a subsidiary of Alfa Corp. Premiums paid to ALIC totaled $16.9 million in 2007 (through September 30, 2007), $18.5 million in 2006, $17.9 million in 2005, and $17.9 million in 2004. Policy charges recorded from such premiums totaled $3.4 million in 2007 (through September 30, 2007), $4.0 million in 2006, $3.8 million in 2005, and $3.5 million in 2004. Policy reserves and insurance inforce on the COLI plan at September 30, 2007 were $188.9 million and $807.6 million, respectively. Similarly, at December 31, 2006, policy reserves and insurance inforce on the COLI plan were $169.9 million and $748.2 million, respectively. Certain of AMI’s employees and those of the Mutual Group’s and AMG’s sponsoring organization, the Alabama Farmers Federation (“Federation”), not covered by the COLI plan are covered by group life insurance provided by ALIC. During 2002, certain retired employees of AAIC, formerly known as Virginia Mutual Insurance Company, also began being covered by group life insurance provided by ALIC. Contingency reserves held for this group as of September 30, 2007 and December 31, 2006 and 2005 were $142 thousand, $142 thousand and $166 thousand, respectively. Group life insurance premiums paid to ALIC totaled $529 thousand in 2007 (through September 30, 2007), $493 thousand in 2006, $517 thousand in 2005, and $492 thousand in 2004. Insurance in force under this plan was $48.0 million at both September 30, 2007 and December 31, 2006. Reserves for group life insurance represent the excess present value of future guaranteed benefits over future premiums plus any unearned premium. Since this one-year term contract renews on January 1 of each year at the discretion of each party, there is no future excess present value of future guaranteed benefits over future premiums at December 31. Since all of the certificates have a renewal date of January 1, the premium for each certificate is fully earned on the following December 31 and no unearned premium liability is present. At September 30, 2007, the unearned premium liability on these contracts was $136 thousand. This reserving method has been used since Alfa Corp.’s inception. The only change in resulting reserves in recent years occurred when the plan year was adjusted to coincide with the calendar year.

Other Related-Party Transactions

During 1999, Alfa Corp. formed a subsidiary, Alfa Benefits Corporation, to administer nonqualified employee and director benefit plans on behalf of AMI. As a result, the accrued benefit liabilities held by the various Alfa property casualty entities and their related assets were transferred to Alfa Benefits Corporation at that time. The amounts of net transfers from Alfa Benefits Corporation to AMI in 2007 (through September 30, 2007), 2006 and 2005 for payments of benefits totaled $1.8 million, $1.0 million and $763 thousand, respectively.

AFC leases equipment, automobiles, furniture, and other property to the Mutual Group, AMG and their affiliates. The Mutual Group, AMG and their affiliates paid $3.6 million in 2007 (through September 30, 2007), $4.0 million in 2006, $3.4 million in 2005, and $3.4 million in 2004 under these leases. Periodically, the Mutual Group and AMG invest in automobile and other installment loans issued and serviced by AFC. The amount invested by the Mutual Group and AMG in such loans was $6.3 million at September 30, 2007 and $8.3 million at December 31, 2006. Neither the Mutual Group nor AMG held such an investment in these loans at December 31, 2005. Interest paid by AFC to the Mutual Group and AMG on these loans was $333 thousand in 2007 (through September 30, 2007), $334 thousand in 2006, $200 thousand in 2005, and $321 thousand in 2004. The Federation and Alfa Services, Inc. (“Services”), a Federation subsidiary, invest in short-term lines of credit with Alfa Corp. and AFC. The balance outstanding on these lines of credit included in notes payable to affiliates was $25.1 million, $19.3 million and $20.9 million at September 30, 2007 and December 31, 2006 and 2005, respectively. Interest paid by Alfa Corp. and AFC to the Federation and its subsidiary was $750 thousand in 2007 (through September 30, 2007), $1.0 million in 2006, $502 thousand in 2005, and $166 thousand in 2004.

Properties has a partnership interest in Marshall Creek, Ltd., a real estate development company. AFC established capital leases with this entity during 2002 and received payments of $84 thousand, $175 thousand and $184 thousand under these leases in 2007 (through September 30, 2007), 2006 and 2005, respectively.

Alfa Corp. periodically has investment transactions with the Mutual Group and AMG. While no such transactions occurred in the first nine months of 2007, Alfa Corp. sold one security at fair value for a loss of $601 thousand and purchased two securities at fair value of $4.9 million in 2006. Investment transactions between Alfa Corp. and the Mutual Group and AMG were insignificant in 2005. Alfa Corp. is also a partner in Alfa Investors Partnership with the Mutual Group and AMG. The amount contributed to the partnership was $39.0 million, $39.0 million and $36.3 million at September 30, 2007 and December 31, 2006 and 2005, respectively. Alfa Corp. had committed to fund up to $6.8 million additional investment in the partnership at September 30, 2007. Alfa Corp. received distributions from the partnership of $2.8 million, $3.2 million and $1.2 million in 2007 (through September 30, 2007), 2006 and 2005, respectively. In 2000, Alfa Corp. became a member in Alfa Ventures II, LLC with the Mutual Group and AMG. The amount contributed to the limited liability company was $1.9 million at September 30, 2007 and at both December 31, 2006 and 2005, respectively. Alfa Corp. received distributions from this partnership of $49 thousand in 2007 (through September 30, 2007), $203 thousand in 2006 and $3.0 million in 2005.

ALIC is a general partner in two investment partnerships with a trust created by the Mutual Group. The carrying value of the partnerships was $1.1 million, $1.1 million and $987 thousand at September 30, 2007 and December 31, 2006 and 2005, respectively.

On December 31, 2005, Alfa Corp. completed the sale of AFC’s leasing division, OFC Capital, to OFC Servicing Corporation, a subsidiary of MidCountry Financial Corporation that continues to service Alfa Corp.’s retained commercial lease portfolio. As of September 30, 2007, AFC owned 40.9% of the outstanding common stock of MidCountry Financial Corporation. Jerry A. Newby and C. Lee Ellis serve as directors of that company. Service fees incurred by Alfa Corp. in 2007 (through September 30, 2007) and 2006 were $229 thousand and $908 thousand, respectively. Included in other long-term investments in affiliates at September 30, 2007 and December 31, 2006 and 2005, respectively, is a note receivable of $16.5 million, $33.0 million and $55.5 million related to the sale transaction. Interest received from OFC Servicing Corporation during 2007 (through September 30, 2007) and 2006 was $674 thousand and $1.8 million.

During the third quarter of 2007, AFC invested $3.0 million in MidCountry Financial Corporation preferred stock.

Effective August 1, 1987, Alfa Corp.’s property casualty insurance subsidiaries entered into the Pooling Agreement with the Mutual Group and AMG.

•	Effective October 1, 1994, participation percentages were amended.

•	Effective October 1, 1996, AMF withdrew from participation in the Pooling Agreement.

•	Effective January 1, 2001, AMF and ASIC became participants in the Pooling Agreement.

•

Effective January 1, 2005, the Pooling Agreement was amended and restated, commuting certain pools from August 1, 1987 through December 31, 2001. In addition, AVIC was added as a participant in the Pooling Agreement and AMF began retroceding the quota share business it receives from AAIC to the pool.

•	Effective January 1, 2006, the Pooling Agreement was amended to reallocate ASIC’s coinsurance allocation of catastrophes to AMI.

•

Effective January 1, 2007, the Pooling Agreement was amended to include AAIC, a subsidiary of Alfa Corp., as a participant in the pool. In addition, the quota share agreement between AMF and AAIC was terminated and applicable references were removed from the Pooling Agreement.

The Mutual Group, together with AMG, is a direct writer primarily of personal lines property casualty insurance in Alabama. ASIC is a direct writer in Alabama, Georgia, Mississippi, and Virginia. At September 30, 2007, Alfa Corp.’s subsidiaries similarly include direct writers in: Arkansas, Florida, Georgia, Indiana, Kentucky, Mississippi, Missouri, North Carolina, Ohio, Tennessee, and Virginia; and they assume business as reinsurers in Texas.

The Mutual Group, AMG, AAIC, AIC and AGIC write preferred risk automobile and homeowner insurance, manufactured home insurance, fire and allied lines, standard risk automobile and homeowner insurance, and a limited amount of commercial insurance, including auto, church, and business owner insurance. AMI is also a direct writer of farm owner insurance. ASIC and AVIC are direct writers of nonstandard risk automobile insurance.

Under the Pooling Agreement, each participant cedes premiums, losses, and underwriting expenses on all of their direct property casualty business to AMI, and AMI in turn retrocedes to each participant a specified portion of premiums, losses, and underwriting expenses based on each participant’s pooling percentage. The Mutual Group’s, AMG’s and ASIC’s direct property casualty business (together with the property casualty business ceded by Alfa Corp.) is included in the pool.

The pooling participants and their current percentage participation in the pool are as follows:

AMI	18%
AMF	13%
AMG	3%
AIC[1]	29%
AGIC[1]	29%
ASIC[2]	1%
AVIC[1]	5%
AAIC[1]	2%

[1]	Subsidiary of Alfa Corp.
[2]	Subsidiary of AMI

Approximately 60.9%, 68.1% and 75.6% of Alfa Corp.’s property casualty premium income and 53.3%, 59.9% and 66.5% of its total premium income were derived from Alfa Corp.’s participation in the Pooling Agreement in 2007 (through September 30, 2007), 2006 and 2005, respectively.

As a result of the Pooling Agreement, Alfa Corp. had a payable of $668 thousand at September 30, 2007, and receivables of $2.4 million and $9.3 million from the Mutual Group and AMG at December 31, 2006 and 2005, respectively.

The Pooling Agreement also limits Alfa Corp.’s participation in any single catastrophic event or series of disasters to its pool share (65%) of a lower catastrophe pool limit unless the loss exceeded an upper catastrophe pool limit. In cases where the upper catastrophe limit is exceeded on a 100% basis, Alfa Corp.’s share in the loss would be based upon its amount of surplus relative to other members of the group. Lower and upper catastrophe pool limits are adjusted periodically due to increases in insured property risks. The current limits and participation levels are summarized below:

	Lower Catastrophe Pool Limit (millions)	Upper Catastrophe Pool Limit (millions)	Estimated Coinsurance Allocation of Catastrophes Exceeding Upper Catastrophe Pool Limit
January 1, 2006	$21.2	$525.5	21%
January 1, 2007	$21.4	$530.5	22%

Alfa Corp. incurred catastrophe losses of $13.9 million, $13.8 million and $11.6 million in 2007 (through September 30, 2007) 2006 and 2005, respectively. These losses resulted in reductions to Alfa Corp.’s net income of $0.11, $0.11 and $0.09 per diluted share, after reinsurance and taxes in the respective periods.

A committee consisting of two members of the boards of directors of the Mutual Group and AMG, two members of the board of directors of ASIC, two members of the board of directors of Alfa Corp. and Jerry A. Newby, as chairman of each such board, has been established to review and approve any changes in the Pooling Agreement. The committee is responsible for matters involving actual or potential conflicts of interest between Alfa Corp., ASIC, the Mutual Group and AMG and for attempting to ensure that, in operation, the Pooling Agreement is equitable to all parties. Conflicts in geographic markets are currently minimal because the Mutual Group and AMG write property casualty insurance only in Alabama and at present all of such insurance written by Alfa Corp. is outside of Alabama. The Pooling Agreement is intended to reduce conflicts that could arise in the selection of risks to be insured by the participants by making the results of each participant’s operations dependent on the results of all of the pooled business. Accordingly, the participants should have substantially similar loss ratios for the pooled business excluding catastrophes as long as the Pooling Agreement remains in effect. For more information on the Mutual Group and Alfa Corp.’s plans for the Pooling Agreement as related to the proposed transaction, see “SPECIAL FACTORS—Financing of the Merger.”

PRIOR PUBLIC OFFERINGS AND STOCK PURCHASES

None of the Mutual Group, Alfa Corp., Merger Sub or the Mutual Group’s subsidiaries (other than Merger Sub) has made an underwritten public offering of Alfa Corp.’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A. Except as set forth below, none of the Mutual Group, Alfa Corp., Merger Sub or the Mutual Group’s subsidiaries has purchased any common stock of Alfa Corp. during the past two years:

In October 1989, Alfa Corp.’s board of directors approved a stock repurchase program authorizing the repurchase of up to 4,000,000 shares of its outstanding common stock in the open market or in negotiated transactions in such quantities and at such times and prices as management may decide. The Alfa Corp. board increased the number of shares authorized for repurchase by 4,000,000 in both March 1999 and September 2001, bringing the total number of shares authorized for repurchase to 12,000,000. During the last two years, Alfa Corp. repurchased 97,500 shares at an aggregate cost of $1,512,868.91. On November 27, 2006, the stock repurchase program was suspended indefinitely.

Stock repurchase activity for the last two years is summarized below:

Date of Purchase	Number of Shares Purchased	Price Paid per Share	Total Consideration Paid
May 18, 2006	3,700	$15.56000	$57,572.00
May 30, 2006	13,200	$15.50470	$204,662.04
May 30, 2006	5,100	$15.56000	$79,356.00
June 1, 2006	14,900	$15.55500	$231,769.50
June 2, 2006	14,500	$15.48620	$224,549.90
June 5, 2006	14,500	$15.44600	$223,967.00
June 9, 2006	4,300	$15.53080	$66,782.44
June 13, 2006	9,700	$15.52170	$150,560.49
June 27, 2006	800	$15.56000	$12,448.00
June 28, 2006	5,700	$15.56000	$88,692.00
July 19, 2006	11,100	$15.54140	$172,509.54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below contains information regarding the beneficial ownership of shares of Alfa Corp. common stock by each person or entity known by Alfa Corp. to beneficially own 5% or more of the total number of outstanding shares of Alfa Corp. common stock as of November 5, 2007. The table below also contains information regarding the beneficial ownership of shares of Alfa Corp. common stock as of November 5, 2007 by all executive officers and directors of Alfa Corp. (which includes all of the executive officers and directors of Merger Sub) and by all executive officers and directors of the Mutual Group, other than those who are also executive officers or directors of Alfa Corp.

Name of Beneficial Owner	Number of Shares Beneficially Owned[2]	Percent
Greater Than 5% Holders
AMI[1]	34,296,747	42.5
AMF[1]	9,187,970	11.4

Executive Officers and Directors of Alfa Corp.
Boyd E. Christenberry	587,542	*
Steve Dunn	3,136	*
C. Lee Ellis	485,889	*
Jacob C. Harper	13,292	*
Hal F. Lee	15,487	*
Jerry A. Newby	547,059	*
Larry E. Newman	13,991	*
B. Phil Richardson	258,024	*
John R. Thomas	16,928	*
Russell R. Wiggins	20,130	*
Dean Wysner	2,790	*
James R. Azar	56,805	*
Thomas E. Bryant	105,609	*
Wyman W. Cabaniss	141,003	*
Ralph C. Forsythe	25,793	*
William B. Harper, Jr.	289,991	*
John T. Jung	102,460	*
Jerry W. Johnson	32,748	*
Stephen G. Rutledge	190,267	*
Alfred E. Schellhorn	42,652	*
H. Al Scott	150,022	*
Herman T. Watts	25,892	*
All Directors and Executive Officers of Alfa Corp. as a Group (22 persons)	3,127,510	3.9

Executive Officers and Directors of AMI and AMF Who Are Not Executive Officers or Directors of Alfa Corp.
Leo Allen	3,042	*
David Bitto	4,459	*
Jerry Byrd	1,853	*
Joe Dickerson	630	*
Michael Dunn	8,023	*
Richard Edgar	53	*
Dennis Maze	0	0
Jimmy Parnell	15,050	*
Doyle Phillips	1,424	*
Earl Saxon	2,403	*
Stanley Usery	2,567	*
John E. Walker III	4,492	*

*	Less than 1%.
[1]	The address of each of AMI and AMF is 2108 East South Boulevard, Montgomery, Alabama 36116.
[2]

Does not include (1) shares of Alfa Corp. common stock subject to restricted stock awards granted under the 2005 Plan, (2) shares of Alfa Corp. common stock held in trust in stock accounts by AMI on behalf of the executive officers of Alfa Corp. under the Deferred Compensation Plan, and (3) phantom shares held by each of the directors of Alfa Corp. under the Directors Deferred Compensation Plan as of the date of this proxy statement. Includes the number of shares of Alfa Corp. common stock subject to options held by each of the executive officers of Alfa Corp. which are immediately exercisable or exercisable within 60 days of November 5, 2007, which for Mr. Newby includes options to purchase 420,000 shares, for Mr. Ellis includes options to purchase 374,001 shares, for Mr. Watts includes options to purchase 17,734 shares, for Mr. Rutledge includes options to purchase 158,000 shares, for Mr. Scott includes options to purchase 113,000 shares, for Mr. Azar includes options to purchase 15,000 shares, for Mr. Bryant includes options to purchase 75,000 shares, for Mr. Cabaniss includes options to purchase 113,000 shares, for Mr. Forsythe includes options to purchase 24,001 shares, for Mr. William Harper includes options to purchase 113,000 shares, for Mr. Jung includes options to purchase 75,000 shares, for Mr. Johnson includes options to purchase 14,834 shares and for Mr. Schellhorn includes options to purchase 42,337 shares.

DIRECTORS AND EXECUTIVE OFFICERS OF ALFA CORP., AMI, AMF AND MERGER SUB

Alfa Corp.’s board of directors consists of eleven members, and each of AMI’s and AMF’s board of directors consists of 18 members, six of whom also serve on the Alfa Corp. board of directors. Merger Sub’s board of directors consists of four persons, two of whom are members of the Alfa Corp. board of directors. Set forth below are lists of Alfa Corp.’s, AMI’s, AMF’s, and Merger Sub’s directors and executive officers as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his resignation or removal. None of these persons, Alfa Corp., AMI, AMF or Merger Sub has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each director and executive officer listed below is a citizen of the United States and can be reached c/o Alfa Corporation, 2108 East South Boulevard, Montgomery, Alabama 36116, (334) 288-3900. The following information about the directors and executive officers of Alfa Corp. is based, in part, upon information provided by such persons. Except as noted below, each director and executive officer has occupied an executive position with the company or organization listed for his current occupation for at least five years.

Executive Officers and Directors of Alfa Corp.

Name	Current Primary Occupation or Employment and Material Occupations or Employment During the Past Five Years
Boyd E. Christenberry	Director of Alfa Corp.; Retired (January 31, 1993) Executive Vice President of Marketing of Alfa Corp., AMI and AMF

Steve Dunn	Director of Alfa Corp., AMI and AMF; Vice President and Treasurer of AMI and AMF; Farmer

C. Lee Ellis	Director of Alfa Corp.; Executive Vice President, Operations and Treasurer of Alfa Corp., AMI and AMF; Director Property Casualty Insurers Association of America; Director of MidCountry Financial Corporation; Director and Executive Vice President of Merger Sub

Jacob C. Harper	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

Hal F. Lee	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

Jerry A. Newby	Chairman of the Board, President and Chief Executive Officer of Alfa Corp., AMI and AMF; President of Alabama Farmers Federation; Board of Directors American Farm Bureau Federation; Director of MidCountry Financial Corporation; Farmer; Director and President of Merger Sub

Larry E. Newman	Director of Alfa Corp.; Retired (September 30, 2001) Partner, Ernst & Young, LLP

Name	Current Primary Occupation or Employment and Material Occupations or Employment During the Past Five Years
B. Phil Richardson	Director of Alfa Corp.; Retired (April 1, 1997) Executive Vice President of Operations of Alfa Corp., AMI and AMF

John R. Thomas	Director of Alfa Corp.; Chairman, President and Chief Executive Officer of Aliant Financial Corporation of Alexander City, Alabama. Director: Aliant Financial Corporation, Russell Corporation, Aliant Bank

Russell R. Wiggins	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

Dean Wysner	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

James R. Azar	Senior Vice President, Audit Services and Risk/Compliance of Alfa Corp., AMI and AMF

Thomas E. Bryant	Senior Vice President, Human Resources of Alfa Corp., AMI and AMF

Wyman W. Cabaniss	Senior Vice President, Underwriting of Alfa Corp., AMI and AMF

Ralph C. Forsythe	Senior Vice President and Chief Accounting Officer of Alfa Corp., AMI and AMF

William B. Harper, Jr.	Senior Vice President, Life & Loan Operations of Alfa Corp., AMI and AMF

Jerry W. Johnson	Senior Vice President, Claims of Alfa Corp., AMI and AMF

John T. Jung	Senior Vice President, Chief Information Officer of Alfa Corp., AMI and AMF

Stephen G. Rutledge	Senior Vice President, Chief Financial Officer and Chief Investment Officer of Alfa Corp., AMI and AMF; Director, Vice President and Treasurer of Merger Sub

Alfred E. Schellhorn	Senior Vice President, Corporate Development of Alfa Corp., AMI and AMF

H. Al Scott	Senior Vice President, General Counsel and Secretary of Alfa Corp., AMI and AMF; Director, Vice President and Secretary of Merger Sub

Herman T. Watts	Executive Vice President, Marketing of Alfa Corp., AMI and AMF, since March 16, 2006; formerly District Sales Manager of Alfa Corp., AMI and AMF

Executive Officers and Directors of the Mutual Group

Name	Current Primary Occupation or Employment and Material Occupations or Employment During the Past Five Years
Leo Allen	Director of AMI and AMF; Farmer

David Bitto	Director of AMI and AMF; Farmer

Jerry Byrd	Director of AMI and AMF; Farmer

Joe Dickerson	Director of AMI and AMF; Farmer

Michael Dunn	Director of AMI and AMF; Farmer

Steve Dunn	Director of Alfa Corp., AMI and AMF; Vice President and Treasurer of AMI and AMF; Farmer

Richard Edgar	Director of AMI and AMF; Farmer

Jacob C. Harper	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

Hal F. Lee	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

Dennis Maze	Director of AMI and AMF; Farmer

Jerry A. Newby	Chairman of the Board, President and Chief Executive Officer of Alfa Corp., AMI and AMF; President of Alabama Farmers Federation; Board of Directors American Farm Bureau Federation; Director of MidCountry Financial Corporation; Farmer; Director and President of Merger Sub

Jimmy Parnell	Director of AMI and AMF; Farmer

Doyle Phillips	Director of AMI and AMF; Farmer

Earl Saxon	Director of AMI and AMF; Farmer

Stanley Usery	Director of AMI and AMF; Farmer

John E. Walker III	Director of AMI and AMF; Farmer

Russell R. Wiggins	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

Dean Wysner	Director of Alfa Corp., AMI and AMF; Vice President of AMI and AMF; Farmer

James R. Azar	Senior Vice President, Audit Services and Risk/Compliance of Alfa Corp., AMI and AMF

Thomas E. Bryant	Senior Vice President, Human Resources of Alfa Corp., AMI and AMF

Wyman W. Cabaniss	Senior Vice President, Underwriting of Alfa Corp., AMI and AMF

C. Lee Ellis	Director of Alfa Corp.; Executive Vice President, Operations and Treasurer of Alfa Corp., AMI and AMF; Director Property Casualty Insurers Association of America; Director of MidCountry Financial Corporation; Director and Executive Vice President of Merger Sub

Name	Current Primary Occupation or Employment and Material Occupations or Employment During the Past Five Years
Ralph C. Forsythe	Senior Vice President and Chief Accounting Officer of Alfa Corp., AMI and AMF

William B. Harper, Jr.	Senior Vice President, Life & Loan Operations of Alfa Corp., AMI and AMF

Jerry W. Johnson	Senior Vice President, Claims of Alfa Corp., AMI and AMF

John T. Jung	Senior Vice President, Chief Information Officer of Alfa Corp., AMI and AMF

Stephen G. Rutledge	Senior Vice President, Chief Financial Officer and Chief Investment Officer of Alfa Corp., AMI and AMF; Director, Vice President and Treasurer of Merger Sub

Alfred E. Schellhorn	Senior Vice President, Corporate Development of Alfa Corp., AMI and AMF

H. Al Scott	Senior Vice President, General Counsel and Secretary of Alfa Corp., AMI and AMF; Director, Vice President and Secretary of Merger Sub

Herman T. Watts	Executive Vice President, Marketing of Alfa Corp., AMI and AMF, since March 16, 2006; formerly District Sales Manager of Alfa Corp., AMI and AMF

Executive Officers and Directors of Merger Sub

Name	Current Primary Occupation or Employment and Material Occupations or Employment During the Past Five Years
C. Lee Ellis	Director of Alfa Corp.; Executive Vice President, Operations and Treasurer of Alfa Corp., AMI and AMF; Director Property Casualty Insurers Association of America; Director of MidCountry Financial Corporation; Director and Executive Vice President of Merger Sub

Jerry A. Newby	Chairman of the Board, President and Chief Executive Officer of Alfa Corp., AMI and AMF; President of Alabama Farmers Federation; Board of Directors American Farm Bureau Federation; Director of MidCountry Financial Corporation; Farmer; Director and President of Merger Sub

Stephen G. Rutledge	Senior Vice President, Chief Financial Officer and Chief Investment Officer of Alfa Corp., AMI and AMF; Director, Vice President and Treasurer of Merger Sub

H. Al Scott	Senior Vice President, General Counsel and Secretary of Alfa Corp., AMI and AMF; Director, Vice President and Secretary of Merger Sub

AGREEMENTS INVOLVING ALFA CORP.’S SECURITIES

On January 1, 2005, in connection with Alfa Corp.’s acquisition of The Vision Insurance Group, LLC, Alfa Corp. entered into a subscription agreement with John C. Russell under which Alfa Corp. issued Mr. Russell 325,035 shares of Alfa Corp. common stock, a portion of which are restricted from transfer until January 1, 2008.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of Alfa Corp. However, if the merger is not completed, Alfa Corp.’s stockholders will continue to be entitled to attend and participate in Alfa Corp.’s stockholders meetings. If the merger is not completed, Alfa Corp. will inform its stockholders, by press release or other means determined reasonable by Alfa Corp., of the date by which stockholder proposals must be received by Alfa Corp. for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE YOU CAN FIND MORE INFORMATION

Alfa Corp. files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Alfa Corp.’s SEC filings made electronically through the SEC EDGAR system are available to the public at the SEC website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Stockholders can also find this information in the Investor Relations section of Alfa Corp.’s website, www.alfains.com.

Alfa Corp. and the Mutual Group have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows Alfa Corp. to incorporate information that it files with the SEC in other documents, by reference, into this proxy statement. This means that Alfa Corp. can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. All documents filed by Alfa Corp. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 thereto) with the SEC from the date of this proxy statement through the date of the special meeting (or, if earlier, the date on which the merger agreement is terminated) are also deemed to be incorporated by reference into this proxy statement and deemed a part of this proxy statement from the date that document is filed. This proxy statement and the information we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.

Alfa Corp. incorporates, by reference, into this proxy statement the following documents it filed with the SEC under the Exchange Act:

Filings with the SEC	Period/Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007
Current Reports on Form 8-K	Filed with the SEC on January 3, 2007, July, 18, 2007, July 31, 2007, and November 5, 2007

Alfa Corp. will undertake to provide, without charge, to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from:

H. Al Scott

Secretary

Alfa Corporation

P. O. Box 11000

Montgomery, Alabama 36191-0001

Telephone: (334) 288-3900

Any request for copies of documents should be made by [•] in order to ensure receipt of the documents before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Alfa Corp. since the date of this proxy statement or that the information herein is correct as of any later date.

Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company, Alfa Delaware Merger Sub, Inc., and Lazard Fréres & Co. LLC have supplied, and Alfa Corp. has not independently verified, the information in this proxy statement related to Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company, Alfa Delaware Merger Sub, Inc., and Lazard Fréres & Co. LLC.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Alfa Corp. has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [•]. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Alfa Corp. will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

ALFA CORPORATION,

ALFA MUTUAL INSURANCE COMPANY,

ALFA MUTUAL FIRE INSURANCE COMPANY

and

ALFA DELAWARE MERGER SUB, INC.

Dated as of November 4, 2007

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of November 4, 2007, among Alfa Corporation, a Delaware corporation (the “Company”), Alfa Mutual Insurance Company, an Alabama corporation (“AMI”), Alfa Mutual Fire Insurance Company, an Alabama corporation (“AMF”) (AMI and AMF are together, the “Mutual Group”), and Alfa Delaware Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, the boards of directors of the Mutual Group and Merger Sub have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company, upon the recommendation of a special committee of the board of directors of the Company consisting solely of independent directors not affiliated with the Mutual Group (the “Special Committee”), has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders other than the Mutual Group and its Affiliates, (ii) approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby, (iii) resolved to recommend to such stockholders their approval of the Merger and this Agreement, and (iv) approved, for purposes of Section 203 of the DGCL, the transactions contemplated hereby; and

WHEREAS, the Company, the Mutual Group and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration required to be paid under the terms of this Agreement, including for Shares subject to Company Awards.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Award” means any Restricted Share or Company Option.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of the Mutual Group;

(C) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

(D) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

(E) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement;

(F) changes generally affecting auto insurers, homeowners and/or life insurers;

(G) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years;

(H) any loss of, or adverse change in, the relationship of the Company with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(I) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

(J) changes in GAAP, SAP or applicable Law after the date hereof;

provided further that, with respect to clauses (A), (E), (F) and (J), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries taken as a whole compared to other companies operating in the auto, homeowners and/or life insurance industries in the United States.

“Company Portion” means an amount to be determined by the Mutual Group prior to the Effective Time, taking into account the financing transactions described on Schedule 6.8 of the Mutual Group Disclosure Letter, but in no event to exceed $500 million.

“Company Requisite Vote” means the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote on this Agreement and the Merger at a stockholders’ meeting duly called and held for such purpose.

“Company Stock Plan” means the Alfa Corporation 2005 Amended and Restated Stock Incentive Plan, which amended and restated the Alfa Corporation Amended and Restated Stock Incentive Plan (dated February 27, 2001), which amended and restated the 1993 Stock Incentive Plan.

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any Insurance Authority or other domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

“Insurance Authority” means any federal or state regulatory authority governing insurance.

“Insurance Law” means any federal, state or local law, statute, ordinance, regulation or rule regulating the business and products of insurance and reinsurance and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of insurance.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any Insurance Law and any other federal, state or local law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity.

“License” means any permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Mutual Group Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Mutual Group and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole; provided, however, that any effect to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Mutual Group Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) any action required to be taken by the Mutual Group pursuant to this Agreement;

(C) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

(D) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement;

(E) changes generally affecting auto insurers, homeowners and/or life insurers;

(F) seasonal fluctuations in the revenues, earnings, or other financial performance of the Mutual Group to the extent generally consistent in magnitude with prior years;

(G) any loss of, or adverse change in, the relationship of the Mutual Group with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(H) any failure by the Mutual Group to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Mutual Group to meet such projections, forecasts or revenue or earnings predictions;

(I) changes in GAAP, SAP or applicable Law after the date hereof;

provided further that, with respect to clauses (A), (D), (E), and (I), such change, event, circumstance or development does not disproportionately adversely affect the Mutual Group and its Subsidiaries taken as a whole compared to other companies operating in the auto, homeowners and/or life insurance industries in the United States;

provided further that, any action contemplated by Section 7.6 of this Agreement shall not be taken into consideration in determining whether a Mutual Group Material Adverse Effect has occurred.

“Nasdaq” means The NASDAQ Global Select Market.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Representatives” means a Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“SAP” means applicable statutory accounting practices prescribed or permitted by an Insurance Authority or other applicable Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. In no event shall Merger Sub be considered a “Subsidiary” of the Company for purposes of this Agreement,

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or similar governmental assessment, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions.

1.2 Index to Defined Terms. Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Defined Term	Page
Acquisition Proposal	17
Adverse Condition	21
Agreement	1
AMF	1
AMI	1
By-Laws	8
Certificate	9
Change of Recommendation	18
Charter	8
Closing	7
Closing Date	7
Company	1
Company Approvals	13
Company Disclosure Letter	13
Company ESPP	12
Company Insurance Subsidiaries	22
Company Option	12
Company Recommendation	13
Costs	22
D&O Insurance	23
Delaware Certificate of Merger	7
DGCL	7
Dissenting Stockholders	8
Effective Time	8
Exchange Fund	9
Excluded Shares	8
Indemnified Parties	22
Merger	1
Merger Sub	1
Merger Sub Stock	15
Mutual Group	1
Mutual Group Approvals	15
Mutual Group Disclosure Letter	14
Order	26
Paying Agent	9
Per Share Merger Consideration	8
Proxy Statement	19
Restricted Share	12
Schedule 13E-3	19
Share	8
Special Committee	1
Stockholders Meeting	19
Superior Proposal	17
Superior Proposal Change of Recommendation	18
Surviving Corporation	7
Termination Date	27

1.3 Construction; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or dollars shall refer to United States dollars.

(b) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Merger; Closing; Effective Time

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

2.2 Closing. Unless otherwise mutually agreed in writing by the Company (at the direction of the Special Committee) and the Mutual Group, the closing of the Merger (the “Closing”) shall take place at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York, at 9:00 A.M. local time on the first Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

2.3 Effective Time. As soon as practicable following the Closing, the Company (at the direction of the Special Committee) and the Mutual Group will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE III

Certificate of Incorporation, By-Laws, Officers and

Directors of the Surviving Corporation

3.1 Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

3.2 By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Laws.

3.3 Directors. The board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1 Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement:

(a) Merger Consideration. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, each share of the common stock, par value $1.00 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below), shall be converted into the right to receive $22.00 per Share (the “Per Share Merger Consideration”). “Excluded Shares” means (i) Shares owned by the Mutual Group, (ii) Shares owned by Merger Sub, or by the Company or any of its wholly owned Subsidiaries, (iii) Shares subject to Company Awards, and (iv) Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”).

(b) Cancellation of Shares; Mutual Group-Owned Stock to Remain Outstanding. At the Effective Time:

(i) all of the Shares (other than Excluded Shares referred to in clause (i) of Section 4.1(a)), as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled and shall cease to exist;

(ii) each certificate formerly representing any Shares (a “Certificate”) (other than any of the Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest;

(iii) each Certificate formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment to which reference is made in Section 4.2(f);

(iv) each Excluded Share referred to in clause (ii) of Section 4.1(a), as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist;

(v) each Excluded Share referred to in clause (iii) of Section 4.1(a) shall be afforded the treatment provided in Section 4.3; and

(vi) each Excluded Share referred to in clause (i) of Section 4.1(a) shall remain outstanding without change.

(c) Merger Sub Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one million (1,000,000) shares of common stock of the Surviving Corporation.

4.2 Exchange of Certificates.

(a) Paying Agent. For the benefit of the holders of Shares (other than Excluded Shares), promptly following the Effective Time, (i) Mutual Group shall cause the Company to deposit, or cause to be deposited, with a paying agent selected by the Mutual Group with the Special Committee’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), a cash amount in immediately available funds equal to the Company Portion less the amount to be paid by the Company pursuant to Section 4.3, and (ii) Mutual Group shall deposit, or shall cause to be deposited, with the Paying Agent a cash amount in immediately available funds equal to the amount necessary (when combined with the amount deposited by the Company pursuant to the foregoing subsection (i)) for the Paying Agent to make payments under Section 4.1(a) (the amounts so deposited with the Paying Agent under (i) and (ii) are referred to as “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by the Mutual Group, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Company; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares pursuant to this Article IV.

(b) Exchange Procedures. Immediately after the Effective Time (and in any event within three Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as the Mutual Group and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time, except for Shares owned by the Mutual Group or any direct or indirect wholly owned subsidiary of the Mutual Group. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, the Mutual Group or the Paying Agent for transfer, except for Shares owned by the Mutual Group or any direct or indirect wholly owned subsidiary of the Mutual Group, and pursuant to the terms of Section 4(f), it shall be cancelled and exchanged for a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate multiplied by (y) the Per Share Merger Consideration.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Mutual Group, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Mutual Group or the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by the Mutual Group or the Surviving Corporation as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give the Mutual Group the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Mutual Group, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of the Mutual Group and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Mutual Group, as the case may be, such withheld amounts

(i) shall be remitted by the Mutual Group or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Mutual Group, as the case may be.

4.3 Treatment of Company Awards.

(a) In accordance with the terms of the Company Stock Plan, the Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (a “Company Option”) granted under the Company Stock Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option, and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.

(b) The Company shall provide that, immediately prior to the Effective Time, each Share that is subject to a restricted share award that is outstanding immediately prior to the Effective Time and remains subject to vesting or other lapse restrictions pursuant to the Company Stock Plan (including “Career Shares” and Shares credited to restricted share awards as dividend equivalents) (each a “Restricted Share”) shall vest and become free of all such restrictions as of the Effective Time, and at the Effective Time the holder thereof shall, subject to this Article IV, be entitled to receive the Per Share Merger Consideration from the Company in exchange for each such Restricted Share, less any required withholding taxes.

(c) The Company (at the direction of the Special Committee) shall, after the date hereof, take all actions necessary to provide that any outstanding offering periods in effect as of the opening of business on the date hereof under the Company’s Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPP”) shall continue through the next scheduled purchase date pursuant to their terms and shall ensure that no new offering periods thereunder shall commence following the date hereof.

(d) At or prior to the Effective Time, the Company (at the direction of the Special Committee) and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and use its reasonable best efforts to effectuate the provisions of Section 4.3(a), 4.3(b) and 4.3(c). The Company (at the direction of the Special Committee) shall use its reasonable best efforts to ensure that from and after the Effective Time neither the Mutual Group nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Awards.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the corresponding schedules of the disclosure letter delivered to the Mutual Group by the Company concurrent with entering into this Agreement (the “Company Group Disclosure Letter”), the Company hereby represents and warrants to the Mutual Group and Merger Sub as follows:

5.1 Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement by the Company Requisite Vote.

(b) The Special Committee has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the holders of Shares other than the Mutual Group and its Subsidiaries, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and resolved to recommend the Merger and adoption of this Agreement to the holders of Shares (the “Company Recommendation”). The board of directors of the Company has adopted a resolution approving this Agreement and declaring its advisability and has directed that this Agreement be submitted to the holders of Shares for their adoption.

(c) The Special Committee has received the written opinion of its financial advisor, Lazard Freres & Co. LLC, to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair to such holders (other than the Mutual Group and its Subsidiaries) from a financial point of view (a true and complete copy of which opinion has been delivered to the Mutual Group).

(d) Other than (i) the filings and/or notices pursuant to Section 2.3, (ii) the filing of applications and/or notices with Insurance Authorities and other Governmental Entities as set forth on Schedule 5.1(a) of the Company Disclosure Letter, and the approval of such applications or the expiration of any applicable waiting periods (the “Company Approvals”), and (iii) the filing with the SEC of the Proxy Statement and a Schedule 13E-3, in the case of clauses (ii) and (iii) to the knowledge of the Special Committee after due inquiry of the officers of the Company, no notices, reports or other filings are required to be made by the Company with, nor are any Licenses required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

5.2 Brokers and Finders. The Special Committee has not, on behalf of itself, the Company or any of the Company’s Subsidiaries, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee has employed Lazard Freres & Co. LLC as the financial advisor to the Special Committee.

ARTICLE VI

Representations and Warranties of the Mutual Group and Merger Sub

Except as set forth in the corresponding schedules of the disclosure letter delivered to the Company by the Mutual Group concurrent with entering into this Agreement (the “Mutual Group Disclosure Letter”) (it being agreed that disclosure of any item in any schedule of the Mutual Group Disclosure Letter shall be deemed disclosure with respect to any other schedule to which the relevance of such item is reasonably apparent), each of AMI, AMF and Merger Sub hereby represents and warrants to the Company as follows:

6.1 Organization, Good Standing and Qualification. Each of AMI, AMF and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of the Mutual Group and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.2 Corporate Authority. No vote of policyholders of either AMI or AMF is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of AMI, AMF and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by each of AMI, AMF and Merger Sub and is a valid and binding agreement of AMI, AMF and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) the filings and/or notices pursuant to Section 2.3, (ii) the filing of applications and/or notices with Insurance Authorities and other Governmental Entities as set forth on Schedule 6.3(a) of the Mutual Group Disclosure Letter, and the approval of such applications or the expiration of any applicable waiting periods (the “Mutual Group Approvals”), and (iii) the filing with the SEC of the Proxy Statement and a Schedule 13E-3, no notices, reports or other filings are required to be made by the Mutual Group or Merger Sub with, nor are any Licenses required to be obtained by the Mutual Group or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Mutual Group and Merger Sub and the consummation by the Mutual Group and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Mutual Group and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Mutual Group and Merger Sub do not, and the consummation by the Mutual Group and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of any of AMI, AMF or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of any of AMI, AMF or any of their respective Subsidiaries pursuant to, any Contracts binding upon any of AMI, AMF or any of their respective Subsidiaries or under any Law or License to which any of AMI, AMF or any of their respective

Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Mutual Group or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. For purposes of this Section 6(b), the Subsidiaries of AMI and AMF shall not include the Company and its Subsidiaries.

6.4 Litigation. As of the date of this Agreement, except as set forth in Schedule 6.4 of the Mutual Group Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Mutual Group, threatened against any of AMI, AMF or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Mutual Group or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Stock”), of which thirteen shares are issued and outstanding, all of which thirteen shares are validly issued and nonassessable. As of the date of this Agreement, all of the issued and outstanding Merger Sub Stock is owned by AMI and AMF as set forth on Schedule 6.5 of the Mutual Group Disclosure Letter. The parties agree that AMI and AMF may, in their discretion and prior to the Effective Time, change the number of shares of Merger Sub Stock that each holds, provided, that the only stockholders of Merger Sub at the Effective Time will be AMI and AMF. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.6 Information Supplied. None of the information supplied by or on behalf of AMI, AMF or Merger Sub for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.7 Brokers and Finders. None of AMI, AMF or Merger Sub, or any of their respective Subsidiaries (other than the Company and its Subsidiaries) or their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Mutual Group has employed Goldman, Sachs & Co. as its financial advisor.

6.8 Financing Plan. Schedule 6.8 of the Mutual Group Disclosure Letter sets forth an accurate description of the Mutual Group’s plan for obtaining the funds to pay the Aggregate Merger Consideration.

ARTICLE VII

Covenants

7.1 Interim Operations. After the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time, the businesses of the Company and its Subsidiaries shall be operated and conducted in the ordinary course consistent with past practice, except as required by applicable Law. Neither AMI nor AMF shall take or permit any of their respective Subsidiaries (including the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger; provided, however, that the Mutual Group shall not be required hereby to take or agree to any action that is reasonably likely to result in an Adverse Condition.

7.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company (at the direction of the Special Committee) agrees that neither the Special Committee nor any of its members shall, and the Special Committee shall instruct and cause its Representatives not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company (at the direction of the Special Committee) may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to the Mutual Group to the extent not previously provided to it or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, (x) the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable Law and (y) the Special Committee has determined in good faith that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the

Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Company’s stockholders (other than the Mutual Group and its direct or indirect wholly owned subsidiaries) from a financial point of view than the transaction contemplated by this Agreement and (ii) is reasonably capable of being completed on the terms proposed (assuming that the Mutual Group is willing to vote in favor of the Acquisition Proposal, but with the parties hereto acknowledging and agreeing that nothing herein obligates the Mutual Group in any way to vote in favor of the Acquisition Proposal).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The Special Committee shall not directly or indirectly:

(i) withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to the Mutual Group, the Company Recommendation with respect to the Merger; or

(ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to (but not after) the time the Company Requisite Vote is obtained, the Special Committee may withhold or withdraw the Company Recommendation if the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would reasonably be expected to result in a violation of the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided that if the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Special Committee shall not make such Superior Proposal Change of Recommendation unless the Special Committee has given the Mutual Group written notice of its intention to take this action at least two Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling the Mutual Group or the Special Committee, as applicable, to terminate this Agreement pursuant to Section 9.2(c)). The Special Committee agrees that (x) during the two Business Day period prior to its making a Superior Proposal Change of Recommendation, the Mutual Group will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by this Agreement, and the Special Committee and its Representatives will, if requested by the Mutual Group, negotiate in good faith with the Mutual Group and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Mutual Group, and (y) the Special Committee may make a Superior Proposal Change of Recommendation in the case of an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which the Mutual Group and the Special Committee have agreed prior to the expiration of such two Business Day period.

(d) Certain Permitted Disclosures. Nothing contained in Section 7.2(a) shall be deemed to prohibit the Company (at the direction of the Special Committee) or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that the Special Committee may not effect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 7.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(e) Notice. The Special Committee shall promptly (and, in any event, within 48 hours) notify the Mutual Group if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

7.3 Information Supplied. The Company (at the direction of the Special Committee) shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company (at the direction of the Special Committee), AMI and AMF shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a Schedule 13E-3 under Rule 13e-3 under the Exchange Act (such Schedule 13-E, including any amendment or supplement thereto, the “Schedule 13E-3”). Each of the Company, AMI and AMF agrees, as to itself and its Subsidiaries, that the Proxy Statement and Schedule 13E-3 as filed by it will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. (i) Each of AMI and AMF agrees that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 and (ii) the Company agrees that none of the information supplied by it with respect to this Merger Agreement and the transactions contemplated hereby for inclusion or incorporation by referenced in the Proxy Statement or Schedule 13E-3, will, in the case of each of clauses (i) and (ii), at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4 Stockholders Meeting. The Company (at the direction of the Special Committee) will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Subject to a Change of Recommendation in accordance with Section 7.2(c), the Special Committee shall recommend such adoption and use all commercially reasonable efforts to solicit such adoption of this Agreement.

7.5 Filings; Other Actions; Notification.

(a) Proxy Statement and Schedule 13E-3. Each of the Company (at the direction of the Special Committee), AMI and AMF shall promptly notify the other such parties and the Special Committee of the receipt of all comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and of any request by the SEC for any amendment or supplement thereto or for additional information. Each of the Company (at the direction of the Special Committee), AMI and AMF shall promptly provide to the other such parties and the Special Committee copies of all correspondence between it and/or any of its Representatives and the SEC with respect to the Proxy Statement and Schedule 13E-3. The Company (at the direction of the Special Committee), AMI and AMF shall each use all commercially reasonable efforts to provide prompt responses to the SEC with respect to all comments from the SEC received on the Proxy Statement and Schedule 13E-3, and the Company (at the direction of the Special Committee) shall cause the definitive Proxy Statement to be mailed as promptly as reasonably possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Action by Mutual Group. The Mutual Group agrees to use all commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws (in each case with the consultation and consent of the Special Committee, which shall not be unreasonably withheld, conditioned or delayed) to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including obtaining the Aggregate Merger Consideration in accordance with Schedule 6.8 of the Mutual Group Disclosure Letter, as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, including filings with Insurance Authorities, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5(b) shall require, or be construed to require, AMI or AMF in connection with receipt of any regulatory approval to proffer to, or agree or commit to, any prohibition, limitation, restraint, restriction or impairment with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of any of AMI, AMF or their respective Subsidiaries, or of the Company or any of its Subsidiaries, or any required sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate (including by trust or otherwise) arrangement with respect to any of the assets, properties, licenses, rights, operations or businesses of AMI, AMF or any of their respective Subsidiaries, or of the Company or any of its Subsidiaries, or conduct the business of AMI, AMF or any of their respective Subsidiaries, or of the Company or any of its Subsidiaries, in a specified manner or otherwise limit the freedom of action, or agree to limit the freedom of action, with respect to any of the assets, properties, licenses, rights, businesses, operations or businesses of AMI, AMF or any of their respective Subsidiaries, or of the Company or any of its Subsidiaries, in such a manner that, individually or in the aggregate, materially and adversely affects the benefits to the Mutual Group and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, that the Mutual Group reasonably expected to derive from consummation of the Merger (an “Adverse Condition”); provided, however, for the avoidance of doubt, the definition of “Adverse Condition” shall exclude reasonable restrictions, limitations or conditions ordinarily imposed by an applicable Governmental Entity in similar transactions. Subject to applicable Laws relating to the exchange of information, the Mutual Group and the Special Committee (on behalf of the Company) shall have the right to participate in all matters with any Governmental Entity in connection with any filing, report or application relating to this Agreement made or to be made with any Governmental Entity, and any responses to inquiries therefrom and any discussions therewith, provided that the Mutual Group, the Company and the Special Committee shall have the right to review in advance and, to the extent practicable, each will consult with the others on and consider in good faith the views of the others in connection with, all of the information relating to any of AMI, AMF, the Company or the Special Committee, as the case may be, and any of their respective Subsidiaries (as applicable), that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and Schedule 13E-3).

(c) Information. The Company (at the direction of the Special Committee and to the extent reasonably known by the Special Committee) and each of AMI and AMF shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of AMI, AMF, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, AMI, AMF and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by AMI, AMF, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any

Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. AMI and AMF shall give prompt notice to the Special Committee of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect, and each of AMI, AMF and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the Merger. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company, AMI or AMF, as applicable, or limit in any manner the Company’s, AMI’s or AMF’s causes of action and remedies in Law and equity.

7.6 Certain Transactions Prior to or at Effective Time. Schedule 7.6 to the Mutual Group Disclosure Letter sets forth a complete list of the Subsidiaries of the Company that are licensed to conduct the business of insurance (the “Company Insurance Subsidiaries”). Prior to or at Closing, as and when requested by the Mutual Group, the Company (in each case with the consultation of the Special Committee) shall, and shall cause the applicable Company Insurance Subsidiaries to, take all corporate and other actions necessary or appropriate to effect the transactions set forth on Schedule 6.8 of the Mutual Group Disclosure Letter. Prior to (i) the Closing and (ii) the taking of any action to effect the transactions set forth in paragraph 2 on Schedule 6.8 of the Mutual Group Disclosure Letter, the Mutual Group shall cause the Company’s chief financial officer to prepare, execute and deliver a certificate to the Company’s Board of Directors confirming that the actions to be taken pursuant to this Section 7.6 as set forth in paragraph 2 on Schedule 6.8 are compliant with Section 10-2b-6.40 of the Code of Alabama.

7.7 Publicity. Except with respect to any Change of Recommendation made in accordance with this Agreement, the Special Committee and the Mutual Group each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including Nasdaq) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq or by the request of any Governmental Entity.

7.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

7.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Mutual Group shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its certificate of incorporation and by-laws in effect on the date hereof to indemnify such Person and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under and in accordance with the provisions of the Company’s certificate of incorporation and by-laws in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the Company’s by-laws shall be made by independent counsel selected by the Indemnified Party (such independent counsel to be reasonably acceptable to the Surviving Corporation).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party and then only to such extent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the smallest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter to the extent reasonable; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or the Company’s certificate of incorporation and by-laws in effect on the date hereof.

(c) Prior to the Effective Time, the Company shall cause, and if the Company is unable to, the Mutual Group shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Mutual Group shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Mutual Group shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six (6) year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend for any D&O Insurance required by this Section 7.9(c) an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 7.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

7.10 Other Actions by the Company.

(a) Takeover Statutes. If any state takeover statute or similar statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the board of directors of the Company may adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. The Company shall provide to counsel of the Mutual Group for its review a true and complete copy of such resolutions to be adopted by the board of directors of the Company prior to such adoption.

(c) Tax Certificate. Immediately prior to the Closing, the Company may provide the Mutual Group a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code).

7.11 The Mutual Group Vote.

(a) Without limiting the effect of any vote or consent of the Mutual Group with respect to any Merger Sub Stock prior to the date hereof, each of AMI and AMF agrees to vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub Stock beneficially owned by it or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

(b) Each of AMI and AMF shall vote or cause to be voted any Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in each case as of the date hereof, in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof. With respect to such Shares, each of AMI and AMF agrees that any action to adopt and approve this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that neither AMI, AMF, nor any of their respective Subsidiaries shall act by written consent in lieu of a meeting to approve and adopt this Agreement or the transactions contemplated hereby.

7.12 Continuation of the Special Committee. The Mutual Group and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (x) the Closing or (y) the termination of this Agreement, they shall not authorize their designees to the Company’s board of directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, the Mutual Group and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors) and, should all the members of the Special Committee cease to so serve, the Mutual Group or Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company who constitutes an “independent” director under the applicable Nasdaq rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

ARTICLE VIII

Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved and adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company.

(b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

8.2 Conditions to Obligations of the Mutual Group and Merger Sub. The obligations of the Mutual Group and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by the Mutual Group at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity of competent jurisdiction is seeking an Adverse Condition, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, an Adverse Condition.

(d) Consents and Approvals. The consents and approvals of Governmental Entities and other Persons as set forth on Schedule 8.2(d) of the Mutual Group Disclosure Letter and the Company Approvals and Mutual Group Approvals shall have been obtained or made, as the case may be, and shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would constitute an Adverse Condition.

(e) No Material Adverse Effect. No event or circumstance shall have occurred that has or is reasonably likely to have a Mutual Group Material Adverse Effect.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company (at the direction of the Special Committee) at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of AMI, AMF and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty relates to an earlier date, in which case as of such earlier date). The Company shall have received at the Closing a certificate signed on behalf of AMI, AMF and Merger Sub by an executive officer of each of AMI, AMF and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of the Mutual Group and Merger Sub. Each of AMI, AMF and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of AMI, AMF and Merger Sub by an executive officer of each of AMI, AMF and Merger Sub, respectively, to such effect.

(c) Consents and Approvals. The consents and approvals of Governmental Entities and other Persons as set forth on Schedule 8.2(d) of the Mutual Group Disclosure Letter and the Company Approvals and Mutual Group Approvals shall have been obtained or made, as the case may be.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company (at the direction of the Special Committee) and the Mutual Group.

9.2 Termination by Either the Mutual Group or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Mutual Group or the Company (at the direction of the Special Committee) if (a) the Merger shall not have been consummated by June 30, 2008 (the “Termination Date”), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 8.1(a), provided, however, that if the Mutual Group or the Company determines that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Merger by any Governmental Entity, the Termination Date may be extended to a date not beyond September 30, 2008 if either the Mutual Group or the Company notifies the other party in writing on or prior to June 30, 2008, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 8.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof, (c) the Special Committee shall have made a Superior Proposal Change of Recommendation, or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 8.1(a)); provided that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if there has been a breach of any representation, warranty, covenant or agreement made by the Mutual Group or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) is incapable of being satisfied; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4 Termination by the Mutual Group. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the boards of directors of AMI and AMF if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) is incapable of being satisfied; provided, however, that the Mutual Group shall not have the right to terminate this Agreement pursuant to Section 9.4(a) if the Mutual Group or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, the Mutual Group and Merger Sub contained in Article IV and Sections 7.8 (Expenses) and 7.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, the Mutual Group and Merger Sub contained in Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2 Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of Law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware (and if, and only if, such courts do not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state court (and if, and only if, such courts do not have jurisdiction, the Federal courts of the United States of America located in the State of Delaware). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity.

10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by nationally recognized overnight delivery service (delivery fee prepaid), or by facsimile:

If to AMI, AMF or Merger Sub:

Alfa Mutual Insurance Company
2108 East South Blvd.
Montgomery, Alabama 36116
Attention: H. Al Scott, Esq.
fax: 334-612-5120
phone: 334-613-4287

with a copy (which does not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:	Susan J. Wilson, Esq.
Paul J. Nozick, Esq.
fax: 404-881-4777
phone: 404-881-7000

If to the Company or the Special Committee:

Alfa Corporation
2108 East South Blvd.
Montgomery, Alabama 36116
Attention: H. Al Scott, Esq.
fax: 334-612-5120
phone: 334-613-4287

AND

John Russell Thomas c/o Aliant Bank
Aliant Corporate Center
200 Aliant Parkway
P.O. Box 1237
Alexander City, Alabama 35011
fax: 256-329-7594
phone: 256-329-7467

with a copy (which does not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Nancy Lieberman, Esq.
fax: 917-777-2050
phone: 212-735-2050

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Entire Agreement. This Agreement and the Mutual Group Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER AMI, AMF, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8 No Third-Party Beneficiaries. Except as provided in Section 7.9 (which is intended for the benefit of the Indemnified Parties), the Mutual Group and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Obligations of the Mutual Group and of the Company. Whenever this Agreement requires a Subsidiary of AMI or AMF to take any action, such requirement shall be deemed to include an undertaking on the part of AMI or AMF, respectively, to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ALFA CORPORATION

By:	/s/ C. LEE ELLIS
Name:	C. Lee Ellis
Title:	Executive Vice President—Operations

ALFA MUTUAL INSURANCE COMPANY

By:	/s/ JERRY A. NEWBY
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

ALFA MUTUAL FIRE INSURANCE COMPANY

By:	/s/ JERRY A. NEWBY
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

ALFA DELAWARE MERGER SUB, INC.

By:	/s/ JERRY A. NEWBY
Name:	Jerry A. Newby
Title:	President

[Agreement and Plan of Merger Signature Page]

ANNEX B

November 4, 2007

Special Committee of the Board of Directors

Alfa Corporation

2108 East South Boulevard

Montgomery, AL 36191

Dear Members of the Special Committee:

We understand that Alfa Corporation, a Delaware corporation (the “Company”), Alfa Mutual Insurance Company, an Alabama corporation (“AMI”), Alfa Mutual Fire Insurance Company, an Alabama corporation (“AMF” and, together with AMI, the “Mutual Group”), and Alfa Delaware Merger Sub, Inc., a Delaware corporation all the outstanding shares of which are owned by the Mutual Group (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”). We understand that as a result of the Merger, among other things, each share of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than any shares of Company Common Stock (i) owned by the Mutual Group, (ii) owned by Merger Sub, (iii) owned by the Company or any of its wholly-owned subsidiaries, (iv) subject to a Company Award (as defined in the Merger Agreement), or (v) owned by any holder who has perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law (collectively, the “Excluded Shares”), shall be automatically converted into the right to receive $22.00 in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Merger Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares and affiliates of the Mutual Group) of the Per Share Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the draft, dated November 4, 2007 of the Merger Agreement (the “Draft Merger Agreement”);

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to the business and prospects of the Company;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to the business of the Company and in other industries generally;

(vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of (and we have not independently verified) such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company.

In rendering our opinion, we have assumed that the Merger Agreement will be identical in all material respects to the Draft Merger Agreement reviewed by us and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions of the Merger Agreement by the Company. We have further assumed that obtaining the necessary regulatory approvals and contractual consents for the Merger will not have an adverse effect on the Company or the Merger. In addition, we have assumed that the representations and warranties contained in the Merger Agreement and all agreements related thereto are true and complete in all material respects. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger. In addition, we express no opinion about the fairness of the amount or nature of, or any other aspect of, the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be paid to public stockholders of the Company or otherwise.

Lazard Freres & Co. LLC (“Lazard”) is acting as investment banker to the Special Committee in connection with the Merger and will receive a fee for its services, a substantial portion of which is payable upon consummation of the Merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein (which has been approved by our opinion committee) are for the benefit of the Special Committee of the Company’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be paid to holders of Company Common Stock (other than holders of Excluded Shares and affiliates of the Mutual Group) in the Merger is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ ALBERT H. GARNER
Albert H. Garner
Managing Director

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Alfa Corporation

P. O. Box 11000

Montgomery, Alabama 36191-0001

SPECIAL MEETING OF STOCKHOLDERS OF

ALFA CORPORATION

[•]

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯   Please detach along perforated line and mail in the envelope provided.   ¯

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALFA CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1.

THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To approve the Agreement and Plan of Merger, dated as of November 4, 2007, among Alfa Corporation, Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company and Alfa Delaware Merger Sub, Inc., pursuant to which each outstanding share of common stock of Alfa Corporation (other than shares owned by Alfa Corporation, its wholly owned subsidiaries, Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company and Alfa Delaware Merger Sub, Inc.) will be converted into the right to receive $22.00.

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐ FOR ☐ AGAINST ☐ ABSTAIN	To change the address on your account, please check the box below and indicate your new address in the space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐ New Address:

This proxy when properly signed will be voted in the manner directed herein for all shares of Alfa Corp. common stock that the undersigned is entitled to vote and with all the powers and authority the undersigned would possess if personally present at the special meeting to be held on [•], and at any postponement or adjournment thereof. If no direction is made, this proxy will be voted AGAINST the approval of the merger agreement.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.